    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1997

                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                ---------------

                        MERCANTILE BANCORPORATION INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MISSOURI                    6712                    43-0951744
 (STATE OF INCORPORATION)  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
                           CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                 P.O. BOX 524
                            ST. LOUIS, MO 63166-0524
                                (314) 425-2525
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                             JON W. BILSTROM, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                        MERCANTILE BANCORPORATION INC.
                                 P.O. BOX 524
                           ST. LOUIS, MO 63166-0524
                                (314) 425-2525
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                    COPIES TO:
    JOHN Q. ARNOLD            EDWARD D. HERLIHY, ESQ.      THOMAS A. COLE, ESQ.
 CHIEF FINANCIAL OFFICER   WACHTELL, LIPTON, ROSEN & KATZ    SIDLEY & AUSTIN
MERCANTILE BANCORPORATION INC.  51 WEST 52ND STREET      ONE FIRST CHICAGO PLAZA
     P.O. BOX 524.               NEW YORK, NY 10019         CHICAGO, IL 60603
ST. LOUIS, MO 63166-0524          (212) 403-1000             (312) 853-7000
    (314) 425-2525

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        PROPOSED        PROPOSED
                                        AMOUNT          MAXIMUM          MAXIMUM
TITLE OF EACH CLASS OF SECURITIES        TO BE       OFFERING PRICE     AGGREGATE          AMOUNT OF
        TO BE REGISTERED             REGISTERED(2)    PER SHARE(3)  OFFERING PRICE(3) REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------
    Common Stock, $5.00 par
     value per share(1).....       17,213,114 shares     $56.26       $968,418,467         $293,460

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes one attached Preferred Share Purchase Right per share.
(2) Based upon the maximum number of shares that may be issued upon consummation of the merger described herein, and upon exercise of securities exercisable for shares of Common Stock.
(3) Pursuant to Rule 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $968,418,467, which equals (x) the average of the high and low sale prices of the common stock, without par value ("Bancshares Common Stock"), of Bancshares, of $53.26 as reported on the New York Stock Exchange on March 18, 1997, multiplied by (y) the total number of shares of Bancshares Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Bancshares Common Stock) to be cancelled in the merger (the "Merger") of Bancshares with and into a subsidiary of MBI. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of MBI common stock, $5.00 par value per share, that could be issued in the Merger.
(4) In accordance with Rule 457(b), the filing fee of $169,961 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934 and Rule 0-11 thereunder at the time of the filing of the Joint Proxy Statement/Prospectus contained in this Registration Statement as preliminary proxy materials of Mercantile Bancorporation Inc. ("MBI") and Mark Twain Bancshares, Inc. ("Bancshares") has been credited to offset the $293,460 registration fee that would otherwise be payable.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Mercantile                    Mercantile Tower
Bancorporation                St. Louis, MO 63166              [LOGO] MERCANTILE
Inc.                          314-425-8158

                                 MARCH 21, 1997

Dear Shareholders:

  On behalf of the Board of Directors and management, I cordially invite you to attend the 1997 Annual Meeting of Shareholders of Mercantile Bancorporation Inc. ("MBI") to be held at 10:00 a.m., Central Daylight Time, on Thursday, April 24, 1997, at Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri (the "MBI Annual Meeting"). A special card admitting you to the MBI Annual Meeting is attached to the proxy card. Please detach and present it at the door when you arrive.

  At the MBI Annual Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Reorganization, dated October 27, 1996, as amended (the "Merger Agreement"), providing for the merger (the "Merger") of Mark Twain Bancshares, Inc. ("Bancshares") with and into Ameribanc, Inc., a Missouri corporation and a wholly owned subsidiary of MBI. A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex A.

  We have enclosed the following items relating to the MBI Annual Meeting and the Merger:

    1. Joint Proxy Statement/Prospectus;

    2. Proxy card;

    3. A return envelope pre-addressed to Harris Trust and Savings Bank, the Transfer Agent, for the proxy card; and

    4. MBI Annual Report on Form 10-K for the fiscal year ended December 31,
  1996.

  The Joint Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to MBI and Bancshares and describe the terms and conditions of the proposed Merger. The Board of Directors requests that you review these materials before completing the enclosed proxy card.

  UBS Securities LLC, an investment banking firm, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the holders of MBI Common Stock. A copy of the opinion is attached as Annex D to the Joint Proxy Statement/Prospectus.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF MBI AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF MBI UNANIMOUSLY RECOMMENDS THAT MBI SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  At the MBI Annual Meeting, you will also be asked to consider and vote upon:

    1. The election of three directors in Class III for terms of three years expiring in 2000;

    2. The election of one director in Class II for a term of two years expiring in 1999;

    3. The amendment of the Restated Articles of Incorporation of MBI to increase the authorized Common Stock from 100,000,000 shares to 200,000,000 shares and change the par value of the Common Stock from $5.00 per share to $0.01 per share;

    4. The adoption of the MBI Amended and Restated Stock Incentive Plan;

    5. The adoption of the MBI Amended and Restated Executive Incentive Compensation Plan; and

    6. The transaction of such other business as may properly come before the MBI Annual Meeting or any adjournment thereof.

  THE BOARD OF DIRECTORS OF MBI RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED SLATE OF DIRECTORS, "FOR" THE AMENDMENT TO MBI'S RESTATED ARTICLES OF INCORPORATION, "FOR" THE ADOPTION OF THE MBI AMENDED AND RESTATED STOCK INCENTIVE PLAN AND "FOR" THE ADOPTION OF THE MBI AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN.

  It is important that your shares be represented at the MBI Annual Meeting, whether or not you plan to attend the MBI Annual Meeting in person. Please complete, sign and date the enclosed proxy card and return it to MBI in the enclosed pre-addressed envelope which requires no postage if mailed within the United States. If you later decide to attend the MBI Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the MBI Annual Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to Harris Trust and Savings Bank a written notice of revocation bearing a later date than the proxy, or any later dated proxy relating to the same shares, or by attending the MBI Annual Meeting and voting in person. Attendance at the MBI Annual Meeting will not in itself constitute the revocation of a proxy.

  If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, please provide proof of ownership to obtain an admission ticket (e.g., a letter from your broker, bank or other nominee indicating that you are the beneficial owner of MBI stock as of March 10, 1997, the record date). Please mail the request and proof of ownership to Mercantile Bancorporation Inc., Attn: Investor Relations, P.O. Box 524, St. Louis, Missouri 63166.

  The Board of Directors and management of MBI appreciate your continued support. If you need assistance in completing your proxy card or if you have any questions about the Joint Proxy Statement/Prospectus, please feel free to contact Jon W. Bilstrom at (314) 425-2525.

                                          Sincerely,

                                          /s/ Thomas H. Jacobsen

                                          Thomas H. Jacobsen
                                          Chairman of the Board,
                                           President and Chief
                                           Executive Officer

                        MERCANTILE BANCORPORATION INC.
                                 P.O. BOX 524
                        ST. LOUIS, MISSOURI 63166-0524

               NOTICE OF MBI 1997 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD
                                APRIL 24, 1997

To the Shareholders of Mercantile Bancorporation Inc.:

  Notice is hereby given that the 1997 Annual Meeting of Shareholders of Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), will be held at Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri, on Thursday, April 24, 1997, at 10:00 a.m., Central Daylight Time (the "MBI Annual Meeting"), for the following purposes:

    (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated October 27, 1996, as amended (the "Merger Agreement"), by and between MBI, Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of MBI ("Merger Sub"), and Mark Twain Bancshares, Inc., a Missouri corporation ("Bancshares"), pursuant to which, among other things, (i) Bancshares will be merged (the "Merger") with and into Merger Sub, with the result that the business and operations of Bancshares will be continued through such wholly owned subsidiary, and (ii) upon consummation of the Merger, each outstanding share of Bancshares common stock, par value $1.25 per share ("Bancshares Common Stock"), other than shares held by Bancshares, MBI or any of their respective wholly owned subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, all of which will be cancelled in the Merger, and other than shares held by shareholders of Bancshares who exercise their dissenters' rights under the Missouri General and Business Corporation Law, will be converted into the right to receive .952 of a share of MBI common stock, par value $5.00 per share ("MBI Common Stock"), with cash in lieu of fractional shares, as set forth in detail in the attached Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus.

    (2) To elect four directors in Class III for terms of three years expiring in 2000;

    (3) To elect one director in Class II for a term of two years expiring in 1999;

    (4) To consider and vote on a proposal to amend the Restated Articles of Incorporation of MBI (the "MBI Restated Articles") to increase the authorized MBI Common Stock from 100,000,000 shares to 200,000,000 shares and change the par value of MBI Common Stock from $5.00 per share to $0.01 per share;

    (5) To consider and vote on a proposal to adopt the MBI Amended and Restated Stock Incentive Plan;

    (6) To consider and vote on a proposal to adopt the MBI Amended and Restated Executive Incentive Compensation Plan; and

    (7) The transaction of such other business as may properly come before the MBI Annual Meeting or any adjournment thereof.

  The record date for determining the holders of MBI Common Stock entitled to receive notice of, and to vote at, the MBI Annual Meeting or any adjournment or postponement thereof has been fixed as of the close of business on March 10, 1997. Approval by the MBI shareholders of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of MBI Common Stock voted at the MBI Annual Meeting, provided that the total votes cast represents over 50% of the MBI Common Stock entitled to vote. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment to the MBI Restated Articles is required to take such action. Adoption of the MBI Amended and Restated Stock

Incentive Plan and the MBI Amended and Restated Executive Incentive Compensation Plan requires the affirmative votes of the holders of a majority of the shares of MBI Common Stock voted at the meeting, respectively. With respect to the election of directors, cumulative voting, as required by MBI's By-Laws, is applicable to the election of directors in Class III. Since only one director is being elected in Class II, there will be no cumulative voting in such election.

  Information regarding the Merger and related matters and each of the foregoing items is contained in the accompanying Joint Proxy
Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MBI ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE MBI ANNUAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

  THE BOARD OF DIRECTORS OF MBI HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF MBI AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF MBI RECOMMENDS THAT MBI SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS WELL AS "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED HEREIN AND "FOR" EACH OF THE FOREGOING ADDITIONAL ACTIONS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Jon W. Bilstrom
                                          Secretary

St. Louis, Missouri
March 21, 1997

                            [LOGO] MARK TWAIN BANKS

                                   Mark Twain Bancshares, Inc.
                                   8820 Ladue Road
                                   St. Louis, Missouri 63124
                                   Telephone: 314-727-1000



                                MARCH 21, 1997

Dear Shareholders:

  On behalf of the Board of Directors and management, I cordially invite you to attend a Special Meeting of Shareholders of Mark Twain Bancshares, Inc. ("Bancshares") to be held at 4:00 p.m., Central Daylight Time, on April 22, 1997, at the Auditorium of the Saint Louis Art Museum, Forest Park, St. Louis, Missouri (the "Bancshares Special Meeting").

  At this important meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Reorganization, dated October 27, 1996, as amended (the "Merger Agreement"), providing for the merger (the "Merger") of Bancshares with and into a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex A.

  I have enclosed the following items relating to the Bancshares Special Meeting and the Merger:

    1. Joint Proxy Statement/Prospectus;

    2. Proxy card;

    3. A pre-addressed return envelope to Harris Trust and Savings Bank for the proxy card; and

    4. 1996 Annual Report to Shareholders.

  The Joint Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to Bancshares and MBI and describe the terms and conditions of the proposed Merger. The Board of Directors urges you to carefully review these materials before completing the enclosed proxy card or attending the Bancshares Special Meeting.

  Morgan Stanley & Co. Incorporated, an investment banking firm, has issued its opinion to your Board of Directors that, subject to the assumptions made, matters considered and limitations on the review undertaken, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Bancshares Common Stock. A copy of the opinion is attached as Annex E to the Joint Proxy Statement/Prospectus.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF BANCSHARES AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF BANCSHARES UNANIMOUSLY RECOMMENDS THAT BANCSHARES SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  APPROVAL OF THE MERGER AGREEMENT IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the Bancshares Special Meeting, whether or not you plan to attend the Bancshares Special Meeting in person. Please complete, sign and date the enclosed proxy card and return it to Harris Trust and Savings Bank in the enclosed pre-addressed envelope which requires no postage if mailed within the United States. If you later decide to attend the Bancshares Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Bancshares Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to Harris Trust and Savings Bank a written notice of revocation bearing a later date than the proxy, or any later dated proxy relating to the same shares, or by attending the Bancshares Special Meeting and voting in person. Attendance at the Bancshares Special Meeting will not in itself constitute the revocation of a proxy.

  The Board of Directors and management of Bancshares appreciate your continued support. If you need assistance in completing your proxy card or if you have any questions about the Joint Proxy Statement/Prospectus, please feel free to contact Carl A. Wattenberg, Jr. at (314) 727-1000.

                                          Sincerely,

                                          /s/ John P. Dubinsky

                                          John P. Dubinsky
                                          President and Chief Executive
                                           Officer

                          MARK TWAIN BANCSHARES, INC.
                                8820 LADUE ROAD
                           ST. LOUIS, MISSOURI 63124

             NOTICE OF BANCSHARES SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD
                                APRIL 22, 1997

To the Shareholders of Mark Twain Bancshares, Inc.:

  Notice is hereby given that a Special Meeting of Shareholders of Mark Twain Bancshares, Inc., a Missouri corporation ("Bancshares"), will be held at the Auditorium of the Saint Louis Art Museum, Forest Park, St. Louis, Missouri, on April 22, 1997, at 4:00 p.m., Central Daylight Time (the "Bancshares Special Meeting"), for the following purposes:

    (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated October 27, 1996, as amended (the "Merger Agreement"), by and between Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of MBI ("Merger Sub"), and Bancshares, pursuant to which, among other things, (i) Bancshares will be merged (the "Merger") with and into Merger Sub, with the result that the business and operations of Bancshares will be continued through such wholly owned subsidiary, and (ii) upon consummation of the Merger, each outstanding share of Bancshares common stock, par value $1.25 per share ("Bancshares Common Stock"), other than shares held by Bancshares, MBI or any of their respective wholly owned subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, all of which will be cancelled in the Merger, and other than shares held by shareholders of Bancshares who exercise their dissenters' rights under the Missouri General and Business Corporation Law, will be converted into the right to receive .952 of a share of MBI common stock, par value $5.00 per share ("MBI Common Stock"), with cash in lieu of fractional shares, as set forth in detail in the attached Joint Proxy Statement/Prospectus.

    (2) To transact such other business as may properly come before the Bancshares Special Meeting or any adjournment or postponement thereof.

  A copy of the Merger Agreement is set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus.

  The record date for determining the holders of Bancshares Common Stock entitled to receive notice of, and to vote at, the Bancshares Special Meeting or any adjournment or postponement thereof has been fixed as of the close of business on March 10, 1997. Approval by the Bancshares shareholders of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancshares Common Stock entitled to vote at the Bancshares Special Meeting.

  Any holder of Bancshares Common Stock who (1) files with Bancshares prior to the Bancshares Special Meeting a written objection to the Merger, (2) does not vote in favor of the Merger, and (3) within 20 days after the Merger is effected, makes written demand on the surviving corporation in the Merger for payment of the fair value of the shares, shall be entitled to payment of the fair value of the shareholder's shares of Bancshares Common Stock, under the applicable provisions of Section 351.455 of the Missouri General and Business Corporation Law, as set forth in Annex C to the attached Joint Proxy Statement/Prospectus.

  Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

  WHETHER OR NOT YOU PLAN TO ATTEND THE BANCSHARES SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE BANCSHARES SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

  THE BOARD OF DIRECTORS OF BANCSHARES HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF BANCSHARES AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF BANCSHARES RECOMMENDS THAT BANCSHARES SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Carl A. Wattenberg, Jr.
                                          Corporate Secretary

St. Louis, Missouri
March 21, 1997

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                             JOINT PROXY STATEMENT

   MERCANTILE BANCORPORATION INC.             MARK TWAIN BANCSHARES, INC.
ANNUAL MEETING OF SHAREHOLDERS TO BE      SPECIAL MEETING OF SHAREHOLDERS TO
       HELD ON APRIL 24, 1997                  BE HELD ON APRIL 22, 1997

                               ---------------

                        MERCANTILE BANCORPORATION INC.

                                  PROSPECTUS

                               ---------------

  This Prospectus of Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), relates to up to 17,213,114 shares of common stock, par value $5.00 per share, and attached preferred share purchase rights (the "Rights"), of MBI (such common stock and Rights are collectively referred to herein as "MBI Common Stock") to be issued to the shareholders of Mark Twain Bancshares, Inc., a Missouri corporation ("Bancshares"), upon consummation of the proposed merger (the "Merger") of Bancshares with and into Ameribanc, Inc., a Missouri corporation and a wholly owned subsidiary of MBI ("Merger Sub"). The Merger will be consummated pursuant to the Agreement and Plan of Reorganization, dated October 27, 1996, as amended, by and between MBI, Merger Sub and Bancshares (the "Merger Agreement"), upon the terms and subject to the conditions thereof. This Prospectus also serves as the Joint Proxy Statement of MBI and Bancshares for use in connection with the solicitation of proxies by the Board of Directors of MBI (the "MBI Board") and the Board of Directors of Bancshares (the "Bancshares Board") to be used at the 1997 Annual Meeting of Shareholders of MBI (the "MBI Annual Meeting") and at the Special Meeting of Shareholders of Bancshares (the "Bancshares Special Meeting"), respectively, to approve and adopt the Merger Agreement. The Merger Agreement is attached as Annex A and is incorporated herein by reference.

  Upon consummation of the Merger, among other things, each outstanding share of Bancshares common stock, par value $1.25 per share ("Bancshares Common Stock"), other than shares held by Bancshares, MBI or any of their respective wholly owned subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted, all of which will be cancelled in the Merger, and other than shares held by shareholders of Bancshares who exercise their dissenters' rights under the Missouri General and Business Corporation Law (the "Missouri Law"), will be converted into the right to receive .952 of a share of MBI Common Stock, with cash in lieu of fractional shares. See "TERMS OF THE PROPOSED MERGER" and "DISSENTERS' RIGHTS OF SHAREHOLDERS OF BANCSHARES."
                                                       (continued on next page)

           THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY
       STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
         SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
           THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF MBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
     DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND
       ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE
        BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR
                        ANY OTHER GOVERNMENTAL AGENCY.

                               ---------------
     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MARCH 19, 1997.

(continued from previous page)

  MBI Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "MTL." On October 25, 1996, the last full trading day before public announcement of the Merger, the last sale price of MBI Common Stock was $52 as reported on the NYSE Composite Tape. On March 18, 1997, the last sale price of MBI Common Stock as reported on the NYSE Composite Tape was $56.50. Bancshares Common Stock is listed on the NYSE under the symbol "MTB." On October 25, 1996, the last sale price of Bancshares Common Stock was $42.375 as reported on the NYSE Composite Tape. On March 18, 1997, the last sale price for Bancshares Common Stock as reported on the NYSE Composite Tape was $53.250.

  This Joint Proxy Statement/Prospectus, the Letter to MBI shareholders, the Notice of MBI 1997 Annual Meeting of Shareholders, the form of proxy and the MBI Annual Report on Form 10-K for the fiscal year ended December 31, 1996 are first being mailed to the shareholders of MBI on or about March 21, 1997 and this Joint Proxy Statement/Prospectus, the Letter to Bancshares shareholders, the Notice of Bancshares Special Meeting of Shareholders, the form of proxy and the Bancshares 1996 Annual Report to Shareholders are first being mailed to the shareholders of Bancshares on or about March 21, 1997.

                             AVAILABLE INFORMATION

  Each of MBI and Bancshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning either MBI or Bancshares can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the web site is http://www.sec.gov. MBI Common Stock and Bancshares Common Stock are each listed on the NYSE, and such reports, proxy statements and other information concerning MBI or Bancshares, as the case may be, are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (together with any amendments thereto, the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to MBI and the securities offered hereby. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus provide a fair summary of the contents of any contract or other document referenced herein or therein but are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN OR IN SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

            MBI DOCUMENTS                         BANCSHARES DOCUMENTS


     JON W. BILSTROM, ESQ.                     CARL A. WATTENBERG, JR.
     GENERAL COUNSEL AND SECRETARY             SENIOR VICE PRESIDENT,
     MERCANTILE BANCORPORATION INC.             SECRETARY AND GENERAL COUNSEL
     P.O. BOX 524                              MARK TWAIN BANCSHARES, INC.
     ST. LOUIS, MISSOURI 63166-0524            8820 LADUE ROAD
     (314) 425-2525                            ST. LOUIS, MISSOURI 63124
                                               (314) 727-1000

  IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED WITH RESPECT TO MBI DOCUMENTS, NO LATER THAN APRIL 17, 1997, AND WITH RESPECT TO BANCSHARES DOCUMENTS, NO LATER THAN APRIL 15, 1997.

  The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference (Commission File No. 1-11792):

    (i) MBI's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 MBI Form 10-K").

    (ii) The description of MBI Common Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

    (iii) The description of the Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

  The following documents filed with the Commission by Bancshares under the Exchange Act are incorporated herein by reference (Commission File No. 0-04543):

    (i) Bancshares' Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Bancshares Form 10-K").

    (ii) Bancshares' Current Report on Form 8-K, dated January 15, 1997.

  All documents filed with the Commission by MBI or Bancshares pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the MBI Annual Meeting or Bancshares Special Meeting, as the case may be, shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI and Bancshares contained in this Joint Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR BANCSHARES. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH IT RELATES SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR BANCSHARES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

  THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF MBI FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS, REVENUE ENHANCEMENTS AND FUNDING ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON MBI'S FINANCIAL PERFORMANCE AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY. SEE "TERMS OF THE PROPOSED MERGER--BACKGROUND OF THE MERGER," "-- REASONS OF MBI FOR THE MERGER; MBI BOARD RECOMMENDATION," "--REASONS OF BANCSHARES FOR THE MERGER; BANCSHARES BOARD RECOMMENDATION," "--OPINION OF MBI'S FINANCIAL ADVISOR," "--OPINION OF BANCSHARES' FINANCIAL ADVISOR" AND "PRO FORMA FINANCIAL INFORMATION." THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF MBI AND BANCSHARES ARE GREATER THAN EXPECTED;
(5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS MORE THAN PLANNED;
(6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (7) THE IMPACT OF REGULATORY CHANGES IS OTHER THAN EXPECTED;
(8) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (9) CHANGES IN THE SECURITIES MARKETS. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF MBI AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                [ALTERNATE PAGE TO BANCSHARES SHAREHOLDERS ONLY]

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  ii
SUMMARY INFORMATION........................................................   1
  Business of MBI..........................................................   1
  Business of Merger Sub...................................................   2
  Business of Bancshares...................................................   2
  MBI Annual Meeting.......................................................   2
  Bancshares Special Meeting...............................................   3
  The Proposed Merger......................................................   3
  Stock Option Agreement...................................................   4
  Support Agreements.......................................................   4
  Recommendations of Boards of Directors...................................   5
  Opinion of MBI's Financial Advisor.......................................   5
  Opinion of Bancshares' Financial Advisor.................................   5
  Interests of Certain Persons in the Merger...............................   5
  Fractional Shares........................................................   6
  Regulatory Approval......................................................   6
  Waiver and Amendment.....................................................   7
  Accounting Treatment.....................................................   7
  Bancshares Stock Options.................................................   7
  Federal Income Tax Consequences in General...............................   7
  Dissenters' Rights.......................................................   8
  Certain Differences in the Rights of Shareholders........................   8
  Markets and Market Prices................................................   8
  Comparative Unaudited Per Share Data.....................................   9
  Summary Financial Data...................................................  11
MBI ANNUAL MEETING.........................................................  14
  General..................................................................  14
  Date, Time and Place.....................................................  14
  MBI Record Date; Vote Required...........................................  14
  Voting and Revocation of Proxies.........................................  15
  Solicitation of Proxies..................................................  16
BANCSHARES SPECIAL MEETING.................................................  17
  General..................................................................  17
  Date, Time and Place.....................................................  17
  Bancshares Record Date; Vote Required....................................  17
  Voting and Revocation of Proxies.........................................  17
  Solicitation of Proxies..................................................  18
TERMS OF THE PROPOSED MERGER...............................................  19
  General Description of the Merger........................................  19
  Stock Option Agreement...................................................  20
  Support Agreements.......................................................  21
  Background of the Merger.................................................  22
  Reasons of MBI for the Merger; MBI Board Recommendation..................  24
  Reasons of Bancshares for the Merger; Bancshares Board Recommendation....  25

                [ALTERNATE PAGE TO BANCSHARES SHAREHOLDERS ONLY]


                                                                          PAGE
                                                                          ----
  Opinion of MBI's Financial Advisor.....................................  26
  Opinion of Bancshares' Financial Advisor...............................  30
  Interests of Certain Persons in the Merger.............................  34
  Conditions of the Merger...............................................  38
  Termination of the Merger Agreement....................................  39
  Closing and Effective Time.............................................  39
  Surrender of Bancshares Stock Certificates and Receipt of MBI Common
   Stock.................................................................  39
  Fractional Shares......................................................  41
  Regulatory Approval....................................................  41
  Business Pending the Merger............................................  42
  Waiver and Amendment...................................................  44
  Accounting Treatment...................................................  44
  Management and Operations After the Merger.............................  45
  Employee Benefits......................................................  46
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................  47
DISSENTERS' RIGHTS OF SHAREHOLDERS OF BANCSHARES.........................  49
PRO FORMA FINANCIAL INFORMATION..........................................  51
  Comparative Unaudited Per Share Data...................................  51
  Pro Forma Combined Consolidated Financial Statements (Unaudited).......  52
DESCRIPTION OF BANCSHARES................................................  60
INFORMATION REGARDING MBI STOCK..........................................  61
  Description of MBI Common Stock and Attached Preferred Share Purchase
   Rights................................................................  61
  Restrictions on Resale of MBI Capital Stock by Affiliates; Affiliate
   Agreements............................................................  62
  Comparison of the Rights of Shareholders of MBI and Bancshares.........  63
SUPERVISION AND REGULATION...............................................  66
  General................................................................  66
  Certain Transactions with Affiliates...................................  66
  Payment of Dividends...................................................  66
  Capital Adequacy.......................................................  67
  Support of Subsidiary Banks............................................  68
  Liability of Commonly Controlled Institutions..........................  68
  FDIC Insurance.........................................................  69
  Interstate Banking and Other Recent Legislation........................  70
LEGAL MATTERS............................................................  71
EXPERTS..................................................................  71
OTHER MATTERS............................................................  71
SHAREHOLDER PROPOSALS....................................................  71
ANNEXES
Annex A-Agreement and Plan of Reorganization............................. A-1
Annex B-Stock Option Agreement........................................... B-1
Annex C-Dissenters' Rights Provisions under the Missouri General and
 Business Corporation Law................................................ C-1
Annex D-Opinion of UBS Securities LLC, dated March 19, 1997.............. D-1
Annex E-Opinion of Morgan Stanley & Co. Incorporated, dated March 19,
 1997.................................................................... E-1

                   [ALTERNATE PAGE TO MBI SHAREHOLDERS ONLY]

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
AVAILABLE INFORMATION....................................................     i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................    ii
SUMMARY INFORMATION......................................................     1
  Business of MBI........................................................     1
  Business of Merger Sub.................................................     2
  Business of Bancshares.................................................     2
  MBI Annual Meeting.....................................................     2
  Bancshares Special Meeting.............................................     3
  The Proposed Merger....................................................     3
  Stock Option Agreement.................................................     4
  Support Agreements.....................................................     4
  Recommendations of Boards of Directors.................................     5
  Opinion of MBI's Financial Advisor.....................................     5
  Opinion of Bancshares' Financial Advisor...............................     5
  Interests of Certain Persons in the Merger.............................     5
  Fractional Shares......................................................     6
  Regulatory Approval....................................................     6
  Waiver and Amendment...................................................     7
  Accounting Treatment...................................................     7
  Bancshares Stock Options...............................................     7
  Federal Income Tax Consequences in General.............................     7
  Dissenters' Rights.....................................................     8
  Certain Differences in the Rights of Shareholders......................     8
  Markets and Market Prices..............................................     8
  Comparative Unaudited Per Share Data...................................     9
  Summary Financial Data.................................................    11
MBI ANNUAL MEETING.......................................................    14
  General................................................................    14
  Date, Time and Place...................................................    14
  MBI Record Date; Vote Required.........................................    14
  Voting and Revocation of Proxies.......................................    15
  Solicitation of Proxies................................................    16
  Voting Securities and Principal Holders Thereof........................  16-1
  Board of Directors and Committees......................................  16-2
  Directors' Fees........................................................  16-2
  Beneficial Ownership of Stock by Management............................  16-4
  Compensation and Management Development Committee Report to
   Shareholders Regarding Executive Compensation.........................  16-6
  Compensation of Executive Officers.....................................  16-9
  Long-Term Incentive Plans--Awards in Last Fiscal Year.................. 16-10
  Employment Arrangements................................................ 16-10
  Retirement Plans....................................................... 16-11
  Comparison of Five-Year Cumulative Total Return Among MBI, S&P 500 and
   KBW 50 Indices........................................................ 16-12
  Interest of Management and Others in Certain Transactions.............. 16-12
  Section 16(a) Beneficial Ownership Reporting Compliance................ 16-13

                   [ALTERNATE PAGE TO MBI SHAREHOLDERS ONLY]

                                                                          PAGE
                                                                          -----
  Independent Auditors................................................... 16-13
BANCSHARES SPECIAL MEETING...............................................    17
  General................................................................    17
  Date, Time and Place...................................................    17
  Bancshares Record Date; Vote Required..................................    17
  Voting and Revocation of Proxies.......................................    17
  Solicitation of Proxies................................................    18
TERMS OF THE PROPOSED MERGER.............................................    19
  General Description of the Merger......................................    19
  Stock Option Agreement.................................................    20
  Support Agreements.....................................................    21
  Background of the Merger...............................................    22
  Reasons of MBI for the Merger; MBI Board Recommendation................    24
  Reasons of Bancshares for the Merger; Bancshares Board Recommendation..    25
  Opinion of MBI's Financial Advisor.....................................    26
  Opinion of Bancshares' Financial Advisor...............................    30
  Interests of Certain Persons in the Merger.............................    34
  Conditions of the Merger...............................................    38
  Termination of the Merger Agreement....................................    39
  Closing and Effective Time.............................................    39
  Surrender of Bancshares Stock Certificates and Receipt of MBI Common
   Stock.................................................................    39
  Fractional Shares......................................................    41
  Regulatory Approval....................................................    41
  Business Pending the Merger............................................    42
  Waiver and Amendment...................................................    44
  Accounting Treatment...................................................    44
  Management and Operations After the Merger.............................    45
  Employee Benefits......................................................    46
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................    47
DISSENTERS' RIGHTS OF SHAREHOLDERS OF BANCSHARES.........................    49
PRO FORMA FINANCIAL INFORMATION..........................................    51
  Comparative Unaudited Per Share Data...................................    51
  Pro Forma Combined Consolidated Financial Statements (Unaudited).......    52
DESCRIPTION OF BANCSHARES................................................    60
INFORMATION REGARDING MBI STOCK..........................................    61
  Description of MBI Common Stock and Attached Preferred Share Purchase
   Rights................................................................    61
  Restrictions on Resale of MBI Capital Stock by Affiliates; Affiliate
   Agreements............................................................    62
  Comparison of the Rights of Shareholders of MBI and Bancshares.........    63
SUPERVISION AND REGULATION...............................................    66
  General................................................................    66
  Certain Transactions with Affiliates...................................    66
  Payment of Dividends...................................................    66
  Capital Adequacy.......................................................    67
  Support of Subsidiary Banks............................................    68
  Liability of Commonly Controlled Institutions..........................    68
  FDIC Insurance.........................................................    69
  Interstate Banking and Other Recent Legislation........................    70

                   [ALTERNATE PAGE TO MBI SHAREHOLDERS ONLY]

                                                                           PAGE
                                                                           ----
LEGAL MATTERS.............................................................  71
EXPERTS...................................................................  71
OTHER MATTERS.............................................................  71
SHAREHOLDER PROPOSALS.....................................................  71
ELECTION OF MBI DIRECTORS; AMENDMENT TO MBI RESTATED ARTICLES OF INCORPO-
RATION; AND ADOPTION OF THE MBI AMENDED AND RESTATED STOCK INCENTIVE PLAN
AND THE MBI AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN....  72
  Election of Directors...................................................  72
  Proposal to Amend the Articles of Incorporation to Increase the
   Authorized Number of Shares of MBI Common Stock and Change the Par
   Value of MBI Common Stock..............................................  73
  Proposal to Adopt the MBI Amended and Restated Stock Incentive Plan.....  74
  Proposal to Adopt the MBI Amended and Restated Executive Incentive
   Compensation Plan......................................................  77

ANNEXES
Annex A-  Agreement and Plan of Reorganization...................................................... A-1
Annex B-  Stock Option Agreement.................................................................... B-1
Annex C-  Dissenters' Rights Provisions under the Missouri General and Business Corporation Law..... C-1
Annex D-  Opinion of UBS Securities LLC, dated March 19, 1997....................................... D-1
Annex E-  Opinion of Morgan Stanley & Co. Incorporated, dated March 19, 1997........................ E-1
Annex F-  Resolution to Amend Restated Articles of Incorporation of Mercantile Bancorporation Inc... F-1
Annex G-  Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan.................. G-1
Annex H-  Mercantile Bancorporation Inc. Amended and Restated Executive Incentive Compensation
           Plan..................................................................................... H-1

                              SUMMARY INFORMATION

  THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE MERGER AND RELATED INFORMATION DISCUSSED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING ANNEXES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE TERMS "MBI" AND "BANCSHARES" REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES ON A CONSOLIDATED BASIS. SHAREHOLDERS OF MBI AND BANCSHARES ARE URGED TO READ AND CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONCERNING MBI INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY MBI AND ALL INFORMATION CONCERNING BANCSHARES INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY BANCSHARES.

BUSINESS OF MBI

  MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). As of December 31, 1996, MBI owned, directly or indirectly, all of the capital stock of Mercantile Bank National Association (formerly known as Mercantile Bank of St. Louis National Association), 28 other commercial banks and one federally chartered thrift which operate from over 400 locations throughout Missouri, Illinois, Iowa, Arkansas and eastern Kansas. MBI's services concentrate in three major lines of business--consumer, corporate, and trust and investment advisory services. MBI also operates non-banking subsidiaries that provide related financial services, including investment management, brokerage services and asset-based lending. As of December 31, 1996, MBI reported, on a consolidated basis, total assets of $19.0 billion, total deposits of $14.8 billion, total loans and leases of $12.8 billion and shareholders' equity of $1.6 billion.

  On August 23, 1996, MBI entered into an agreement to acquire Regional Bancshares, Inc., an Illinois corporation and registered bank holding company under the BHCA ("Regional"). This acquisition, which was consummated on March 5, 1997, will be accounted for under the purchase method of accounting. As of December 31, 1996, Regional reported total assets of $181 million, total deposits of $147 million, total loans and leases of $102 million and shareholders' equity of $25 million.

  On December 22, 1996, MBI entered into an agreement to acquire Roosevelt Financial Group, Inc., a Delaware corporation, a registered bank holding company under the BHCA and a registered unitary savings and loan holding company under the Home Owner's Loan Act of 1933 ("Roosevelt"). This acquisition will be accounted for under the purchase method of accounting and is expected to be consummated in the third quarter of 1997. As of December 31, 1996, Roosevelt reported total assets of $7.8 billion, total deposits of $5.3 billion, total loans and leases of $4.3 billion and stockholders' equity of $497 million.

  MBI's principal executive offices are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

  For additional information, see "--Summary Financial Data," "TERMS OF THE PROPOSED MERGER," "INFORMATION REGARDING MBI STOCK," "SUPERVISION AND REGULATION," "PRO FORMA FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

BUSINESS OF MERGER SUB

  Merger Sub, a Missouri corporation which was organized in 1991, is a wholly owned subsidiary of MBI and a registered bank holding company under the BHCA. At December 31, 1996, Merger Sub owned all of the capital stock of Mercantile Bank National Association, 28 other commercial banks and one federally chartered thrift which operate from over 400 locations throughout Missouri, Illinois, Arkansas, Iowa and eastern Kansas. Merger Sub will be the surviving corporation after the Merger.

  The principal executive offices of Merger Sub are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

BUSINESS OF BANCSHARES

  Bancshares, a Missouri corporation, was incorporated in 1967 and is the sixth largest bank holding company in the state of Missouri. Bancshares operates 24 separate banking locations in the metropolitan St. Louis area (including four in Illinois) through two banking subsidiaries, Mark Twain Bank and Mark Twain Illinois Bank. Bancshares also operates 15 separate locations in the metropolitan Kansas City bi-state area through another banking subsidiary, Mark Twain Kansas City Bank, and 3 separate locations in the metropolitan Springfield, Missouri area through another banking subsidiary, First City National Bank. Bancshares subsidiaries also provide a variety of fixed income investment products, complete brokerage services and a complete line of personal trust, employee benefit plan, investment advisory and management, and corporate trust services. As of December 31, 1996, Bancshares reported, on a consolidated basis, total assets of $3.1 billion, total deposits of $2.6 billion, total loans of $2.2 billion and shareholders' equity of $312 million.

  Bancshares' principal executive offices are located at 8820 Ladue Road, St. Louis, Missouri 63124 and its telephone number is (314) 727-1000.

  For additional information, see "TERMS OF THE PROPOSED MERGER," "DESCRIPTION OF BANCSHARES," "SUPERVISION AND REGULATION," "PRO FORMA FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

MBI ANNUAL MEETING

  The MBI Annual Meeting will be held at Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri, on Thursday, April 24, 1997, at 10:00 a.m., Central Daylight Time, at which MBI Annual Meeting the shareholders of MBI will consider and vote on proposals to
(i) approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) elect three directors in Class III for terms of three years expiring in 2000, (iii) elect one director in Class II for a term of two years expiring in 1999, (iv) amend the Restated Articles of Incorporation of MBI, as amended (the "MBI Restated Articles") to increase the authorized MBI Common Stock from 100,000,000 shares to 200,000,000 shares and change the par value of MBI Common Stock from $5.00 per share to $0.01 per share, (v) adopt the MBI Amended and Restated Stock Incentive Plan, (vi) adopt the MBI Amended and Restated Executive Incentive Compensation Plan, and (vii) transact such other business as may properly come before the MBI Annual Meeting or any adjournment thereof. Approval by the MBI shareholders of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of MBI Common Stock voted at the meeting, provided that the total votes cast represents over 50% of the MBI Common Stock entitled to vote ("MBI Shareholder Approval"). The affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment to the MBI Restated Articles is required to take such action. Adoption of the MBI Amended and Restated Stock Incentive Plan and the MBI Amended and Restated Executive Incentive Compensation Plan require the affirmative votes of the holders of a majority of the shares of MBI Common Stock voted at the meeting, respectively. With respect to the election of directors, cumulative voting, as required by MBI's By-Laws, is applicable to the election of directors in Class III. Since only one director is being elected in Class II, there will be no cumulative voting in such election. Only holders of record of MBI Common Stock at the close of business on March 10, 1997 (the "MBI Record Date") will be entitled to notice of, and to vote at, the MBI Annual Meeting. At such date, there were 60,209,008 shares of MBI Common Stock outstanding held by approximately 17,290 holders of record. See "MBI ANNUAL MEETING."

  As of the MBI Record Date, directors and executive officers of MBI and certain of their affiliates owned beneficially an aggregate of 5,922,212 shares of MBI Common Stock, or approximately 9.8% of the shares entitled to vote at the MBI Annual Meeting.

  Any shareholder of MBI giving a proxy may revoke it at any time prior to the vote at the MBI Annual Meeting. Shareholders of MBI wishing to revoke a proxy prior to the vote may do so by delivering to MBI's stock transfer agent, Harris Trust and Savings Bank, at P.O. Box 1878, Chicago, Illinois 60690-9312 by mail, or 311 West Monroe Street, 11th Floor, Chicago, Illinois 60690-3504 by courier or hand delivery, written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the MBI Annual Meeting and voting in person. Attendance at the MBI Annual Meeting will not in itself constitute the revocation of a proxy.

BANCSHARES SPECIAL MEETING

  The Bancshares Special Meeting will be held at the Auditorium of the Saint Louis Art Museum, Forest Park, St. Louis, Missouri, on April 22, 1997, at 4:00 p.m., Central Daylight Time, at which Bancshares Special Meeting the shareholders of Bancshares will consider and vote on a proposal to approve and adopt the Merger Agreement and will transact such other business as may properly come before the Bancshares Special Meeting or any adjournment or postponement thereof. Approval by the Bancshares shareholders of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancshares Common Stock entitled to vote at the meeting ("Bancshares Shareholder Approval"). Only holders of record of Bancshares Common Stock at the close of business on March 10, 1997 (the "Bancshares Record Date") will be entitled to notice of, and to vote at, the Bancshares Special Meeting. At such date, there were 16,850,789 shares of Bancshares Common Stock outstanding held by approximately 2,500 holders of record. See "BANCSHARES SPECIAL MEETING."

  As of the Bancshares Record Date, directors and executive officers of Bancshares and certain of their affiliates owned beneficially an aggregate of 3,454,639 shares of Bancshares Common Stock, or approximately 20.5% of the shares entitled to vote at the Bancshares Special Meeting. Seven directors of Bancshares, who as of the Bancshares Record Date beneficially owned in the aggregate approximately 16.4% of the outstanding shares of Bancshares Common Stock, have each agreed pursuant to a support agreement, dated October 27, 1996 (each, a "Support Agreement"), to vote all shares of Bancshares Common Stock beneficially owned by such person, or over which such person has voting power or control, to approve the Merger Agreement. All other Bancshares directors have indicated their intention to vote their shares of Bancshares Common Stock for the approval of the Merger Agreement. See "BANCSHARES SPECIAL MEETING" and "TERMS OF THE PROPOSED MERGER--Support Agreements."

  Any shareholder of Bancshares giving a proxy may revoke it at any time prior to the vote at the Bancshares Special Meeting. Shareholders of Bancshares wishing to revoke a proxy prior to the vote may do so by delivering to Harris Trust and Savings Bank at P.O. Box A3504, Chicago, Illinois 60690-3504 by mail, or 311 West Monroe Street, 11th Floor, Chicago, Illinois 60690-3504 by courier or hand delivery, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the Bancshares Special Meeting and voting in person. Attendance at the Bancshares Special Meeting will not in itself constitute the revocation of a proxy.

THE PROPOSED MERGER

  Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement described below, Bancshares will merge with and into Merger Sub. Upon consummation of the Merger, Bancshares' corporate existence will terminate, with Merger Sub continuing as the surviving corporation, and each outstanding share of Bancshares Common Stock, other than shares held by Bancshares, MBI or any of their respective wholly owned subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted, all of which will be cancelled in the Merger, and other than shares held by shareholders of Bancshares who exercise their dissenters' rights under the Missouri Law, will be converted into the right to receive .952 (the "Exchange Ratio") of a share of MBI Common Stock, with cash in lieu of fractional shares (together, the "Merger Consideration"). See "TERMS OF THE PROPOSED MERGER" and "DISSENTERS' RIGHTS OF SHAREHOLDERS OF BANCSHARES."

  Consummation of the Merger is subject to certain terms and conditions, including, among other things, Bancshares Shareholder Approval, MBI Shareholder Approval and receipt of all requisite regulatory approvals. See "TERMS OF THE PROPOSED MERGER--Conditions of the Merger" and "--Regulatory Approval." The Merger will be consummated and become effective on the date and at the time (the "Effective Time") on which appropriate documents in respect of the Merger are filed with the Missouri Secretary of State.

  Unless the parties otherwise agree, the closing (the "Closing") of the Merger shall take place at 10:00 A.M., local time, on the date (the "Closing Date") on which the Effective Time of the Merger occurs, which shall be such date as MBI shall notify Bancshares in writing but (i) not earlier than the receipt of MBI Shareholder Approval, Bancshares Shareholder Approval and all requisite regulatory approvals (the "Approval Date"), and (ii) not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. See "TERMS OF THE PROPOSED MERGER--Closing and Effective Time."

  The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or by either party upon the occurrence of certain events or if the Merger is not consummated by October 27, 1997. See "TERMS OF THE PROPOSED MERGER--Termination of the Merger Agreement."

STOCK OPTION AGREEMENT

  In connection with the execution of the Merger Agreement, MBI and Bancshares entered into the Stock Option Agreement, dated October 27, 1996 (the "Stock Option Agreement"), pursuant to which Bancshares has issued MBI an option (the "Option") to purchase up to 3,261,522 shares of Bancshares Common Stock (or approximately 19.4% of the outstanding shares of Bancshares Common Stock as of the Bancshares Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $42.375 per share. The Option is exercisable only upon the occurrence of certain events and provides MBI the right, under certain circumstances, to require Bancshares to purchase for cash the unexercised portion of the Option and all shares of Bancshares Common Stock purchased by MBI pursuant thereto. The Option, which MBI required that Bancshares grant as a condition to MBI's entering into the Merger Agreement, might increase the likelihood of consummation of the Merger by discouraging competing offers for Bancshares. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Bancshares from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Bancshares which had a higher current market price than the shares of MBI Common Stock to be received for each share of Bancshares Common Stock pursuant to the Merger Agreement.

  The Stock Option Agreement is attached hereto as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. See "TERMS OF THE PROPOSED MERGER--Stock Option Agreement."

SUPPORT AGREEMENTS

  Concurrently with the execution of the Merger Agreement, seven directors of Bancshares, who as of the Bancshares Record Date beneficially owned in the aggregate approximately 16.4% of the outstanding shares of Bancshares Common Stock (each, a "Supporting Stockholder" and together, the "Supporting Stockholders"), executed separate Support Agreements with MBI pursuant to which each Supporting Stockholder agreed, among other things, to vote all shares of Bancshares Common Stock beneficially owned by the Supporting Stockholder to approve the Merger Agreement and against any Alternative Transaction (as defined below). Each Supporting Stockholder also thereby agreed, among other things, to not (i) sell, agree to sell, or otherwise transfer or dispose of any shares of Bancshares Common Stock owned by the Supporting Stockholder, other than pursuant to the Merger, to an affiliate who agrees to comply with such Support Agreement, or with MBI's prior written consent, or (ii) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any person relating to any sale of Bancshares, or any of its business, material assets, or capital stock, or any business combination or similar transaction involving Bancshares (each such transaction, an "Alternative Transaction"). Each Support Agreement terminates upon termination of the Merger Agreement in accordance with its terms. See "TERMS OF THE PROPOSED MERGER--Support Agreements."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

  EACH OF THE MBI BOARD AND THE BANCSHARES BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. EACH OF THE MBI BOARD AND THE BANCSHARES BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF MBI AND BANCSHARES, RESPECTIVELY, AND THEIR RESPECTIVE SHAREHOLDERS AND RECOMMENDS THAT SUCH SHAREHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON BY SUCH SHAREHOLDERS IN CONNECTION WITH THE MERGER. For a discussion of the factors considered by the MBI Board and the Bancshares Board in reaching their respective conclusions, see "TERMS OF THE PROPOSED MERGER--Background of the Merger," "--Reasons of MBI for the Merger; MBI Board Recommendation" and "--Reasons of Bancshares for the Merger; Bancshares Board Recommendation."

OPINION OF MBI'S FINANCIAL ADVISOR

  UBS Securities, LLC ("UBS Securities"), MBI's financial advisor, has delivered its written opinions to the MBI Board stating that, as of October 27, 1996 and the date of this Joint Proxy Statement/Prospectus and based on the matters set forth in such opinions, the Exchange Ratio is fair, from a financial point of view, to the holders of MBI Common Stock. The full text of the written opinion of UBS Securities dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, the procedures followed, the matters considered and the limits on the review undertaken by UBS Securities, is attached as Annex D to this Joint Proxy Statement/Prospectus and holders of MBI Common Stock are urged to read carefully the opinion in its entirety. See "TERMS OF THE PROPOSED MERGER--Opinion of MBI's Financial Advisor."

OPINION OF BANCSHARES' FINANCIAL ADVISOR

  Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Bancshares' financial advisor, delivered its oral opinion to the Bancshares Board on October 25, 1996, which was confirmed in written opinions dated October 27, 1996 and the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the respective dates of the opinions and based upon the procedures and subject to the assumptions made, matters considered and limitations described therein, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Bancshares Common Stock. The full text of the written opinion of Morgan Stanley dated the date of this Joint Proxy Statement/Prospectus is attached as Annex E to this Joint Proxy Statement/Prospectus and holders of Bancshares Common Stock are urged to read carefully the opinion in its entirety. See "TERMS OF THE PROPOSED MERGER-- Opinion of Bancshares' Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Bancshares Board with respect to the Merger, shareholders of Bancshares should be aware that certain members of Bancshares' management have interests in the Merger that are in addition to their interests as shareholders of Bancshares generally. The Bancshares Board was aware of such interests and considered them, among other matters, in approving the Merger.

  In connection with the proposed Merger, MBI has agreed to nominate Alvin J. Siteman, Chairman of Bancshares, for election to the MBI Board for a three-year term expiring in 2000. Mr. Siteman will be nominated to the MBI Board for election as a Class III director promptly following the Effective Time. In addition, MBI has executed employment agreements with Mr. Siteman, John P. Dubinsky, President and Chief Executive Officer of Bancshares, and Peter F. Benoist, Executive Vice President of Bancshares, which will replace existing agreements each of such employees has with Bancshares. Under these employment agreements, which take effect at the Effective Time of the Merger, Messrs. Siteman, Dubinsky and Benoist would serve as Chairman, President and Chief Executive Officer, and Executive Vice President, respectively, of MBI's St. Louis banking affiliate. See "TERMS OF THE PROPOSED MERGER--Interests of Certain Persons in the Merger--Employment Agreements."

  In addition to the foregoing, (i) all options to purchase shares of Bancshares Common Stock issued pursuant to Bancshares' stock option plans, whether or not then exercisable, will accelerate at the time Bancshares' shareholders approve the Merger in accordance with the terms of the stock option plans and agreements under which they were granted and will be converted into and become rights with respect to shares of MBI Common Stock at the Effective Time; as of January 15, 1997, 49 present or current employees and directors of Bancshares had, in the aggregate, 634,102 unvested Bancshares stock options at an average exercise price of $39.04; (ii) 37 Bancshares employees will be entitled to severance benefits in the maximum amount, in the aggregate, of approximately $11,600,000 pursuant to standard form employment agreements executed with Bancshares if (A) their employment is terminated without cause by the employer (which is defined to include any successor to Bancshares), or (B) they terminate their employment for cause in response to certain actions by the employer affecting the employee's position, compensation or geographic location; and (iii) the Merger Agreement provides that officers and directors of Bancshares will be indemnified and held harmless by MBI to the same extent such persons were indemnified and held harmless by Bancshares as of the date of the Merger Agreement for all acts or omissions occurring at or prior to the Effective Time, and MBI will provide a director and officer insurance and indemnification policy covering officers and directors of Bancshares for periods prior to the Effective Time. See "TERMS OF THE PROPOSED MERGER--Interests of Certain Persons in the Merger--Stock Options," "-- Severance," "--Indemnification and Insurance," and "TERMS OF THE PROPOSED MERGER--Employee Benefits."

FRACTIONAL SHARES

  No fractional shares of MBI Common Stock will be issued to Bancshares shareholders in connection with the Merger. Upon consummation of the Merger, each former holder of Bancshares Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall be entitled to receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the last business day preceding the Effective Time. Cash received by Bancshares shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

  The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA. In addition, the Merger is subject to the approval of or filings with the state banking regulators of the states of Illinois and Missouri (collectively, the "State Bank Regulators"). The Merger may not be consummated until expiration of applicable waiting periods.

  The Federal Reserve Board has approved the Merger, by letter dated January 22, 1997. Applications for the approval of the State Bank Regulators have been filed, and the requisite approvals obtained. There can be no assurance that any necessary regulatory approvals or actions will be received or taken or as to the timing of such approvals or actions.

  See "TERMS OF THE PROPOSED MERGER--Conditions of the Merger" and "-- Regulatory Approval."

WAIVER AND AMENDMENT

  Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by action taken by or on behalf of the MBI Board and the Bancshares Board at any time before or after Bancshares Shareholder Approval, including an amendment to change one or more of the termination provisions set forth therein, by an instrument in writing signed on behalf of each party; provided that after Bancshares Shareholder Approval no such modification may alter or change the amount or kind of consideration to be received by holders of Bancshares Common Stock in the Merger.

ACCOUNTING TREATMENT

  It is intended that the Merger will be accounted for under the pooling-of-interests method of accounting. See "TERMS OF THE PROPOSED MERGER--Accounting Treatment" and "--Conditions of the Merger."

BANCSHARES STOCK OPTIONS

  At the Effective Time, all rights with respect to Bancshares Common Stock pursuant to options (each a "Bancshares Stock Option") to acquire Bancshares Common Stock issued under Bancshares' stock option plans ("Bancshares Stock Plans") that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to MBI Common Stock, and MBI will assume each Bancshares Stock Option in accordance with the terms of the Bancshares Stock Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Bancshares Stock Option assumed by MBI will be exercisable solely for shares of MBI Common Stock, (ii) the number of shares of MBI Common Stock subject to each Bancshares Stock Option will be equal to the number of shares of Bancshares Common Stock subject to such Bancshares Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iii) the per share exercise price under each Bancshares Stock Option will be adjusted by dividing the per share exercise price under such Bancshares Stock Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Bancshares Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption of stock options be undertaken in a manner that will not constitute a "modification" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), as to any Bancshares Stock Option that is an "incentive stock option." The holder of a Bancshares Stock Option which is converted into an option with respect to MBI Common Stock will not recognize gain or loss solely as a result of such conversion. Certain tax consequences will arise, however, upon the exercise of any such option that is a nonqualified stock option or the sale or disposition of the shares acquired by exercise of any such option that is an incentive stock option. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  Certain executive officers, including certain executive officers who are directors, of Bancshares currently hold Bancshares Stock Options which will be converted into rights with respect to MBI Common Stock as described above.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

  The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Code. Wachtell, Lipton, Rosen & Katz, special counsel to MBI, and Sidley & Austin, special counsel to Bancshares, have delivered their opinions to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by MBI, Bancshares and others, for federal income tax purposes, no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger and

Bancshares shareholders will recognize no gain or loss upon the conversion of their Bancshares Common Stock into shares of MBI Common Stock pursuant to the Merger, except with respect to cash received in lieu of any fractional shares of MBI Common Stock. EACH BANCSHARES SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

DISSENTERS' RIGHTS

  Under the Missouri Law, a holder of shares of Bancshares Common Stock may, in lieu of the consideration such shareholder would otherwise receive in the Merger, seek payment of the "fair value" of such shares and receive payment of such fair value in cash if the Merger is consummated by following certain procedures set forth in Section 351.455 of the Missouri Law, the text of which is attached as Annex C to this Joint Proxy Statement/Prospectus. A holder of shares of Bancshares Common Stock who receives such a payment might recognize taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  Failure to follow such procedures may result in a loss of such shareholder's dissenters' rights. Any Bancshares shareholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "DISSENTERS' RIGHTS OF SHAREHOLDERS OF BANCSHARES."

  Holders of MBI Common Stock do not have dissenters' rights in connection with the Merger.

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

  The rights of shareholders of Bancshares are currently governed by the Missouri Law, the Bancshares Restated Articles of Incorporation and the Bancshares By-laws. Upon consummation of the Merger, Bancshares shareholders who receive MBI Common Stock in the Merger will become shareholders of MBI, and their rights will be governed by the MBI Restated Articles and MBI's By-Laws, and will continue to be governed by the Missouri Law. See "INFORMATION REGARDING MBI STOCK--Comparison of the Rights of Shareholders of MBI and Bancshares."

MARKETS AND MARKET PRICES

  MBI Common Stock is currently listed on the NYSE under the symbol "MTL." Prior to March 25, 1993, MBI's Common Stock was quoted on the NASDAQ National Market ("NASDAQ/NM") under the symbol "MTRC." On October 25, 1996, the last full trading day preceding public announcement of the Merger, the last sale price of MBI Common Stock was $52 per share as reported on the NYSE Composite Tape. The last sale price of MBI Common Stock on March 18, 1997, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, was $56.50 per share as reported on the NYSE Composite Tape.

  Bancshares Common Stock is currently listed on the NYSE under the symbol "MTB." Prior to September 19, 1996, Bancshares Common Stock was quoted on the NASDAQ/NM, under the symbol "MTWN." On October 25, 1996, the last full trading day preceding public announcement of the Merger, the last sale price of Bancshares Common Stock was $42.375 per share as reported on the NYSE Composite Tape. The value of Bancshares Common Stock at October 25, 1996, on an equivalent per share basis, was $49.50 (based upon the Exchange Ratio of .952). The last sale price of Bancshares Common Stock on March 18, 1997, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, was $53.250 per share as reported on the NYSE Composite Tape.

  Shareholders are advised to obtain current market quotations for MBI Common Stock and Bancshares Common Stock. There can be no assurance as to the market price of MBI Common Stock or Bancshares

Common Stock before, at, or, in the case of MBI Common Stock, after, the Effective Time. The following table sets forth for the periods indicated the high and low last sale prices (as reported on the NYSE Composite Tape or on the NASDAQ/NM with respect to Bancshares Common Stock prior to September 19, 1996) and per share cash dividend declared with respect to MBI Common Stock and Bancshares Common Stock.

                                     MBI                  BANCSHARES
                                COMMON STOCK     CASH    COMMON STOCK     CASH
                               --------------- DIVIDEND --------------- DIVIDEND
                                HIGH     LOW   DECLARED  HIGH     LOW   DECLARED
                               ------- ------- -------- ------- ------- --------
1994
First Quarter................. $34.125 $29.875   $.28   $30.000 $24.000   $.24
Second Quarter................  38.125  31.125    .28    31.000  27.750    .24
Third Quarter.................  39.250  34.875    .28    29.000  27.000    .24
Fourth Quarter................  36.875  29.500    .28    29.500  25.500    .24
1995
First Quarter................. $37.250 $31.250   $.33   $30.000 $26.000   $.27
Second Quarter................  44.875  36.000    .33    32.750  29.625    .27
Third Quarter.................  47.000  41.625    .33    35.750  31.500    .27
Fourth Quarter................  46.500  41.500    .33    39.500  32.750    .27
1996
First Quarter................. $46.500 $41.500   $.41   $39.750 $36.500   $.31
Second Quarter................  47.875  43.500    .41    38.500  36.000    .31
Third Quarter.................  52.875  43.375    .41    42.625  35.250    .31
Fourth Quarter................  54.000  49.000    .41    50.250  41.875    .31
1997
First Quarter
 (through March 18, 1997)..... $59.375 $50.000    .43   $56.375 $47.500    .35

  MBI will apply for the listing on the NYSE of the shares of MBI Common Stock to be issued in the Merger.

  The MBI Board intends to maintain its present policy of paying quarterly cash dividends on the MBI Common Stock when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the MBI Board may deem relevant. See "INFORMATION REGARDING MBI STOCK--Description of MBI Common Stock and Attached Preferred Share Purchase Rights--Dividends."

  Pursuant to the Merger Agreement, Bancshares has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Bancshares will not declare, set aside or pay any dividends or other distributions on the Bancshares Common Stock, except that Bancshares may declare and pay regular quarterly cash dividends on the Bancshares Common Stock (i) in respect of the quarterly period ended on March 31, 1997 of not more than $.35 per share; and
(ii) in respect of each quarterly period thereafter of not more than the greater of (A) .952 times the regular quarterly dividend on a share of MBI Common Stock paid or payable during such quarterly period or (B) $.35, in each case per share; provided that Bancshares may not declare or pay any dividends on Bancshares Common Stock for any period in which its shareholders will be entitled to receive any regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger.

COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth for the periods indicated selected historical per share data of MBI and Bancshares and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger, and the proposed acquisitions of Regional and Roosevelt (together, the "Other Acquisitions"). The data presented is based upon the consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Bancshares included in this Joint Proxy Statement/Prospectus or in documents incorporated herein by reference, financial statements of Regional and Roosevelt prepared by their respective managements and furnished to MBI and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Joint Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION."

  MBI and Bancshares expect that the combined company will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the unaudited pro forma comparative per share data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of MBI, Bancshares and the Other Acquisitions, and therefore does not purport to be indicative of the results of future operations.

  The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Bancshares, both of which are incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION--Pro Forma Combined Consolidated Financial Information (Unaudited)." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger and the Other Acquisitions been consummated at the beginning of the periods indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                                                 MBI/         MBI/
                                              BANCSHARES   BANCSHARES   MBI/ALL ENTITIES MBI/ALL ENTITIES
                            MBI    BANCSHARES  PRO FORMA    PRO FORMA      PRO FORMA        PRO FORMA
                          REPORTED  REPORTED  COMBINED(1) EQUIVALENT(2)   COMBINED(3)     EQUIVALENT(2)
                          -------- ---------- ----------- ------------- ---------------- ----------------
Book Value per Common
 Share:
 December 31, 1996(1),
  (4)...................   $26.52   $ 18.68     $24.28       $23.11          $26.18           $24.92
Cash Dividends Declared
 per Common Share:
 Year ended December 31,
  1996..................   $ 1.64   $  1.24     $ 1.64       $ 1.56          $ 1.64           $ 1.56
 Year ended December 31,
  1995..................     1.32      1.08       1.32         1.26             --               --
 Year ended December 31,
  1994..................     1.12       .96       1.12         1.07             --               --
Earnings Before
 Extraordinary Items per
 Common Share:
 Year ended December 31,
  1996..................   $ 3.10   $  3.23     $ 3.14       $ 2.99          $ 2.14           $ 2.04
 Year ended December 31,
  1995..................     3.74      2.93       3.59         3.42             --               --
 Year ended December 31,
  1994..................     3.19      2.54       3.07         2.92             --               --
Market Price per Common
 Share:
 October 25, 1996(5)....   $52.00   $42.375        --        $49.50(6)          --               --
 March 18, 1997(5)......    56.50    53,250        --           --              --               --

--------
(1) Includes the effect of pro forma adjustments for Bancshares as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

(2) Based upon the pro forma combined per share amounts multiplied by the Exchange Ratio applicable to one share of Bancshares Common Stock. See "PRO FORMA FINANCIAL INFORMATION."

(3) Includes the effect of pro forma adjustments for Bancshares and the Other Acquisitions. See "PRO FORMA FINANCIAL INFORMATION."

                                         (footnotes continued on following page)

(4) Based upon the following number of shares outstanding as of December 31, 1996:

     Shares of MBI Common Stock, as reported.......................  61,604,723
     Aggregate number of shares of MBI Common Stock to be issued in the Merger...................................................  17,213,114
                                                                     ----------
     MBI/Bancshares Pro Forma Combined.............................  78,817,837
     Shares of MBI Common Stock for Roosevelt, net of treasury
      shares.......................................................   6,000,000
                                                                     ----------
     MBI/All Entities Pro Forma Combined...........................  84,817,837
                                                                     ==========

(5) The market values of MBI Common Stock and Bancshares Common Stock were determined as of the last trading day preceding the public announcement of the Merger and as of the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus based on the last sales price as reported on the NYSE Composite Tape.

(6) This amount represents MBI's Market Price per Common Share multiplied by the Exchange Ratio applicable to one share of Bancshares Common Stock.

SUMMARY FINANCIAL DATA

  The following tables set forth for the periods indicated certain summary historical consolidated financial information for MBI and Bancshares.

  The historical balance sheet data and income statement data included in the summary financial data for the periods indicated are derived from financial statements of MBI and Bancshares as of and for such periods. These data include all adjustments which are, in the opinion of the respective managements of MBI and Bancshares, necessary to present a fair statement of the results of these periods and all such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results for the entire year.

  The following information should be read in conjunction with the consolidated financial statements of MBI and Bancshares, and the related notes thereto, included in documents incorporated herein by reference and in conjunction with the unaudited pro forma combined consolidated financial information, including notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                         MERCANTILE BANCORPORATION INC.

                             SUMMARY FINANCIAL DATA

                           ALL ENTITIES
                             PRO FORMA
                             COMBINED
                           CONSOLIDATED                       AS OF OR FOR THE
                         AS OF AND FOR THE                YEAR ENDED DECEMBER 31,
                            YEAR ENDED     ----------------------------------------------------------
                         DECEMBER 31, 1996    1996        1995        1994        1993        1992
                         ----------------- ----------  ----------  ----------  ----------  ----------
PER COMMON SHARE DATA
 Net income before
  extraordinary
  items(1)..............    $     2.14     $     3.10  $     3.74  $     3.19  $     2.79  $     2.41
 Dividends declared.....          1.64           1.64        1.32        1.12         .99         .93
 Book value at period
  end...................         26.18          26.52       26.04       23.32       21.59       19.44
 Average common shares
  outstanding
  (thousands)...........        83,557         61,875      61,884      59,757      58,751      55,050
EARNINGS (THOUSANDS)
 Interest income........    $2,186,141     $1,325,381  $1,293,944  $1,118,069  $1,094,611  $1,139,807
 Interest expense.......     1,235,461        622,992     620,534     450,950     444,573     549,642
                            ----------     ----------  ----------  ----------  ----------  ----------
 Net interest income....       950,680        702,389     673,410     667,119     650,038     590,165
 Provision for possible
  loan losses...........        74,378         71,014      36,530      43,265      64,302      79,551
 Other income...........       300,906        295,968     273,653     236,561     245,589     224,456
 Other expense..........       886,099        637,307     553,748     555,176     570,182     529,645
 Income taxes...........       112,122         98,089     124,109     113,165      96,074      69,681
                            ----------     ----------  ----------  ----------  ----------  ----------
 Net income before
  extraordinary items...    $  178,987     $  191,947  $  232,676  $  192,074  $  165,069  $  135,744
                            ==========     ==========  ==========  ==========  ==========  ==========
ENDING BALANCE SHEET
 (MILLIONS)
 Total assets...........    $   30,313     $   18,987  $   17,928  $   16,724  $   16,293  $   16,033
 Earning assets.........        27,700         17,137      16,264      15,427      14,980      14,678
 Investment
  securities............         7,971          4,039       4,211       4,280       4,670       4,632
 Loans and leases, net
  of unearned income....        19,374         12,773      11,731      10,904       9,809       9,570
 Deposits...............        22,825         14,820      13,714      12,865      13,243      13,260
 Long-term debt.........         1,646            303         326         330         316         336
 Shareholders' equity...         2,221          1,634       1,640       1,409       1,295       1,143
 Reserve for possible
  loan losses...........           265            197         202         216         206         199
SELECTED RATIOS
 Return on average
  assets................           .58%          1.06%       1.33%       1.17%       1.03%        .89%
 Return on average
  equity................          8.02          11.90       15.14       14.06       13.46       12.76
 Net interest rate
  margin(2).............          3.41           4.30        4.28        4.53        4.52        4.33
 Equity to assets.......          7.20           8.61        9.15        8.42        7.95        7.13
 Reserve for possible
  loan losses to:
   Outstanding loans....          1.33           1.54        1.72        1.98        2.10        2.08
   Non-performing
    loans...............        304.87         313.02      245.18      583.17      290.02      154.17
 Dividend payout
  ratio.................         76.64          52.90       35.29       35.11       35.48       38.59

--------
(1) Based on weighted average common shares outstanding.
(2) Taxable-equivalent basis. Includes a pro forma 1996 tax-equivalent adjustment of $16,331,000, and actual tax-equivalent adjustments of $15,142,000, $16,570,000, $16,616,000, $17,147,000 and $16,204,000 for
    1996, 1995, 1994, 1993 and 1992, respectively. These adjustments are based upon a Federal tax rate of 35% for all years except 1992, when a Federal tax rate of 34% was used.

                          MARK TWAIN BANCSHARES, INC.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                            AS OF OR FOR THE
                                        YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------
                            1996        1995        1994        1993        1992
                         ----------  ----------  ----------  ----------  ----------
PER SHARE DATA
  Primary earnings per
   share................ $     3.23  $     2.93  $     2.54  $     2.24  $     1.91
  Fully diluted earnings
   per share............ $     3.18  $     2.85  $     2.48  $     2.17  $     1.84
  Common dividends
   declared............. $     1.24  $     1.08  $     0.96  $     0.81  $     0.68
  Common dividend payout
   ratio................      38.39%      36.86%      37.80%      36.17%      35.52%
  Book value per share.. $    18.68  $    17.09  $    14.65  $    13.63  $    12.20
  Fully diluted book
   value per share...... $    18.66  $    17.05  $    14.68  $    13.71  $    12.39
EARNINGS
  Interest income....... $  229,641  $  223,173  $  194,613  $  175,628  $  177,267
  Interest expense......    101,920      94,932      70,592      63,896      79,195
                         ----------  ----------  ----------  ----------  ----------
  Net interest income...    127,721     128,241     124,021     111,732      98,072
  Provision for loan
   losses...............      2,002       5,003       5,526       6,282       8,687
                         ----------  ----------  ----------  ----------  ----------
  Net interest income
   after provision......    125,719     123,238     118,495     105,450      89,385
  Non-interest income...     39,807      36,786      35,500      43,996      37,090
  Non-interest expense..     81,812      86,522      90,282      95,649      84,040
                         ----------  ----------  ----------  ----------  ----------
  Income before taxes...     83,714      73,502      63,713      53,797      42,435
  Applicable income
   taxes................     30,446      25,789      22,731      18,694      14,092
                         ----------  ----------  ----------  ----------  ----------
  Net income............ $   53,268  $   47,713  $   40,982  $   35,103  $   28,343
                         ==========  ==========  ==========  ==========  ==========
AVERAGES FOR THE PERIOD
  Total assets.......... $2,971,225  $2,766,634  $2,645,508  $2,484,696  $2,341,473
  Earning assets........  2,784,222   2,571,745   2,460,554   2,289,298   2,168,834
  Total loans...........  2,031,127   1,916,374   1,748,639   1,626,068   1,563,903
  Total deposits........  2,381,533   2,282,771   2,199,501   2,089,102   1,989,108
  Long-term debt........      5,175      19,666      23,144      26,358      28,613
  Shareholders' equity..    282,777     255,433     223,972     197,401     167,556
  Net interest margin...       4.63%       5.03%       5.10%       4.94%       4.60%
AT PERIOD END
  Total assets.......... $3,133,265  $2,968,231  $2,688,716  $2,595,451  $2,376,312
  Earning assets........  2,916,083   2,731,663   2,492,839   2,407,669   2,167,852
  Total loans...........  2,177,915   1,971,939   1,860,155   1,716,394   1,541,083
  Total deposits........  2,594,912   2,457,392   2,272,057   2,191,913   2,034,404
  Long-term debt........      2,036      18,490      20,389      24,696      28,822
  Shareholders' equity..    311,624     275,906     234,049     214,994     179,046
RETURN ON
  Average assets........       1.79%       1.72%       1.55%       1.41%       1.21%
  Shareholders' equity..      18.84%      18.68%      18.30%      17.78%      16.92%
  Realized Shareholders'
   equity...............      18.66%      18.41%      17.93%      17.78%      16.92%
SELECTED RATIOS
  Average shareholders'
   equity to average
   assets...............       9.52%       9.23%       8.47%       7.94%       7.16%
  Average shareholders'
   equity to average
   loans................      13.92%      13.33%      12.81%      12.14%      10.71%
  Period-end
   shareholders' equity
   to period-end
   assets...............       9.95%       9.30%       8.70%       8.28%       7.53%
  Period-end
   shareholders' equity
   to period-end loans..      14.31%      13.99%      12.58%      12.53%      11.62%
  Long-term debt to
   total shareholders'
   equity...............       0.65%       6.70%       8.71%      11.49%      16.10%
  Efficiency ratio......      48.56%      52.15%      56.23%      61.19%      62.03%

                              MBI ANNUAL MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of MBI Common Stock in connection with the solicitation of proxies by the MBI Board for use at the MBI Annual Meeting and any adjournment or postponement thereof at which the shareholders of MBI will consider and vote on proposals to (i) approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) elect three directors in Class III for terms of three years expiring in 2000, (iii) elect one director in Class II for a term of two years expiring in 1999, (iv) amend the MBI Restated Articles to increase the authorized MBI Common Stock from 100,000,000 shares to 200,000,000 shares and change the par value of MBI Common Stock from $5.00 per share to $0.01 per share, (v) adopt the MBI Amended and Restated Stock Incentive Plan, (vi) adopt the MBI Amended and Restated Executive Incentive Compensation Plan, and (vii) transact such other business as may properly come before the MBI Annual Meeting or any adjournment thereof.

  Additional information with respect to the election of directors, the amendments to the MBI Restated Articles, the MBI Amended and Restated Stock Incentive Plan and the MBI Amended and Restated Executive Incentive Compensation Plan is set forth in the section entitled "ELECTION OF MBI DIRECTORS; AMENDMENT TO MBI RESTATED ARTICLES OF INCORPORATION; AND ADOPTION OF THE MBI AMENDED AND RESTATED STOCK INCENTIVE PLAN AND THE MBI AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN" which is included in the Joint Proxy Statement/ Prospectus to be delivered to MBI shareholders only.

  Each copy of this Joint Proxy Statement/Prospectus is accompanied by a Letter to MBI shareholders, the Notice of MBI 1997 Annual Meeting of Shareholders, a proxy card, a self-addressed return envelope to Harris Trust and Savings Bank for the proxy card and the MBI Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

  This Joint Proxy Statement/Prospectus is also furnished by MBI to each holder of Bancshares Common Stock as a Prospectus in connection with the issuance by MBI of shares of MBI Common Stock to Bancshares shareholders upon the consummation of the Merger. This Joint Proxy Statement/Prospectus, the Letter to MBI shareholders, the Notice of MBI 1997 Annual Meeting, the form of proxy and the MBI Annual Report on Form 10-K for the fiscal year ended December 31, 1996 are first being mailed to shareholders of MBI on or about March 21, 1997.

  THE MBI BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AS WELL AS "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED HEREIN AND "FOR" EACH OF THE FOREGOING ADDITIONAL ACTIONS.

DATE, TIME AND PLACE

  The MBI Annual Meeting will be held at Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri, on Thursday, April 24, 1997, at 10:00 a.m., Central Daylight Time.

MBI RECORD DATE; VOTE REQUIRED

  The MBI Board has fixed March 10, 1997 as the MBI Record Date for determination of shareholders of MBI entitled to notice of and to vote at the MBI Annual Meeting. Accordingly, only holders of record of MBI Common Stock at the close of business on March 10, 1997 will be entitled to notice of, and to vote at, the MBI Annual Meeting. At the MBI Record Date, there were 60,209,008 shares of MBI Common Stock outstanding and entitled to vote which were held by approximately 17,290 holders of record. Each such share is entitled to one vote on each matter properly brought before the MBI Annual Meeting. The affirmative vote of the holders of a majority of the shares of MBI Common Stock voted at the meeting, provided the total votes cast represents over 50% of the MBI Common Stock entitled to vote, is required to approve the Merger Agreement.

  The affirmative vote of the holders of a majority of the outstanding shares of MBI Common Stock entitled to vote on the amendment to the MBI Restated Articles is required to take such action. Adoption of the MBI Amended and Restated Stock Incentive Plan and the MBI Amended and Restated Executive Incentive Compensation Plan requires the affirmative votes of the holders of a majority of the shares of MBI Common Stock voted at the meeting, respectively. With respect to the election of directors, cumulative voting, as required by MBI's By-Laws, is applicable to elections of directors. In the election of Class III directors, this means that a shareholder is entitled to cast as many votes as shall equal the number of shares of MBI Common Stock owned multiplied by three, the number of directors in Class III to be elected at the MBI Annual Meeting. A shareholder may cast all votes for a single candidate or may distribute them among two or more candidates as the shareholder may decide. Each duly executed proxy in the form enclosed will be voted equally for all nominees as listed on such proxy, unless otherwise directed in the proxy. If a shareholder gives a proxy in the form enclosed but withholds authority to vote for one or more of the nominees listed on the proxy, the number of votes represented by such shareholder's proxy shall be divided equally, to the extent practicable without creating fractional votes, among the remaining nominees. Since only one director will be elected to Class II at the MBI Annual Meeting, cumulative voting will not be applicable in such election.

  As of the MBI Record Date, directors and executive officers of MBI and certain of their affiliates owned beneficially an aggregate of 5,922,212 shares of MBI Common Stock, or approximately 9.8% of the shares entitled to vote at the MBI Annual Meeting.

VOTING AND REVOCATION OF PROXIES

  Shares of MBI Common Stock entitled to vote and which are represented at the MBI Annual Meeting by a properly executed proxy received prior to the vote at the MBI Annual Meeting will be voted at such MBI Annual Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY MBI SHAREHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED HEREIN AND "FOR" THE ADDITIONAL PROPOSALS REFERRED TO HEREIN.

  Shares subject to abstentions will be treated as shares that are present at the MBI Annual Meeting for purposes of determining the presence of a quorum and as voted for the purposes of determining the base number of shares voted on any of the proposals. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will not be treated as shares that are present at the MBI Annual Meeting for purposes of determining the presence of a quorum and will not be considered as voted for purposes of determining the approval of shareholders on any of the proposals. Since the approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of MBI Common Stock voted at the MBI Annual Meeting, provided that the total votes cast represents over 50% of the MBI Common Stock entitled to vote, abstentions will be counted as votes cast against the Merger Agreement and, assuming the 50%-vote threshold is otherwise satisfied, broker non-votes will have no effect on whether the Merger Agreement is approved. In addition, the amendment of the MBI Restated Articles requires the affirmative vote of a majority of the outstanding shares of MBI Common Stock; therefore, abstentions and broker non-votes will have the effect of a vote against the amendment. The respective votes required to adopt the MBI Amended and Restated Stock Incentive Plan and the MBI Amended and Restated Executive Incentive Compensation Plan are a majority of the shares voted at the meeting; thus similarly to the vote on the approval of the Merger Agreement, abstentions will be counted as a vote against the proposal and broker non-votes will have no effect.

  Any shareholder of MBI giving a proxy may revoke it at any time prior to the vote at the MBI Annual Meeting. Shareholders of MBI wishing to revoke a proxy prior to the vote may do so by delivering to Harris Trust and Savings Bank, at P.O. Box 1878, Chicago, Illinois 60690-9312 by mail, or 311 West Monroe Street, 11th Floor, Chicago, Illinois 60690-3504 by courier or hand delivery, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the MBI Annual Meeting and voting in person. Attendance at the MBI Annual Meeting will not in itself constitute the revocation of a proxy.

  The MBI Board is not currently aware of any business to be brought before the MBI Annual Meeting other than that described herein. If, however, other matters are properly brought before such MBI Annual Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of MBI.

SOLICITATION OF PROXIES

  MBI will bear its own costs of soliciting proxies. Solicitation will be by mail, and directors and officers of MBI and its subsidiaries may solicit proxies personally, by telephone or other means, but such persons will not be specially compensated for such services. MBI has retained Morrow & Co. to assist in the solicitation of proxies on its behalf for a fee of approximately $7,500 plus reimbursement of expenses.

  HOLDERS OF MBI COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                          BANCSHARES SPECIAL MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of Bancshares Common Stock in connection with the solicitation of proxies by the Bancshares Board for use at the Bancshares Special Meeting and any adjournment or postponement thereof at which the shareholders of Bancshares will consider and vote on a proposal to approve and adopt the Merger Agreement and will transact such other business as may properly come before the Bancshares Special Meeting or any adjournment or postponement thereof. Each copy of this Joint Proxy Statement/Prospectus is accompanied by a Letter to Bancshares shareholders, the Notice of Bancshares Special Meeting of Shareholders, a proxy card and a self-addressed return envelope to Bancshares for the proxy card.

  This Joint Proxy Statement/Prospectus is also furnished by MBI to each holder of Bancshares Common Stock as a Prospectus in connection with the issuance by MBI of shares of MBI Common Stock to Bancshares shareholders upon the consummation of the Merger. This Joint Proxy Statement/Prospectus, the Letter to Bancshares shareholders, the Notice of Bancshares Special Meeting and the form of proxy are first being mailed to shareholders of Bancshares on or about March , 1997.

DATE, TIME AND PLACE

  The Bancshares Special Meeting will be held at the Auditorium of the Saint Louis Art Museum, Forest Park, St. Louis, Missouri, on April 22, 1997, at 4:00 p.m., Central Daylight Time.

  It is expected that representatives of Ernst & Young LLP ("Ernst & Young"), Bancshares' independent public accountants, will be present at the Bancshares Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

BANCSHARES RECORD DATE; VOTE REQUIRED

  The Bancshares Board has fixed March 10, 1997 as the Bancshares Record Date for determination of shareholders of Bancshares entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Bancshares Common Stock at the close of business on March 10, 1997 will be entitled to notice of, and to vote at, the Bancshares Special Meeting. At the Bancshares Record Date, there were 16,850,789 shares of Bancshares Common Stock outstanding and entitled to vote which were held by approximately 2,500 holders of record. Each such share is entitled to one vote on each matter properly brought before the Bancshares Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancshares Common Stock entitled to vote at the meeting is required to approve the Merger Agreement.

  As of the Bancshares Record Date, directors and executive officers of Bancshares and certain of their affiliates owned beneficially an aggregate of 3,454,639 shares of Bancshares Common Stock, or approximately 20.5% of the shares entitled to vote at the Bancshares Special Meeting. The Supporting Stockholders, consisting of seven directors, who as of the Bancshares Record Date beneficially owned in the aggregate approximately 16.4% of the outstanding shares of Bancshares Common Stock, have each agreed pursuant to a Support Agreement to vote all shares of Bancshares Common Stock beneficially owned by such person, or over which such person has voting power or control, to approve the Merger Agreement. All other Bancshares directors have indicated their intention to vote their shares of Bancshares Common Stock for the approval of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

  Shares of Bancshares Common Stock entitled to vote and which are represented at the Bancshares Special Meeting by a properly executed proxy received prior to the vote at the Bancshares Special Meeting will be voted at such Bancshares Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY BANCSHARES SHAREHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Bancshares Special Meeting will have the practical effect of a vote against the Merger Agreement.

  Shares subject to abstentions will be treated as shares that are present at the Bancshares Special Meeting for purposes of determining the presence of a quorum. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will not be treated as shares that are present at the Bancshares Special Meeting for purposes of determining the presence of a quorum and will not be considered as voted for purposes of determining the approval of shareholders on the proposal. Since the approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancshares Common Stock, abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Agreement.

  Any shareholder of Bancshares giving a proxy may revoke it at any time prior to the vote at the Bancshares Special Meeting. Shareholders of Bancshares wishing to revoke a proxy prior to the vote may do so by delivering to Harris Trust and Savings Bank, at P.O. Box 1878, Chicago, Illinois 60690-9312 by mail, or 311 West Monroe Street, 11th Floor, Chicago, Illinois 60690-3504 by courier or hand delivery, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the Bancshares Special Meeting and voting in person. Attendance at the Bancshares Special Meeting will not in itself constitute the revocation of a proxy.

  The Bancshares Board is not currently aware of any business to be brought before the Bancshares Special Meeting other than that described herein. If, however, other matters are properly brought before such Bancshares Special Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Bancshares.

SOLICITATION OF PROXIES

  Bancshares will bear its own costs of soliciting proxies. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Bancshares may also solicit proxies in person or by telephone, telegram or other means of communication. Directors, officers and any other employees of Bancshares who solicit proxies will not be specially compensated for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Bancshares has retained Corporate Investor Communications, Inc. at an estimated cost of $4,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in connection therewith.

  HOLDERS OF BANCSHARES COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                         TERMS OF THE PROPOSED MERGER

  THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND IS INCLUDED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides that Bancshares will merge at the Effective Time with and into Merger Sub, subject to MBI Shareholder Approval and Bancshares Shareholder Approval and the satisfaction or waiver of the other conditions to the Merger. Upon consummation of the Merger, Bancshares' corporate existence will terminate, with Merger Sub continuing as the surviving corporation, and each share of Bancshares Common Stock, other than shares held by Bancshares, MBI or any of their respective wholly owned subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, all of which will be cancelled in the Merger, and other than shares held by shareholders of Bancshares who exercise their dissenters' rights under the Missouri Law, will be converted into the right to receive .952 of a share of MBI Common Stock, with cash in lieu of fractional shares. The value of MBI Common Stock to be issued pursuant to the Merger may fluctuate prior to and following the Effective Time. It is currently anticipated that the Effective Time will occur shortly after the later of the dates of the MBI Annual Meeting and Bancshares Special Meeting, assuming the Merger Agreement is approved at such meetings.

  The amount and nature of the Merger Consideration was established through arms'-length negotiations between MBI and Bancshares, and reflects the balancing of a number of countervailing factors. The total amount of the Merger Consideration reflects a price both parties concluded was appropriate. See "--Reasons of MBI for the Merger; MBI Board Recommendation" and "--Reasons of Bancshares for the Merger; Bancshares Board Recommendation." The fact that the consideration is payable in shares of MBI Common Stock reflects the potential for change in the value of the MBI Common Stock and the desire to have the favorable tax consequences of a reorganization for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A BANCSHARES SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK RECEIVED BY A BANCSHARES SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

  Following the Effective Time, each shareholder of Bancshares will be required to submit to Harris Trust and Savings Bank, which has been appointed as exchange agent in the Merger (the "Exchange Agent"), a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing the shares of Bancshares Common Stock in order to obtain issuance of a new stock certificate evidencing the shares of MBI Common Stock to which such shareholder is entitled. No dividends or other distributions will be paid to a former Bancshares shareholder with respect to shares of MBI Common Stock until such person surrenders the certificates formerly representing shares of Bancshares Common Stock, or documentation acceptable to the Exchange Agent in lieu of lost or destroyed certificates, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon. See "--Surrender of Bancshares Stock Certificates and Receipt of MBI Common Stock." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares, such cash amount being determined by multiplying the holder's fractional share interest by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal (or in the absence thereof, by any other authoritative source) on the last business day preceding the Effective Time. See""--Fractional Shares." The shares of MBI Common Stock to be issued pursuant to the Merger will be freely transferable except by certain shareholders of Bancshares who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Bancshares. The shares of MBI Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission and pursuant to agreements entered into with MBI. See "INFORMATION REGARDING MBI STOCK--Restrictions on Resale of MBI Capital Stock by Affiliates; Affiliate Agreements."

STOCK OPTION AGREEMENT

  In connection with the execution of the Merger Agreement, MBI and Bancshares entered into the Stock Option Agreement pursuant to which Bancshares has issued MBI an Option to purchase up to 3,261,522 shares of Bancshares Common Stock (or approximately 19.4% of the outstanding shares of Bancshares Common Stock as of the Bancshares Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $42.375 per share. The Option is exercisable (after receipt of the required regulatory approvals) only upon the occurrence of one of the following events: (i) Bancshares or any of its subsidiaries, without having received prior written consent from MBI, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than MBI or any of its subsidiaries) to (A) effect a merger or consolidation or similar transaction involving Bancshares or any of its subsidiaries, (B) purchase, lease or otherwise acquire all or a substantial portion of Bancshares or any of its subsidiaries that constitute a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Commission) or
(C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing 10% or more of the voting power of Bancshares or any of its subsidiaries; (ii) any person (other than MBI or any subsidiary of MBI, or Bancshares or any subsidiary of Bancshares in a fiduciary capacity) shall have acquired, after the date of the Stock Option Agreement, Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Bancshares; (iii) the Bancshares Board shall have withdrawn or modified in a manner adverse to MBI the recommendation of the Bancshares Board with respect to the Merger Agreement, in each case, after an Extension Event (as defined below); or (iv) the holders of Bancshares Common Stock shall not have approved the Merger Agreement at the Bancshares Special Meeting, or such Bancshares Special Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement in accordance with its terms, in each case after an Extension Event (each of the above-described events is referred to herein as a "Purchase Event"). No Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus.

  The Option terminates (i) on the earliest to occur of (A) the Effective Time of the Merger, (B) 12 months following the termination of the Merger Agreement by MBI in the event of a material breach by Bancshares of the Merger Agreement which is not cured within 30 days of written notice thereof, and (C) the termination of the Merger Agreement (1) by mutual consent of MBI and Bancshares, (2) after October 27, 1997, by a party not then in material breach of the Merger Agreement, (3) by either party if (x) the Federal Reserve Board has denied approval of the Merger and such denial has become final and nonappealable or (y) shareholders of Bancshares or MBI shall not have approved the Merger Agreement at their respective Meetings, or (4) by Bancshares in the event of a material breach by MBI of the Merger Agreement which is not cured within 30 days of written notice thereof, provided that, for purposes of subclause (C), if such termination follows an Extension Event (as defined below), the Option will not terminate until 12 months following such termination, or (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. An "Extension Event" is defined in the Stock Option Agreement as any of: (i) a Purchase Event of the type specified in clauses (i) and (ii) in the preceding paragraph; (ii) any person (other than MBI or any of its subsidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Bancshares Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined in Rule 13d-3 under the Exchange Act) or the right to acquire Beneficial

Ownership of 10% or more of the voting power of Bancshares; or (iii) any person (other than MBI or any subsidiary of MBI, or Bancshares or any subsidiary of Bancshares in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (A) to make an offer described in clause (ii) of this sentence or (B) to engage in a transaction described in clause (i) of this sentence.

  The Stock Option Agreement further provides that, to the extent not terminated pursuant to its terms, from and after the date of a Put Event (as defined below) until 13 months immediately thereafter (the "Repurchase Period"), MBI will be entitled to require Bancshares to repurchase for cash the Option from MBI together with all (but not less than all) shares of Bancshares Common Stock purchased by MBI pursuant thereto, at a price equal to the sum of: (i) the exercise price paid by MBI for any shares of Bancshares Common Stock acquired pursuant to the Option; (ii) the difference between (A) the "Market/Tender Offer Price" for shares of Bancshares Common Stock (defined as the higher of (1) the highest price per share at which a tender or exchange offer has been made for shares of Bancshares Common Stock or (2) the highest closing mean of the "bid" and the "ask" price per share of Bancshares Common Stock reported by the NYSE Composite Tape for any day within that portion of the Repurchase Period which precedes the date MBI gives notice of the required repurchase) and (B) the exercise price, multiplied by the number of shares of Bancshares Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price; and (iii) the difference between the Market/Tender Offer Price and the exercise price paid by MBI for any shares of Bancshares Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price. A "Put Event" is deemed to have occurred (i) upon the consummation of any merger, consolidation or any similar transaction involving Bancshares or any purchase, lease or other acquisition of all or a substantial portion of the assets of Bancshares, or (ii) upon the acquisition by any person of Beneficial Ownership of 50% or more of the then outstanding shares of Bancshares Common Stock, provided that no such event shall constitute a Put Event unless a Purchase Event shall have occurred prior to expiration or termination of the Option.

  The Option, which MBI required that Bancshares grant as a condition to MBI's entering into the Merger Agreement, might increase the likelihood of consummation of the Merger by discouraging competing offers for Bancshares. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Bancshares from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Bancshares which had a higher current market price than the shares of MBI Common Stock to be received for each share of Bancshares Common Stock pursuant to the Merger Agreement.

  The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is attached as Annex B to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

SUPPORT AGREEMENTS

  Concurrently with the execution of the Merger Agreement, the Supporting Stockholders, who, as of the Bancshares Record Date, beneficially owned in the aggregate approximately 16.4% of the outstanding shares of Bancshares Common Stock, executed separate Support Agreements with MBI pursuant to which each Supporting Stockholder agreed, among other things, that: (i) Supporting Stockholder will not sell, agree to sell, or otherwise transfer or dispose of any shares of Bancshares Common Stock owned by the Supporting Stockholder, other than (A) pursuant to the Merger, (B) to an affiliate who agrees to comply with the terms of the Support Agreement, or (C) with MBI's prior written consent; (ii) all of the shares of Bancshares Common Stock beneficially owned by Supporting Stockholder at the record date for any meeting of shareholders of Bancshares called to consider and vote to approve the Merger Agreement and/or the transactions contemplated thereby will be voted by the Supporting Stockholder to approve the Merger Agreement and voted against any Alternative Transaction; and (iii) Supporting Stockholder will not, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any person relating to an Alternative Transaction. The Support Agreements further provide that nothing in such Support Agreements preclude the Supporting Stockholders from discharging their fiduciary duties as directors. Each Support Agreement terminates upon termination of the Merger Agreement in accordance with its terms.

  Each Supporting Stockholder and the number of shares of Bancshares Common Stock beneficially owned by such Supporting Stockholder over which he has voting power or control as of the Bancshares Record Date are as follows: Peter
F. Benoist (76,805 shares); John P. Dubinsky (215,236 shares); Jack Deutsch (142,507 shares); Henry J. Givens, Jr. (600 shares); B.D. Hunter (20,238 shares); James J. Murphy, Jr. (19,512 shares); and Alvin J. Siteman (2,282,984 shares).

  The foregoing is a summary of the material provisions of the Support Agreement. See "AVAILABLE INFORMATION." This summary is qualified in its entirety by reference to the Support Agreement which is incorporated herein by reference.

BACKGROUND OF THE MERGER

  From time to time, Bancshares has studied the possibility of a strategic business combination which would enhance the ability of Bancshares to compete in the increasingly consolidated financial institutions industry. In early 1995, the Bancshares Board engaged special outside counsel to help it evaluate legal aspects of such potential consolidation and subsequently, on June 6, 1995, Bancshares retained Morgan Stanley to advise it in connection with consideration by Bancshares of various possible mergers and business combinations.

  For a number of years, the possibility of a strategic alliance with MBI had been discussed internally at Bancshares. In February of 1996, Thomas H. Jacobsen, Chairman of the Board, President and Chief Executive Officer of MBI, and Alvin J. Siteman, Chairman of Bancshares, met to discuss a possible combination of Bancshares and MBI at Mr. Jacobsen's suggestion. The focus of such meeting was on each company's operations and strategic philosophy, and did not involve a discussion of price or other significant terms of a merger or similar transaction.

  On October 16, 1996, Messrs. Siteman and Jacobsen met again to discuss a possible combination of Bancshares and MBI. At this meeting, Mr. Jacobsen indicated that MBI was interested in pursuing a possible transaction with Bancshares, including a possible merger. In addition to discussing strategic benefits which might be realized by the combined entities as a result of a combination, Messrs. Siteman and Jacobsen began preliminary discussions about the exchange ratio at which a merger might be effected and the potential benefits of a combination to the shareholders of the two companies. There was general agreement that an all stock pooling transaction would be the best means of pursuing a combination of the two companies and no other forms of consideration were discussed. Messrs. Siteman and Jacobsen noted that a combination of Bancshares and MBI would position MBI as a leader in middle market banking and strengthen MBI's presence in major Missouri markets and create potential synergies through significant cost savings and revenue opportunities. See "--Management and Operations After the Merger."

  On October 18, Mr. Jacobsen and John P. Dubinsky, President and Chief Executive Officer of Bancshares, met to discuss the possible combination. The meeting focused on the management and organizational issues of the proposed merger.

  Contemporaneous with the meetings of October 16th and 18th, Messrs. Siteman and Dubinsky had further discussions with Morgan Stanley about MBI and about the merger and acquisition climate in the banking industry at such time. Over the next few days, Messrs. Siteman and Dubinsky also discussed the possibility of a business combination with MBI with certain non-management members of the Bancshares Board.

  Between October 18 and October 23, 1996, various meetings and telephone conversations were held among senior representatives of Bancshares and MBI, as well as each party's outside legal and financial advisors, for the purpose of conducting due diligence and discussing the structure and terms of the proposed merger transaction. Both parties executed customary confidentiality agreements on October 21, 1996, in order to facilitate continued discussions and due diligence on a confidential basis. From the time of its engagement by MBI on October 18, 1996, UBS Securities advised MBI with respect to issues under negotiation, such as managment issues and valuation, and assisted in the due diligence process, but did not participate in negotiations relating to the Exchange Ratio.

  On October 23, 1996, Mr. Jacobsen and certain other members of MBI's senior management group briefed the Executive Committee of the MBI Board (the "MBI Executive Committee") about the discussions with Bancshares. After the MBI Executive Committee discussed and considered the proposed terms of a merger transaction and the benefits to MBI and its shareholders of a combination with Bancshares, it authorized MBI's management to negotiate and consummate a transaction involving a merger of Bancshares with MBI.

  On October 24, 1996, Messrs. Jacobsen, Siteman and Dubinsky met again to further discuss a potential combination of the two companies, including potential synergies which might be realized by the combined organizations after a combination, as well as the benefits of a combination to the shareholders, customers, employees and communities of the two corporations. The potential synergies that the parties discussed included the significant cost savings and revenue enhancements that could be achieved by the combined company as well as the low-risk integration of the two companies. See "-- Management and Operations After the Merger."

  Beginning on October 24, 1996, representatives of Bancshares and MBI and their respective outside legal and financial advisors met in St. Louis to negotiate the terms of the Merger, including to review and negotiate a definitive agreement and a stock option agreement pursuant to which Bancshares would grant to MBI the right to purchase up to 19.9% of Bancshares' common stock under certain specified conditions.

  On the afternoon of October 25, 1996, Bancshares held a special meeting of the Bancshares Board. The directors were updated on the negotiations with MBI (with certain directors having been informed of the discussions over the prior week) and of the results of management's due diligence. Mr. Dubinsky and outside legal counsel for Bancshares reviewed the proposed terms of the Merger Agreement and the Stock Option Agreement with the Bancshares Board. Morgan Stanley made a presentation outlining its financial analysis of the transaction and gave its oral opinion that, subject to the assumptions made, matters considered and limitations on the review undertaken, the Exchange Ratio pursuant to the Merger Agreement would be fair from a financial point of view to the holders of Bancshares Common Stock. In response to questions from members of the Bancshares Board, Morgan Stanley reported on its participation in Bancshares' due diligence investigation of MBI. At the end of the meeting, the Bancshares Board authorized Bancshares' management to continue negotiating the proposed Merger with MBI.

  Negotiations between representatives of MBI, Bancshares, and each of their respective outside legal and financial advisors, continued through the evening of October 25, 1996 and October 26, 1996 and the morning of October 27, 1996.

  On the afternoon of October 27, 1996, the Bancshares Board held another special meeting. At the meeting, the Bancshares Board received an update on the status of the Merger negotiations from Bancshares' senior management and outside legal counsel. Morgan Stanley answered questions raised by members of the Bancshares Board regarding the proposed exchange ratio and related provisions of the Merger Agreement and delivered its written opinion that, subject to the assumptions made, matters considered and limitations on the review undertaken, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Bancshares Common Stock. After discussion, the Bancshares Board approved the Merger Agreement and the Stock Option Agreement and authorized the Merger. Following the meeting, the Merger Agreement and Stock Option Agreement were executed and delivered by MBI, Bancshares and Merger Sub. The Merger was publicly announced prior to the opening of trading on the NYSE on October 28, 1996.

REASONS OF MBI FOR THE MERGER; MBI BOARD RECOMMENDATION

  In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the MBI Board considered a number of factors, including, without limitation, the following:

    (i) (1) The rapid consolidation, increasing nationwide competition in the financial services industry and the need to anticipate and best position MBI in light of industry trends, (2) the positive impact that a combination of MBI and Bancshares would have on MBI's ability to compete effectively with other bank holding companies and other financial services providers in the key metropolitan areas of Kansas City and St. Louis, (3) Bancshares' franchise, especially its leading market position in the mid-level commercial market, and the difficulties MBI would encounter attempting to obtain a similar position in such market by means other than the Merger.

    (ii) The financial condition, results of operations and business operations and prospects of Bancshares, as well as the results of MBI's due diligence review of Bancshares. In that regard, the MBI Board considered its belief that Bancshares is a high performing, quality franchise with a respected and capable management team, and a compatible approach to customer service, credit quality and shareholder value.

    (iii) The financial terms of the Merger (see "--General Description of the Merger") and the effect of such terms on MBI's shareholders, and its determination that such terms were consistent with MBI's long-term strategy of enhancing shareholder value with external expansion through selective acquisitions.

    (iv) The opportunities created by the Merger to leverage MBI's infrastructure, technology, products, marketing, and lines of business through Bancshares' established distribution network, and the possibility of achieving significant cost savings and operating efficiencies through among other things the elimination of duplicate efforts. Although no assurances could be given that any particular level of cost synergies would be achieved, the managements of MBI and Bancshares had identified potential synergies in the form of estimated pre-tax cost savings of $7.5 million in 1997, $16.7 million in 1998 and $20.6 million commencing in 1999. See "-- Management and Operations After the Merger."

    (v) The expectation that the Merger will provide revenue growth opportunities based on the combined company's leadership in the majority of its markets, its broad product line and sales productivity, its delivery channels and its brand name.

    (vi) The nonfinancial terms of the Merger Agreement and related agreements including the agreements with certain members of management of Bancshares (see "--Interests of Certain Persons in the Merger") and the Stock Option Agreement (see "--Stock Option Agreement").

    (vii) Its belief that the Merger would enhance shareholder value by, among other things, expanding MBI's mid-level commercial operations relative to other businesses; diversifying the combined company's customer base, revenue stream, loan portfolio and funding sources; and reduce the combined company's exposure to business sector risk and operational risk.

    (viii) The likelihood that the merger would receive requisite regulatory approvals (see "--Regulatory Approval").

  In addition, in recommending approval of the Merger Agreement and the Merger by the MBI shareholders, the MBI Board considered the opinion of UBS Securities (including the assumptions and financial information relied upon by UBS Securities in arriving at such opinion) that, as of the date of the Merger Agreement, the Exchange Ratio is fair from a financial point of view to the holders of MBI Common Stock (see "--Opinion of MBI's Financial Advisor"). UBS Securities was not requested to, nor did it, render an opinion as to the fairness of the Exchange Ratio prior to the meeting of the MBI Executive Committee at which the Merger was approved.

  In recommending approval of the Merger Agreement and the Merger by the MBI shareholders in this Joint Proxy Statement/Prospectus, the MBI Board has also considered the fact that on December 22, 1996, MBI entered into an agreement to acquire Roosevelt. In this regard, the MBI Board considered the potential financial benefits associated with the acquisition of Roosevelt as discussed under "--Management and Operations After the Merger," the benefits associated with Roosevelt's mortgage banking operations and the fact that the transaction was expected to be accretive to earnings beginning in 1997.

  The foregoing discussion of the information and factors considered by the MBI Board is not intended to be exhaustive but includes all material factors considered by the MBI Board. In reaching its determination to approve the Merger, the MBI Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger and other transactions contemplated by the Merger Agreement, and considering the matters discussed above, the MBI Board unanimously approved the Merger Agreement and the transactions contemplated thereby as being in the best interest of MBI and its shareholders.

  BASED ON THE FOREGOING, THE MBI BOARD UNANIMOUSLY RECOMMENDS THAT MBI SHAREHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

REASONS OF BANCSHARES FOR THE MERGER; BANCSHARES BOARD RECOMMENDATION

  The Bancshares Board has determined that the terms of the proposed Merger are fair to, and in the best interests of, Bancshares and its shareholders. Accordingly, the Bancshares Board unanimously approved the Merger Agreement and recommends that the shareholders of Bancshares vote "FOR" approval of the Merger Agreement.

  In reaching its determination, the Bancshares Board consulted with legal counsel with respect to the legal duties of the Bancshares Board, regulatory matters, tax matters and the Merger Agreement, Stock Option Agreement and issues related thereto. The Bancshares Board also consulted with Morgan Stanley, its financial advisors, with respect to the financial aspects and fairness of the proposed Merger to shareholders of Bancshares. The Bancshares Board considered a number of factors, which included:

    (i) Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of MBI and Bancshares, both individually and on a combined basis, including but not limited to, information with respect to the companies' respective recent and historic stock and earnings performance. The Bancshares Board considered the detailed financial analyses, pro forma and other information with respect to MBI and Bancshares presented to the Bancshares Board by Morgan Stanley, as well as the Bancshares Board's own knowledge of MBI, Bancshares and their respective businesses;

    (ii) The current and prospective competitive and regulatory environments in which Bancshares operates, including significant recent consolidations within Bancshares' principal markets and the potential impact on Bancshares of recent legislation which increased the potential for further consolidation within the state of Missouri;

    (iii) The advantages to Bancshares, in light of the foregoing consolidation within its markets, of combining with a large, St. Louis-based financial institution, thereby enabling the shareholders of Bancshares to become shareholders of a larger combined entity having greater resources to compete in Bancshares' principal markets than Bancshares would have on a stand-alone basis;

    (iv) The complementary strengths of Bancshares and of MBI, and the opportunities for greater efficiencies and cost savings by the combined entity;

    (v) The Bancshares Board's review of the strategic options available to Bancshares;

    (vi) The financial advice provided by Morgan Stanley and the opinion of Morgan Stanley that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Bancshares Common Stock;

    (vii) The terms, conditions and course of negotiations relating to the Merger Agreement;

    (viii) The availability of dissenters' rights;

    (ix) The terms, conditions and course of negotiations relating to, as well as the legal, accounting and other consequences of, the stock option granted to MBI under the Stock Option Agreement, as well as the fact that MBI required the stock option as a condition to entering into the Merger Agreement;

    (x) The expectation that the Merger will generally be a tax-free transaction to Bancshares and its shareholders for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER;"

    (xi) The likelihood that the proposed Merger would be consummated;

    (xii) The recommendations of Bancshares' management with respect to the proposed Merger (which recommendations were considered in light of certain interests of management in the proposed Merger; see "--Interests of Certain Persons in the Merger"); and

    (xiii) The effect of the proposed Merger on the employees of Bancshares as well as its effect on Bancshares' customers and the communities in which Bancshares operates.

  The Bancshares Board believes that the proposed Merger will benefit shareholders of Bancshares by affording them the opportunity to participate in the future growth of a larger and more diversified bank holding company having greater financial resources, competitive strengths and business opportunities than would be possible for Bancshares as a stand alone entity.

  In addition, in recommending approval of the Merger Agreement and the Merger by the Bancshares shareholders in this Joint Proxy Statement/Prospectus, the Bancshares Board considered the fact that on December 22, 1996, MBI entered into an agreement to acquire Roosevelt.

  In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Bancshares Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Bancshares Board may have given different weights to different factors.

OPINION OF MBI'S FINANCIAL ADVISOR

  UBS Securities has rendered its written opinions to the MBI Board that, as of October 27, 1996 and the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of MBI Common Stock. UBS Securities was retained by the MBI Board to express an opinion as to the fairness, from a financial point of view, to the holders of MBI Common Stock of the Exchange Ratio. UBS Securities did not address MBI's underlying business decision to proceed with the Merger and did not make any recommendation to the MBI Board or to the shareholders of MBI with respect to any approval of the Merger.

  The full text of the opinion of UBS Securities, dated the date of this Joint Proxy Statement/Prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by UBS Securities, is attached as Annex D to this Joint Proxy Statement/Prospectus. Holders of MBI Common Stock are urged to read the opinion in its entirety. UBS SECURITIES' OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MBI SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MBI ANNUAL MEETING. The summary set forth in this Joint Proxy Statement/Prospectus of the opinion of UBS Securities is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex D. The opinion attached hereto as Annex D is substantially the same as the opinion dated October 27, 1996, although in conducting its review and analysis of the Merger in connection with the opinion dated the date of this Joint Proxy Statement/Prospectus, UBS Securities took into account the Roosevelt transaction, which was agreed to subsequent to October 27, 1996.

  In arriving at its opinions, UBS Securities reviewed: (i) the Merger Agreement and the Stock Option Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended

December 31, 1995 of MBI and Bancshares; (iii) certain interim reports on Form 8-K and Quarterly Reports on Form 10-Q of MBI and Bancshares filed subsequent to January 1, 1996, including the March 11, 1996 MBI Form 8-K; (iv) certain other financial information concerning the businesses and operation of MBI and Bancshares furnished to UBS Securities by MBI and Bancshares, including certain internal financial analyses, pro forma financial statements giving effect to the Merger prepared by the senior management of MBI and forecasts for MBI and Bancshares prepared by the senior management of MBI; (v) certain publicly available information concerning trading of, and the trading market for, the MBI Common Stock and the Bancshares Common Stock; and (vi) certain publicly available information with respect to banks and bank holding companies and the nature and terms of certain other transactions that UBS Securities considered relevant to its inquiry. In arriving at this opinion date the date of this Joint Proxy Statement/Prospectus, UBS Securities also reviewed, among other things: (i) the Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and Roosevelt, and the Stock Option Agreement, dated December 22, 1996, between MBI and Roosevelt; (ii) the Annual Reports to Shareholders, the Annual Reports on Form 10-K for the year ended December 31, 1996 of MBI and Bancshares and the Annual Reports on Form 10-K for the three years ended December 31, 1996 for Roosevelt; and (iii) certain other financial information concerning the business and operations of MBI, Bancshares and Roosevelt furnished to UBS Securities by MBI and Bancshares, including certain internal financial analyses, pro forma financial statements giving effect to the acquisition of Roosevelt and the Merger prepared by the senior management of MBI and forecasts for MBI, Roosevelt and Bancshares prepared by the senior management of MBI. UBS Securities also held discussions with senior management of MBI and Bancshares regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as UBS Securities deemed relevant to its inquiry. No limitations were imposed by MBI with respect to the investigations made or the procedures followed by UBS Securities in rendering its opinion.

  In conducting its review and arriving at its opinions, as contemplated under the terms of its engagement by MBI, UBS Securities relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it or publicly available, and did not assume any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, UBS Securities relied upon the management of MBI as to the reasonableness of the pro forma financial statements (including the underlying assumptions, the adjustments giving effect thereto and the allocation of such adjustments) and the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to UBS Securities, and UBS Securities assumed that such forecasts and projections reflected the best currently available estimates and judgments of the management of MBI and that such forecasts and projections would be realized in the amounts and in the time periods estimated by the management of MBI. UBS Securities also assumed, without independent verification, that the aggregate allowances for credit losses for MBI, Bancshares and Roosevelt were adequate to cover such losses. In rendering its opinion, UBS Securities did not make or obtain any evaluations or appraisals of the property of MBI, Bancshares or Roosevelt, nor did UBS Securities examine any individual loan files.

  UBS Securities also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. UBS Securities' opinions were necessarily based upon economic, market and other conditions as they existed and could be evaluated on the date thereof and the information made available to UBS Securities through the date thereof.

  In connection with rendering its opinions to the MBI Board, UBS Securities performed a variety of financial analyses which are summarized below. UBS Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying UBS Securities' opinions. UBS Securities arrived at its opinions based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analyses or summary description. With respect to the comparable company analysis and bank merger transaction analysis summarized below, no public company utilized as a comparison is identical to MBI, Bancshares or Roosevelt, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The earnings forecasts and projections furnished by the senior management of MBI contained in or underlying UBS Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and projections. None of MBI, Bancshares or Roosevelt publicly discloses internal management estimates of the type provided to UBS Securities in connection with its review of the financial terms of the Merger. The estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by UBS Securities was assigned a greater significance by UBS Securities than any other.

  The following is a brief summary of the analyses performed by UBS Securities in connection with its opinion dated October 27, 1996:

    (a) Analysis of Comparable Acquisition Transactions. UBS Securities analyzed 13 other commercial bank acquisition transactions involving consideration to shareholders of $500 million to $1.5 billion over the period from 1993 through 1996. The transactions analyzed were: Bank of New York/National Community Banks; NationsBank Corp./MNC Financial Inc.; Marshall & Ilsley/Valley Bancorp; Banc One Corporation/Liberty National Bancorp; National Westminster/Citizens First Bancorp; First Bank System/Metropolitan Financial; Boatmen's Bancshares/Worthen Banking Corp.; First Union Corp./Coral Gables Fedcorp; Banc One Corporation/Premier Bancorp; Boatmen's Bancshares/Fourth Financial; UJB Financial/Summit Bancorp; Regions Financial/First National Bancorp and Crestar Financial/Citizens Bancorp. This analysis, which was based on publicly announced book values and earnings per share for the 12 months preceding the announcement of the relevant transaction and the consensus of publicly available First Call earnings per share estimates for the 12 months following the announcement of the relevant transaction, showed that the Exchange Ratio represented a premium to the closing price of the Bancshares Common Stock one day prior to announcement of the Merger of 17.1%, compared to a high premium to market of 58.9%, a median premium to market of 12.8% and a low premium to market of 8.9%. This analysis also showed that the Exchange Ratio represented a multiple of: (i) 2.80x Bancshares' reported book value per share, compared to a high multiple of 2.60x, a median multiple of 2.07x and a low multiple of 1.39x; (ii) 2.86x Bancshares' tangible book value per share, compared to a high multiple of 2.60x, a median multiple of 2.07x and a low multiple of 1.39x; (iii) 16.7x Bancshares' latest 12 months fully diluted normalized earnings per share, compared to a high multiple of 34.0x, a median multiple of 16.1x and a low multiple of 9.7x; and (iv) 14.2x Bancshares' projected next 12 months fully diluted earnings per share, compared to a high multiple of 24.7x, a median multiple of 15.1x and a low multiple of 9.7x. UBS Securities recognized that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

    (b) Selected Comparable Publicly Traded Commercial Banks Analysis. UBS Securities analyzed certain market data for the MBI Common Stock and the Bancshares Common Stock, and compared such data to similar data for the 11 other bank holding companies comprising the Midwestern Bank Index, an index of selected bank holding companies located in the states of Arkansas, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Nebraska, Ohio, Oklahoma and Wisconsin with market capitalizations between $500 million and $1.5 billion (Commerce Bankshares, Inc., Provident Bancorp, Inc., FirstMerit Corporation, First Commercial Corporation, Old National Bancorp, Magna Group, Inc., UMB Financial Corporation, Associated Banc-Corp., First Michigan Bank Corp., CNB Bancshares, Inc. and BOK Financial

  Corporation). This analysis showed, among other things, that Bancshares' market price represented a multiple of 13.2x estimated 1996 fully diluted earnings per share and 11.8x estimated 1997 earnings per share, compared to median multiples for the Midwestern Bank Index of 13.2x and 12.2x, respectively. Earnings estimates for MBI, Bancshares and the Midwestern Bank Index were based on First Call estimates as of October 24, 1996. This analysis also showed that the market price of the Bancshares Common Stock on the day prior to the announcement of the Merger represented a multiple of 2.52x book value and 2.63x tangible book value, compared to median multiples for the Midwestern Bank Index of 1.95x and 2.06x, respectively.

    The forecasts and projections furnished to UBS Securities for MBI and Bancshares were prepared by the managements of MBI and Bancshares, respectively. As a matter of policy, MBI and Bancshares do not publicly disclose internal management forecasts, projections, or estimates of the type furnished to UBS Securities in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

    (c) Pooling Acquisition Analysis. UBS Securities analyzed certain financial aspects of the Merger on a pooling of interests basis. In performing these analyses, UBS Securities noted that the Exchange Ratio, based on closing market prices for the MBI Common Stock and the Bancshares Common Stock on the day prior to the announcement of the Merger resulted in an assumed purchase price of $49.62 per share of Bancshares Common Stock, compared to a market price of $42.38 per share, resulting in a premium to market of 17.1% and a total purchase price of $855.3 million. UBS Securities also noted that on a pro forma basis, current shareholders of MBI would own 78.6%, and current shareholders of Bancshares would own 21.4%, of the combined equity. For purposes of these pooling acquisition analyses, UBS Securities relied on certain key assumptions furnished by senior management of MBI and Bancshares, including forecasts and projections for MBI and Bancshares for 1997, 1998 and 1999, the amount of assumed cost savings to be realized after the Merger, the amount of restructuring charges to be incurred, projected growth in tangible assets and core earnings for MBI and MBI's cost of capital. These assumptions were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such assumptions. Based on these assumptions, and utilizing a range of discount rates for MBI, UBS Securities performed an economic discounted cash flow analysis of Bancshares at different terminal value multiples of Bancshares' projected cash flow for the year 2006, which economic discounted cash flow analysis showed present values ranging from $1,225.7 million to $1,735.6 million. Based on these assumptions, UBS Securities' pooling acquisition analysis of the Merger from MBI's perspective showed that the Merger, compared to continued operation of MBI on a stand-alone basis, would result in earnings per share dilution of 1.0% in 1997 and accretion of 1.0% and 2.0% in 1998 and 1999, respectively. In addition, based on these assumptions, UBS Securities computed pro forma pooling earnings per share for the combined entity of $4.22, $4.67 and $5.13 for 1997, 1998 and 1999, respectively, compared to earnings per share for MBI on a stand-alone basis of $4.26, $4.63 and $5.02. Based on the estimates provided by MBI's management, UBS Securities calculated year-end tangible common equity ratios for the combined entity in a pooling transaction of 8.32%, 8.79% and 9.26% for 1997, 1998 and 1999, respectively, compared to tangible common equity ratios for MBI on a stand-alone basis of 8.14%, 8.55% and 8.96%.

  The MBI Board retained UBS Securities based upon the recognized experience and expertise of UBS Securities' financial institutions group. UBS Securities is an internationally recognized investment banking and advisory firm. UBS Securities, as part of its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. MBI selected UBS Securities as its financial adviser because of its reputation and because of its substantial experience in transactions such as the Merger. In the ordinary course of business, UBS Securities actively trades the equity securities of Bancshares and MBI for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

  MBI and UBS Securities have entered into a letter agreement, dated October 18, 1996 (the "UBS Engagement Letter"), relating to the services to be provided by UBS Securities in connection with the Merger. MBI has agreed to pay UBS Securities' fees as follows: (i) $50,000, payable at the signing of the letter agreement; (ii) $750,000, payable at the mailing of this Joint Proxy Statement/Prospectus; and (iii) $2,125,000 (less any fees paid under the preceding clauses (i) and (ii)), contingent upon and payable at the closing of the Merger. In the UBS Engagement Letter, MBI also has agreed to reimburse UBS Securities for the reasonable fees and disbursements of UBS Securities' counsel and all of UBS Securities' reasonable travel and other out-of-pocket expenses. Pursuant to an additional letter agreement dated October 18, 1996, MBI also has agreed to indemnify UBS Securities against certain liabilities, including liabilities under the federal securities laws.

  UBS Securities in the past from time to time has provided financial advisory and investment banking services to MBI, for which services UBS Securities has received customary fees. In addition, UBS Securities is acting as financial advisor to MBI in connection with the Roosevelt transaction, for which services UBS Securities will receive customary fees.

OPINION OF BANCSHARES' FINANCIAL ADVISOR

  Bancshares retained Morgan Stanley to act as Bancshares' financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with Bancshares. At the October 25, 1996 meeting of the Bancshares Board, Morgan Stanley delivered an oral opinion to the Bancshares Board that, as of such date and subject to certain considerations set forth in the written opinion of Morgan Stanley dated October 27, 1996, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Bancshares Common Stock. Morgan Stanley subsequently confirmed its October 27, 1996 opinion by delivery to the Bancshares Board of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus.

  THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BANCSHARES SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BANCSHARES BOARD AND THE FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF BANCSHARES COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF BANCSHARES COMMON STOCK AS TO HOW TO VOTE AT THE BANCSHARES SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with rendering its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley: (i) reviewed certain publicly available financial statements and other information of Bancshares and MBI, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Bancshares and MBI prepared by the managements of Bancshares and MBI, respectively; (iii) analyzed certain financial projections of Bancshares and MBI prepared by the managements of Bancshares and MBI, respectively; (iv) discussed the past and current operations and financial condition and the prospects of Bancshares and MBI with senior executives of Bancshares and MBI, respectively; (v) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity for the Bancshares Common Stock and the MBI Common Stock; (vii) compared the financial performance of Bancshares and MBI and the prices and trading activity of the Bancshares Common Stock and the MBI Common Stock with that of certain other comparable publicly-traded companies and their securities;
(viii) discussed the results of regulatory examinations of Bancshares and MBI with the senior management of the respective companies; (ix) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of Bancshares and MBI; (x) reviewed and discussed with senior managements of Bancshares and MBI certain estimates of the cost savings and revenue enhancements projected by Bancshares and MBI for the combined company and compared such amounts to those estimated in certain precedent transactions; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (xii) participated in discussions and negotiations among representatives of Bancshares and MBI and their legal advisors; (xiii) reviewed the Merger Agreement, the Stock Option Agreement between Bancshares and MBI and certain related documents; and (xiv) considered such other factors as Morgan Stanley deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Bancshares and MBI for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Bancshares and MBI. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Bancshares and MBI, nor was Morgan Stanley furnished with any such appraisals, and Morgan Stanley did not examine any individual loan credit files of Bancshares and MBI. In addition, Morgan Stanley assumed the Merger would be consummated substantially in accordance with the terms set forth in the Merger Agreement. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinions.

  The following is a brief summary of the financial analyses performed by Morgan Stanley and reviewed with the Bancshares Board on October 25, 1996 in connection with rendering its opinions on October 25th and October 27th.

  Comparable Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of Bancshares with corresponding publicly available information of (i) a group of eight publicly traded bank holding companies that Morgan Stanley considered comparable in certain respects with Bancshares (the "Peer Group"), and (ii) thirty-five regional bank holding companies (the "Morgan Stanley Bank Index" and together with the Peer Group, the "Comparables"). The Peer Group consisted of Associated Banc-Corp., Cole Taylor Financial Group, Inc., Community First Bankshares, Inc., Corus Bancshares, Inc., First Financial Bancorp., First Michigan Bank Corporation, Inc., Magna Group, Inc. and Old National Bancorp. The Morgan Stanley Bank Index consisted of AmSouth Bancorporation, Banc One Corporation, BankAmerica Corporation, Barnett Banks, Inc., Bank of New York Company, Inc., Bank of Boston Corporation, Boatmen's Bancshares, Inc., Crestar Financial Corporation, CoreStates Financial Corp., Comerica Incorporated, First American Corporation, First Bank System, Inc., First Chicago NBD Corporation, Fifth Third Bancorp, Fleet Financial Group, Inc., First of America Bank Corporation, Firstar Corporation, First Union Corporation, First Virginia Banks, Inc., Huntington Bancshares Incorporated, Hibernia Corporation, KeyCorp, Mellon Bank Corporation, NationsBank Corporation, National City Corporation, Norwest Corporation, PNC Bank Corp., Regions Financial Corporation, Southern National Corporation, Star Banc Corporation, SunTrust Banks, Inc., Union Planters Corporation, U.S. Bancorp, Wachovia Corporation and Wells Fargo & Company. Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of September 30, 1996 when available, and otherwise June 30, 1996.

  Morgan Stanley analyzed the relative performance and value of Bancshares by comparing certain market trading statistics for Bancshares with the Comparables. Market information used in ratios provided below is as of October 23, 1996. The market trading information used in the valuation analysis was market price to book value (which was 2.4x in the case of Bancshares; 2.1x in the case of the average of the Peer Group; and 2.2x in the case of the average of the Morgan Stanley Bank Index) and market price to estimated earnings per share for

1997 (which was 11.9x in the case of Bancshares; 11.9x in the case of the average of the Peer Group; and 11.7x in the case of the average of the Morgan Stanley Bank Index). Earnings per share estimates for Bancshares, the Morgan Stanley Bank Index and the Peer Group were based on First Call estimates as of October 23, 1996. First Call is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional shareholders. The implied range of values for Bancshares Common Stock derived from the analysis of the Comparables' market price to book value and market price to 1997 estimated earnings per share ranged from approximately $35 to $44 per share.

  Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of Bancshares Common Stock assuming Bancshares continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that Bancshares could generate, and (ii) the present value of the "terminal value" of Bancshares Common Stock at the end of year 2001. To determine a projected dividend stream, Morgan Stanley assumed a constant equity/asset ratio of 8%. The earnings projections which formed the basis for the dividends were adapted from First Call estimates for 1996 and 1997, and earnings growth rates ranging from 9%-11% for estimating earnings for 1998 through 2002. The "terminal value" of Bancshares Common Stock at the end of the period was determined by applying two price-to-earnings multiples (11x and 12x) to year 2002 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 12% and 14%, which Morgan Stanley viewed as the appropriate discount rate range for a company with Bancshares's risk characteristics. Based on the above assumptions, fully diluted stand-alone value of Bancshares Common Stock ranged from approximately $39 to $48 per share.

  Implied Acquisition Value. As part of its analysis of the acquisition valuation, Morgan Stanley assumed that the net present value of estimated cost savings and revenue enhancements was added to the stand-alone value of Bancshares Common Stock calculated using First Call estimates as described above (see "--Dividend Discount Analysis"). Based on cost savings ranging from $14-$18 million (15%-20% of projected non-interest expense base), discount rates of 12% and 14%, a phase-in cost of savings over two years, a cost savings growth rate of 2% after the phase-in period, merger and reorganization charges equal to the cost savings incurred in the first year following the Merger and price-to-earnings terminal multiples of 11x and 12x in the year 2002, Morgan Stanley estimated the implied acquisition value of Bancshares Common Stock to range from approximately $45 to $53 per share.

  Precedent Transaction Analysis. Morgan Stanley performed an analysis of nine precedent transactions ("Precedent Transactions") by selected holding companies of commercial banks that Morgan Stanley deemed comparable to the Merger in order to calculate a valuation range for the Bancshares Common Stock. Multiples of book value and earnings implied by the consideration paid in Precedent Transactions were applied to book value and 1997 estimated earnings per share of Bancshares to yield a range of values for Bancshares Common Stock. The Precedent Transactions consisted of U.S. Bancorp/West One Bancorp, First Bank System, Inc./FirsTier Financial, Inc., Boatmen's Bancshares, Inc./Fourth Financial Corporation, National City Corporation/Integra Financial Corporation, NationsBank Corporation/Bank South Corporation, UJB Financial Corp./The Summit Bancorporation, Regions Financial Corporation/First National Bancorp, Bank of Boston Corporation/BayBanks, Inc. and Crestar Financial Corporation/Citizens Bancorp.

  Ranges of multiples of book value and of estimated earnings (based on Institutional Brokers Estimate System estimates prior to announcement) per share ranging from 2.1x to 2.4x and from 13.5x to 15.5x, respectively, derived from the Precedent Transactions were applied to the book value and 1997 estimated earnings (based on First Call estimates) per share of Bancshares to yield an implied range of values for Bancshares Common Stock ranging from approximately $37 to $55 per share.

  Exchange Ratio Analysis. Morgan Stanley analyzed the ratio of closing prices per share of Bancshares Common Stock and MBI Common Stock during the twelve-month period ending October 23, 1996. Morgan Stanley observed that such implied exchange ratio had averaged 0.825x during such period, 0.808x over the six-month period, 0.800x over the three-month period, 0.809x over the one-month period, and 0.802x over the one-week period, in each case, prior to October 23, 1996. Morgan Stanley also observed that the implied exchange ratio based on the closing market prices of Bancshares Common Stock and MBI Common Stock on October 23, 1996 of $42.000 and $52.375, respectively, was approximately 0.802x.

  Contribution Analysis. Morgan Stanley reviewed the pro forma effects of the Merger and computed the contribution to the combined company's pro forma financial results attributable to each of Bancshares and MBI. The computation showed, among other things, that Bancshares and MBI would contribute to the combined company approximately 16% and 84%, respectively, of book value as of September 30, 1996, 18% and 82%, respectively, of 1997 estimated earnings based on First Call estimates, and 18% and 82%, respectively, of market value as of October 23, 1996. Morgan Stanley calculated that the Exchange Ratio would result in an allocation between the holders of Bancshares Common Stock and MBI Common Stock of pro forma ownership of the combined company equal to approximately 21% and 79%, respectively.

  In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its October 27, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  No company or transaction used in the comparable company and comparable transaction analyses is identical to Bancshares or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Bancshares and other factors that could affect the public trading value of the companies to which they are being compared.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bancshares or MBI. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the Exchange Ratio in the Merger Agreement to the holders of shares of Bancshares Common Stock and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Bancshares might actually be sold.

  As described above, Morgan Stanley's opinion and the information provided by Morgan Stanley to the Bancshares Board were two of a number of factors taken into consideration by the Bancshares Board in making its determination to recommend approval of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the entire Bancshares Board or the view of the management with respect to the value of Bancshares. The Exchange Ratio pursuant to the Merger Agreement was determined through negotiations between Bancshares and its advisors and MBI, and was approved by the entire Bancshares Board.

  The Exchange Ratio pursuant to the Merger Agreement was determined through negotiations between Bancshares and MBI and was approved by the Bancshares Board. Morgan Stanley provided advice to Bancshares during the course of such negotiations, but did not participate in negotiations relating to the Exchange Ratio.

  The Bancshares Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business,

Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley makes a market in Bancshares Common Stock and MBI Common Stock. In the course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of Bancshares and MBI for their own account and for the accounts of customers and, accordingly may at times hold a long or short position in such securities. In the past, Morgan Stanley has provided financial advisory and investment banking services to Bancshares for which services Morgan Stanley received customary fees.

  Pursuant to a letter dated June 5, 1995, as modified on October 21, 1996, Bancshares has agreed to pay Morgan Stanley: (i) an advisory fee estimated to be between $100,000 and $200,000 which is payable if the Merger is not consummated, and (ii) a transaction fee of $5.0 million which is payable upon the consummation of the Merger. Any advisory fee paid will be credited against the transaction fee. In addition, Bancshares has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley, and to indemnify and hold harmless Morgan Stanley and certain related parties from and against certain liabilities and expenses, which may include certain liabilities under the federal securities laws, in connection with its engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Bancshares' management have certain interests in the Merger that are in addition to their interests as shareholders of Bancshares generally. The Bancshares Board was aware of their interests and considered them, among other matters, in approving the Merger.

  MBI Directorship. In connection with the proposed Merger, MBI has agreed to nominate Alvin J. Siteman, Chairman of Bancshares, for election to the MBI Board for a three-year term expiring in 2000. Mr. Siteman will be nominated to the MBI Board for election as a Class III director promptly following the Effective Time.

  Employment Agreements. Mr. Siteman, John P. Dubinsky, President and Chief Executive Officer of Bancshares, and Peter F. Benoist, Executive Vice President of Bancshares, have been offered certain positions in MBI's St. Louis banking operations and have executed employment agreements with MBI which will replace existing agreements each of such employees has with Bancshares. These employment agreements take effect at the Effective Time.

  Mr. Siteman's employment agreement, dated as of November 18, 1996, provides for an eighteen-month term. Under his employment agreement, Mr. Siteman will serve as Chairman of the Board of Directors of MBI's St. Louis banking affiliate and will be nominated for election to the MBI Board for a three-year term expiring in 2000. The employment agreement provides for an annual base salary of no less than $420,000 and an annual bonus in an amount to be determined by the MBI Board, but which will in no event be less than $231,000. In addition, the employment agreement provides that Mr. Siteman will be entitled during his employment term to receive certain perquisites and to participate in all incentive, savings and retirement and welfare benefit plans, in each case, as applicable to peer executives of MBI and its affiliated companies. If Mr. Siteman's employment is terminated by MBI other than for Cause, death or Disability (as such capitalized terms are defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), the employment agreement provides that Mr. Siteman will be entitled to receive (i) all accrued and unpaid salary and bonus as of the date of termination, (ii) a termination payment equal to the greater of: (A) the product of (x) the number of months remaining under the term of his employment agreement, divided by twelve, and (y) the sum of his annual base salary and annual bonus, and, in the event that a fiscal year has not been completed during the employment period as of the date of termination, (B) the amount equal to the sum of his annual base salary and annual bonus for the most recently completed fiscal year, payable in 24 equal monthly installments, and (iii) continued benefits under the welfare benefit plans for the greater of one year, the number of months remaining under the employment agreement or such longer period as provided for in such plans. The employment agreement also contains a covenant not to compete with MBI during the term of his employment agreement and for a period of three years following termination of Mr. Siteman's employment.

  Mr. Dubinsky's employment agreement, dated as of October 27, 1996, provides for a two-year term. Under his employment agreement, Mr. Dubinsky will serve as President and Chief Executive Officer of MBI's St. Louis banking affiliate and as a member of the MBI Executive Committee. The employment agreement provides for a minimum annual base salary of $422,600 (representing 105% of his annual base salary with Bancshares as of October 27, 1996), which is subject to subsequent review and potential increase on an annual basis, and an annual bonus in an amount to be determined by the MBI Board, but in no event shall the amount thereof for the first fiscal year of MBI that he is so employed be less than 55% of his annual base salary. In addition, the employment agreement provides that Mr. Dubinsky will be entitled during his employment term to receive certain perquisites and to participate in all incentive, savings and retirement and welfare benefit plans, in each case as applicable to peer executives of MBI and its affiliated companies. If Mr. Dubinsky's employment is terminated by MBI other than for Cause, death or Disability (as such capitalized terms are defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), Mr. Dubinsky will be entitled to receive (i) a termination payment equal to the aggregate of (A) his annual base salary through the date of termination, provided that if his employment is terminated without Cause or for Good Reason before the 14th month anniversary of the Effective Time, the date of termination shall be deemed to be such 14th month anniversary and any accrued bonus shall be added to and be deemed a part of the annual base salary, and (B) $1.2 million, payable in 24 equal monthly installments (the approximate amount that would be owed to Mr. Dubinsky under existing employment arrangements with Bancshares), and (ii) continued benefits under the welfare benefit plans for the greater of one year, the number of months remaining under the employment agreement or such longer period as provided for in such plans. The employment agreement also contains a covenant not to compete with MBI during the term of his employment agreement and for a period of three years following termination of Mr. Dubinsky's employment.

  Mr. Benoist's employment agreement, dated as of October 27, 1996, provides for a two-year term. Under his employment agreement Mr. Benoist will serve as Executive Vice President of MBI's St. Louis banking affiliate. The employment agreement provides for a minimum annual base salary of $275,717 (representing 100% of his annual base salary with Bancshares as of October 27, 1996), subject to subsequent review and potential increase on an annual basis, and an annual bonus in an amount to be determined by the MBI Board, but in no event shall the amount thereof for the first fiscal year of MBI that he is so employed be less than 55% of his annual base salary. In addition, Mr. Benoist will receive a retention bonus if he remains employed with MBI for the period beginning at the Effective Time and ending 13 months thereafter, of (i) a lump sum cash payment in an amount equal to the product of .25 and his annual base salary during the 1997 calendar year, and (ii) 10,000 shares of restricted stock under the Stock Incentive Plan, which shares shall vest in equal installments on the second, third and fourth anniversaries of the Effective Time. In addition, if Mr. Benoist is terminated other than for Cause (as defined in his employment agreement) during the 30-day period immediately following the first anniversary of the Effective Time, he shall receive the lump sum payment described in clause (i) above. The employment agreement further provides that Mr. Benoist will be entitled during his employment term to receive certain perquisites and to participate in all incentive, savings and retirement and welfare benefit plans, in each case as applicable to peer executives of MBI and its affiliated companies. If Mr. Benoist's employment is terminated by MBI other than for Cause, death or Disability (as such capitalized terms are defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), Mr. Benoist will be entitled to receive (i) all accrued and unpaid salary and bonus as of the date of termination, (ii) a termination payment equal to the greater of: (A) the product of (x) the number of months remaining under the term of his employment agreement, divided by twelve, and (y) the sum of his annual base salary and annual bonus, and, in the event that a fiscal year has not been completed during the employment period as of the date of termination, and (B) the amount equal to the sum of his annual base salary and annual bonus for the most recently completed fiscal year, payable in 24 equal monthly installments, and (iii) continued benefits under the welfare benefit plans for the greater of one year, the number of months remaining under the employment agreement or such longer period as provided for in such plans. The employment agreement also contains a covenant not to compete with MBI during the term of his employment agreement and for a period of three years following termination of Mr. Benoist's employment.

  Bonuses. The Merger Agreement provides that the Bancshares Board may establish a bonus plan for 1997 for managers of Bancshares and its subsidiaries under Bancshares' historical executive performance incentive bonus plan. Such payments shall be within the sole discretion of the Bancshares Board, subject to a maximum bonus amount, for all managers in the aggregate, of $2,850,000. Bonuses are to be pro-rated based upon the number of days during 1997 that an eligible employee is employed by Bancshares or one of its subsidiaries. It is currently the intention of the Bancshares Board of Bancshares to authorize such a plan for the payment of bonuses to managers (including executive officers) in accordance with Bancshares' customary compensation practices.

  Stock Options. All rights with respect to Bancshares Common Stock pursuant to Bancshares Stock Options outstanding under the Bancshares Stock Plans, whether or not then exercisable, shall accelerate at the time Bancshares' shareholders approve the Merger and be converted into and become rights with respect to shares of MBI Common Stock at the Effective Time. See "--Employee Benefits" and "SUMMARY INFORMATION--Bancshares Stock Options."

  As of January 15, 1997, the five most highly compensated executive officers of Bancshares for the year ending December 31, 1996 had vested and unvested Bancshares Stock Options as follows:

                                                                        AVERAGE
                         NAME AND                    VESTED   UNVESTED  EXERCISE
                    PRINCIPAL POSITION               OPTIONS OPTIONS(1)  PRICE
                    ------------------               ------- ---------- --------
      John P. Dubinsky.............................. 58,759    72,500    $33.27
       President & Chief
       Executive Officer
      Alvin Siteman................................. 56,685    72,500    $36.84
       Chairman
      Peter F. Benoist.............................. 56,000    53,000    $31.38
       Executive Vice President
      W. Thomas Reeves.............................. 29,725    34,975    $33.08
       Senior Vice President
      Robert F. Borchert............................ 36,775    33,575    $31.05
       Chairman and Chief Executive Officer,
       Mark Twain Bank

--------
(1) As of the Effective Time, all Bancshares Stock Options, whether or not then exercisable, shall accelerate and be converted into and become rights with respect to shares of MBI Common Stock.

  In addition, as of January 15, 1997, 44 other present or former employees and directors of Bancshares had, in the aggregate, 331,189 vested and 367,552 unvested Bancshares Stock Options to purchase 698,741 shares of Bancshares Common Stock at an average exercise price of $32.48 per share. All Bancshares Stock Options, whether or not then exercisable, shall accelerate and be converted into and become rights with respect to shares of MBI Common Stock.

  Pursuant to the terms of the Merger Agreement, on January 7, 1997 Bancshares granted Bancshares Stock Options with regard to 249,525 shares of Bancshares Common Stock to employees (including executive officers) of Bancshares. Such grants were made in a manner consistent with Bancshares' normal compensation practices and are reflected in the above information.

  Severance. Bancshares and certain of its key employees (including executive officers) are parties to standard employment and compensation agreements (the "Employment and Compensation Agreements") which will remain in effect as of the Effective Time. These Employment and Compensation Agreements by their terms are binding upon any successor to Bancshares. Among other things, the Employment and Compensation Agreements contain provisions stating that in the event of (i) termination by the employer without cause (as defined therein), or (ii) termination by the employee in response to certain actions by the employer affecting the employee's position, compensation or geographic location, the employee becomes entitled to receive, upon execution of a severance agreement, monthly severance payments in an amount based generally upon the employee's current salary and regular incentive compensation (based on the average paid during certain preceding years), which payments shall be made for a period equal to the initial term of the employee's Employment and Compensation Agreement (the "Severance Benefit"). Pursuant to the terms of their employment agreements with MBI, Messrs. Siteman, Dubinsky and Benoist have agreed that the Employment and Compensation Agreements previously executed by them with Bancshares will be terminated as of the Effective Time. Accordingly, Messrs. Siteman, Dubinsky and Benoist will not be eligible for the Severance Benefit after the Effective Time.

  As of January 15, 1997, the maximum Severance Benefit which would be payable at the Effective Time to each of Bancshares' five most highly compensated executive officers for the year ending December 31, 1996 is as follows:

                                                               MAXIMUM AGGREGATE
            INDIVIDUAL                                         SEVERANCE BENEFIT
            ----------                                         -----------------
      John P. Dubinsky........................................        N/A
       President & Chief Executive Officer
      Alvin Siteman...........................................        N/A
       Chairman
      Peter F. Benoist........................................        N/A
       Executive Vice President
      W. Thomas Reeves........................................     $642,000
       Senior Vice President
      Robert F. Borchert......................................     $583,000
       Chairman and Chief Executive Officer,
       Mark Twain Bank

  In addition, 32 other employees (including executive officers) of Bancshares have executed Employment and Compensation Agreements and would be entitled to a maximum aggregate Severance Benefit as of the Effective Time of approximately $7,100,000.

  Indemnification and Insurance. Under the Merger Agreement, MBI agreed to indemnify and hold harmless the past and present employees, agents, directors or officers of Bancshares or its subsidiaries for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless by Bancshares as of the date of the Merger Agreement (whether by operation of Bancshares' or one of its subsidiaries' Articles of Incorporation, corporate resolution, contract or similar agreement, or by operation of law). In addition, MBI agreed under the Merger Agreement to provide, for a period of not less than six years after the Effective Time, an insurance and indemnification policy that provides the officers and directors of Bancshares and its subsidiaries in office immediately prior to the Effective Time coverage no less favorable than the coverage provided by MBI to MBI's directors and officers as of the date of the Merger Agreement.

  See "--Employee Benefits" for a description of the benefits provided by the Merger Agreement for employees of Bancshares generally.

CONDITIONS OF THE MERGER

  The respective obligations of MBI and Bancshares to consummate the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

    (i) The Merger Agreement shall have received the requisite approval of shareholders of MBI, Merger Sub and Bancshares.

    (ii) All requisite approvals of the Merger Agreement and the transactions contemplated thereby shall have been received from the Federal Reserve Board, the State Bank Regulators, if required, and any other necessary governmental or regulatory authority or agency (collectively, the "Regulatory Authorities").

    (iii) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

    (iv) Neither MBI nor Bancshares shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

    (v) Each of MBI and Bancshares shall have received an opinion reasonably satisfactory in form and substance to it to the effect that the Merger will qualify for pooling-of-interests accounting treatment, which opinion shall not have been withdrawn (each, a "Pooling Letter").

  Bancshares' obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

    (i) The representations and warranties of MBI set forth in Article III of the Merger Agreement shall be true and correct in all material respects as of October 27, 1996 and as of the Effective Time (as though made on and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (B) for the effect of transactions contemplated or required by the Merger Agreement).

    (ii) MBI shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

    (iii) Bancshares shall have received a certificate of the chairman or chief financial officer of MBI as to the satisfaction of the conditions set forth in clauses (i) and (ii).

    (iv) Bancshares shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Bancshares, substantially to the effect that, among other things, for federal income tax purposes (A) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (B) no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger, and (C) no gain or loss will be recognized by the shareholders of Bancshares upon the conversion of their Bancshares Common Stock into MBI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MBI Common Stock.

  MBI's obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

    (i) The representations and warranties of Bancshares set forth in Article II of the Merger Agreement shall be true and correct in all material respects as of October 27, 1996 and as of the Effective Time (as though made on and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (B) for the effect of transactions contemplated or required by the Merger Agreement).

    (ii) Bancshares shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

    (iii) MBI shall have received certificates of the chairman and the president and chief executive officer of Bancshares as to the satisfaction of the conditions set forth in clauses (i) and (ii).

    (iv) MBI shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to MBI, substantially to the effect that, among other things, for federal income tax purposes (A) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (B) no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger, and (C) no gain or loss will be recognized by the shareholders of Bancshares upon the conversion of their Bancshares Common Stock into MBI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MBI Common Stock.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite shareholder approval: (i) by mutual consent of the MBI Executive Committee and the Bancshares Board; (ii) by the Executive Committee of the MBI Board or the Bancshares Board (A) at any time after October 27, 1997 if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of the Merger Agreement), (B) if the Federal Reserve Board has denied approval of the Merger and such denial has become final and nonappealable or
(C) if shareholders of Bancshares or MBI shall not have approved the Merger Agreement at their respective Meetings; (iii) by the MBI Executive Committee in the event of a material breach by Bancshares of the Merger Agreement, which breach is not cured within 30 days after written notice thereof to Bancshares by MBI; or (iv) by the Bancshares Board in the event of a material breach by MBI of the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to MBI by Bancshares.

  No assurance can be given that the Merger will be consummated, that MBI and Bancshares will not mutually agree to terminate the Merger Agreement or that MBI or Bancshares will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before October 27, 1997.

CLOSING AND EFFECTIVE TIME

  Unless the parties otherwise agree, the Closing of the Merger will take place at 10:00 a.m., Central Daylight Time, on the date on which the Effective Time occurs, which shall be such date as MBI notifies Bancshares in writing but not earlier than the Approval Date, and not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. The Effective Time will occur upon the filing of the appropriate documents in respect of the Merger with the Missouri Secretary of State. It is currently anticipated that the Effective Time will occur shortly after the later of the date of the MBI Annual Meeting and Bancshares Special Meeting, assuming the Merger Agreement is approved at both such meetings.

SURRENDER OF BANCSHARES STOCK CERTIFICATES AND RECEIPT OF MBI COMMON STOCK

  Except for the shares of Bancshares Common Stock subject to the exercise of dissenters' rights, at the Effective Time of the Merger, each outstanding share of Bancshares Common Stock (other than shares held by Bancshares or MBI or any of their respective subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted, which shall be cancelled) will be converted into the right to receive .952 of a share of MBI Common Stock.

  At or prior to the Effective Time, MBI will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of record of certificates representing shares of Bancshares Common Stock (the "Certificates"), certificates representing the MBI Common Stock and cash in lieu of any fractional shares (such cash and certificates for MBI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

  As soon as practicable after the Effective Time, holders of record of Certificates will be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that the Exchange Agent will deliver or cause to be delivered to such holders. Such letter of transmittal will specify that risk of loss and title to the Certificates will pass only upon delivery of such Certificates to the Exchange Agent.

  After the Effective Time, each holder of a Certificate that surrenders such Certificate with a properly completed transmittal letter to the Exchange Agent will be entitled to a certificate or certificates representing the number of full shares of MBI Common Stock into which the Certificate so surrendered will have been converted pursuant to the Merger Agreement and any dividend theretofore declared and not yet paid with respect to such shares of MBI Common Stock, without interest, and any payment due for fractional shares. The Exchange Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates must be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require in accordance with customary exchange practices.

  Each outstanding Certificate will, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the Merger Consideration into which the stock previously represented by such Certificate will have been converted in the Merger. After the Effective Time, holders of Certificates will cease to have rights with respect to the stock previously represented by such Certificates and their sole right will be to exchange such Certificates for such Merger Consideration. After the Effective Time, there will be no further transfer on the records of Bancshares of Certificates, and, if such Certificates are presented to Bancshares for transfer, they will be cancelled against delivery of such Merger Consideration.

  No dividends declared on MBI Common Stock will be remitted to any person entitled to receive MBI Common Stock in the Merger until such person surrenders the Certificate representing the right to receive such MBI Common Stock, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon.

  A restrictive legend will be placed on, and stop transfer instructions shall be given to the Exchange Agent and MBI's transfer agent in respect of, certificates representing MBI Common Stock issued in exchange for certificates surrendered for exchange by any person constituting an "affiliate" of Bancshares for purposes of Rule 145 of the Securities Act until MBI has received a written agreement from such person not to sell or otherwise dispose of any shares of MBI Common Stock received by such person until financial results covering at least 30 days of combined operations have been published and thereafter only in compliance with Rule 145 of the Securities Act. See "INFORMATION REGARDING MBI STOCK--Restrictions on Resale of MBI Capital Stock by Affiliates; Affiliate Agreements."

  MBI and the Exchange Agent will be entitled to rely upon the stock transfer books of Bancshares to establish the identity of those persons entitled to receive Merger Consideration, which books will be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, MBI and the Exchange Agent will be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

  If any certificate representing shares of MBI Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or otherwise in proper form for transfer) and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of MBI Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bancshares for 12 months after the Effective Time shall be paid to MBI. Notwithstanding the foregoing, none of Bancshares, MBI, the Exchange Agent or any other person shall be liable to any former holder of shares of Bancshares Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by MBI, the posting by such person of a bond in such amount as MBI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of MBI Common Stock, dividends and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the Merger Agreement.

FRACTIONAL SHARES

  No fractional shares of MBI Common Stock will be issued to the former shareholders of Bancshares in connection with the Merger. Each former holder of Bancshares Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock will receive cash in lieu thereof, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal (or in the absence thereof, by any other authoritative source) on the last business day preceding the Effective Time. No shareholder of Bancshares entitled to receive cash in lieu of fractional shares will be entitled to dividends, voting rights or any other rights in respect of such fractional shares. Cash received by Bancshares shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

  The obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the State Bank Regulators, if required, and any other necessary Regulatory Authority.

  The Merger is subject to the prior approval of the Federal Reserve Board under the BHCA. Under the BHCA, the Federal Reserve Board is required, in approving transactions such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of MBI and its bank subsidiaries following the Merger.

  The BHCA prohibits the Federal Reserve Board from approving the Merger if the Merger would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if the effect of the Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if the Merger would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of transactions in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

  Under the BHCA, the Merger may not be consummated until the 15th day following the date of Federal Reserve Board approval (or, if the United States Department of Justice (the "DOJ") has not submitted adverse comments with respect to competitive factors, the 15th day), during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

  The BHCA provides for the publication of notice and public comment on the applications and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

  The Merger may also be subject to the approval of or filings with the State Bank Regulators.

  The Federal Reserve Board has approved the Merger, by letter dated January 22, 1997. MBI and Bancshares have filed all applications for the approval of the State Bank Regulators, and have obtained all requisite approvals in these regards. MBI and Bancshares are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

  THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT ANY NECESSARY APPROVALS OR ACTIONS WILL BE RECEIVED OR TAKEN, AS TO THE TIMING OF SUCH APPROVALS OR ACTIONS, OR THAT ANY APPROVALS OR ACTIONS WILL NOT BE CONDITIONED IN A MANNER THAT WOULD CAUSE THE PARTIES TO ABANDON THE MERGER. IN ADDITION, THERE CAN BE NO ASSURANCE THAT ACTION WILL NOT BE BROUGHT CHALLENGING SUCH APPROVALS OR ACTIONS, OR, IF SUCH A CHALLENGE IS BROUGHT, AS TO THE RESULT THEREOF.

  See "--Closing and Effective Time," "--Conditions of the Merger," "--Waiver and Amendment" and "--Termination of the Merger Agreement" and "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

  From October 27, 1996 to the Effective Time, each of MBI and Bancshares agreed to, and agreed to cause each of their respective subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices, and agreed to, and agreed to cause each such subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

  From October 27, 1996 to the Effective Time, the Merger Agreement provides that, except as provided in the Merger Agreement, Bancshares has agreed not to, and to cause each of its subsidiaries not to, without the prior written consent of MBI:

    (i) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a subsidiary of Bancshares to Bancshares or another subsidiary of Bancshares), except that Bancshares may declare and pay regular quarterly cash dividends on the Bancshares Common Stock (A) in respect of the quarterly period ended on March 31, 1997 of not more than $0.35 per share; and (B) in respect of each quarterly period thereafter of not more than the greater of (x) .952 times the regular quarterly dividend on a share of MBI Common Stock paid or payable during such quarterly period or (y) $0.35, in each case per share; provided that Bancshares may not declare or pay any dividends on Bancshares Common Stock for any period in which its shareholders will be entitled to receive any regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger;

    (ii) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of Bancshares' employee benefit plans specified in the Merger Agreement or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except hiring employees in the ordinary course of business and normal individual increases in compensation to employees consistent with past practice, or as required by law or contract;

    (iii) authorize, recommend (subject to the fiduciary duties of the Bancshares Board as advised in writing by outside counsel of Bancshares), propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

    (iv) propose or adopt any amendments to its articles of incorporation, association or other charter document or bylaws;

    (v) issue, sell, grant, confer or award any of its Equity Securities (as defined in the Merger Agreement) (except that Bancshares may (A) grant options for up to 250,000 shares of Bancshares Common Stock under its existing stock option plans consistent with its normal compensation practices, (B) issue shares of Bancshares Common Stock upon exercise of Bancshares stock options outstanding on October 27, 1996 or granted in compliance with clause (A) above, (C) issue shares of Bancshares Common Stock upon the conversion of Bancshares' 7% convertible subordinated capital notes due 1999 or as contemplated by the Bancshares' Savings Challenge Plan, and (D) issue shares of Bancshares Common Stock pursuant to the acquisition of First City Bancshares, Inc. pursuant to an agreement dated July 17, 1996 and except that Bancshares subsidiaries may issue director qualifying shares subject to repurchase agreements in accordance with present practice) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on October 27, 1996;

    (vi) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise other than director qualifying shares;

    (vii) (A) without first consulting with MBI, enter into, renew or increase any loan or credit commitment (including standby letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "lend to") in an amount, which, under the credit policies and procedures of Bancshares and/or Bancshares bank subsidiaries in effect as of October 27, 1996, would be referred to the executive loan committee(s) of Bancshares and/or Bancshares bank subsidiaries as constituted and existing as of October 27, 1996; (B) without first obtaining the written consent of MBI, lend to any person or entity in an amount in excess of $16,000,000 or in an amount which, when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of $16,000,000; or (C) lend to any person other than in accordance with lending policies as in effect on the date of the Merger Agreement; provided that, in the case of subclauses (B) and (C) Bancshares or any Bancshares subsidiary may make any such loan in the event (1) Bancshares or any Bancshares subsidiary has delivered to MBI or its designated representative a notice of its intention to make such loan and such information as MBI or its designated representative may reasonably require in respect thereof, and (2) MBI or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to MBI of the notice of intention and information as aforesaid; provided, however, that nothing in this paragraph shall prohibit Bancshares or any Bancshares subsidiary from honoring any contractual obligation in existence on the date of the Merger Agreement;

    (viii) directly or indirectly (including through its officers, directors, employees or other representatives), initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Bancshares or any Bancshares subsidiary or the acquisition of Equity Securities of Bancshares or any Bancshares subsidiary or the merger of Bancshares or any Bancshares subsidiary with any person (other than MBI) or any similar transaction (each such transaction being referred to as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Bancshares shall promptly notify MBI orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction;

    (ix) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI or Bancshares to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement, or (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

    (x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, or, without prior approval of MBI, which shall not be unreasonably withheld, pay fees and expenses to attorneys, accountants or investment bankers in connection with the Merger in excess of the amount set forth in the Merger Agreement;

    (xi) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or execute any individual investment transaction (A) in securities backed by the full faith and credit of the United States or an agency thereof in excess of $5,000,000, and (B) in any other investment securities in excess of $1,000,000; or

    (xii) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties of Bancshares in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

  The Merger Agreement further provides that, from October 27, 1996 to the Effective Time, except as provided in the Merger Agreement, MBI has agreed not to, and to cause each of its subsidiaries not to, without the prior written consent of Bancshares:

    (i) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the MBI subsidiaries to MBI or to another of the MBI subsidiaries), except that MBI may pay its regular quarterly dividends in amounts as it shall determine from time to time;

    (ii) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Bancshares or MBI to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement, or (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

    (iii) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other action which would make any of the representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.

WAIVER AND AMENDMENT

  Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by or on behalf of the MBI Board and the Bancshares Board at any time before or after Bancshares Shareholder Approval, by an instrument in writing signed on behalf of each party; provided that after Bancshares Shareholder Approval no such modification may alter or change the amount or kind of consideration to be received by holders of Bancshares Common Stock in the Merger.

ACCOUNTING TREATMENT

  It is intended that the Merger be accounted for under the pooling-of-interests method of accounting. It is a condition to the obligations of each of MBI and Bancshares to effect the Merger that a Pooling Letter shall have been received by each of MBI and Bancshares. See "--Conditions of the Merger." MBI and Bancshares have agreed to use their best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

  Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of MBI and Bancshares will be combined at the Effective Time and carried forward at their previously recorded amounts, and the shareholders' equity accounts of MBI and Bancshares will be combined on MBI's consolidated balance sheet and no goodwill or other intangible assets will be created. Financial statements of MBI issued after the Effective Time will be restated retroactively to reflect the consolidated operations of MBI and Bancshares as if the Merger had taken place prior to the periods covered by such financial statements. See "--Conditions of the Merger," "SUMMARY INFORMATION-- Comparative Unaudited Per Share Data," "--Summary Financial Data" and "PRO FORMA FINANCIAL INFORMATION."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  General. Merger Sub, a wholly owned subsidiary of MBI, will be the surviving corporation resulting from the Merger. Merger Sub will be governed by the laws of the state of Missouri and will operate in accordance with the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger, until otherwise amended or repealed after the Effective Time.

  Management after the Merger. In connection with the proposed Merger, MBI has agreed to nominate Alvin J. Siteman, Chairman of Bancshares, for election to the MBI Board for a three-year term expiring in 2000. Mr. Siteman will be nominated for election to the MBI Board as a Class III director promptly following the Effective Time. In addition, pursuant to employment agreements, which were executed and will become effective at the Effective Time, Messrs. Siteman, Dubinsky and Benoist will become Chairman, President and Chief Executive Officer and Executive Vice President, respectively, of MBI's St. Louis banking affiliate immediately following the Effective Time. See "-- Interests of Certain Persons in the Merger."

  Operations after the Merger. Following the Merger and subject to necessary preparations for systems integration, MBI intends to combine the operations of and, subject to required regulatory approvals, to merge subsidiary banks of MBI and Bancshares and to consolidate the operations of other subsidiaries of MBI and Bancshares that provide similar services. Receipt of such regulatory approvals is not a condition to the Merger.

  While no assurance can be given, MBI and Bancshares believe that, at current volumes, approximately $20.6 million of potential pre-tax cost savings can be achieved on an annualized basis by 1999. Cost savings are expected to be realized primarily through the consolidation of certain offices and branches, staff functions and data processing and other redundant back-office operations. MBI and Bancshares currently estimate that approximately 24 branches will be closed, which closures are expected to occur in the second and third quarters of 1997. The extent to which cost savings will be achieved is dependent upon various factors beyond the control of MBI and Bancshares, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurance can be given with respect to the ultimate level or composition of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated.

  MBI and Bancshares also anticipate that in order to achieve the contemplated level of savings within the desired time-frame, they will incur one-time Merger expenses and restructuring charges in connection with the Merger, estimated at the current time to be approximately $40-$50 million (pre-tax) in the aggregate, principally as a result of expenses to be incurred in connection with transaction costs and anticipated elimination of duplicate headquarters and operational facilities. The one-time charge is expected to be recorded in the second quarter of 1997. The exact level of the restructuring change that will be taken in connection with the Merger has not yet been determined and could vary, potentially significantly, from the current estimate based upon a further refinement of anticipated restructurings to occur following the Merger.

  While no assurances can be given, MBI and Bancshares also expect to achieve revenue opportunities, which they expect will come principally from the combination of MBI's strengths--its strong retail capabilities, expanded distribution system, retail brokerage, trust and investment produce expertise and enhanced commercial cash management capabilities--with Bancshares' strengths--its exceptional business banking capabilities, expandable customer relationships, institutional bond business and foreign exchange expertise. The precise level of revenue opportunities which result from the Merger will be dependent upon a variety of financial, economic and other factors, many of which are beyond the ability of MBI to control, and no assurance can be provided as to the level of future revenues or earnings that will be achieved by the combined company.

  In addition, while no assurances can be given, in connection with the proposed Roosevelt transaction, MBI believes that approximately $39.4 million of potential pre-tax cost savings can be achieved on an annualized basis by 1999. MBI currently estimates that approximately 50 branches will be closed in connection with the proposed transaction, which closures would not be expected to occur until mid-1998. MBI also anticipates that in order to achieve the contemplated level of savings within the desired time-frame, MBI will incur one-time merger expenses in connection with the proposed transaction estimated currently to be approximately $38-$45 million (pre-tax). The extent to which such cost savings will be achieved is dependent upon various factors, a number of which are beyond the control of MBI, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and no assurances can be given with respect to the ultimate level and composition of cost savings to be realized, or than such savings will be realized in the time-frame currently anticipated. Although no assurances can be given, based on earnings estimates as of the date of the Roosevelt agreement, the Roosevelt transaction is also expected to be accretive to earnings beginning in 1997.

EMPLOYEE BENEFITS

  Employee Benefits. Except as set forth in the Merger Agreement, the Bancshares Employee Plans (as defined and set forth in the Merger Agreement) will not be terminated by reason of the Merger but will continue thereafter as plans of the surviving corporation until such time as the employees of Bancshares and Bancshares' subsidiaries are integrated into MBI's employee benefit plans that are available to other employees of MBI and MBI's subsidiaries, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. MBI will take such steps as are necessary or required to integrate the employees of Bancshares and Bancshares' subsidiaries into MBI's employee benefit plans available to other employees of MBI and MBI's subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with Bancshares or any of the Bancshares subsidiaries for all purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Merger is consummated. Each of MBI and Bancshares will use all reasonable efforts to insure that no amounts paid or payable by Bancshares, Bancshares subsidiaries or MBI to or with respect to any employee or former employee of Bancshares or any Bancshares subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code. Bancshares shall ensure that following the Effective Time no holder of Bancshares Stock Options or any participant in any Bancshares Stock Plan shall have any right thereunder to acquire any securities of Bancshares or any Bancshares subsidiary.

  Bancshares Stock Options. At the Effective Time, all rights with respect to Bancshares Common Stock pursuant to Bancshares Stock Options that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to MBI Common Stock, and MBI will assume each Bancshares Stock Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Bancshares Stock Option assumed by MBI will be exercisable solely for shares of MBI Common Stock, (ii) the number of shares of MBI Common Stock subject to each Bancshares Stock Option will be equal to the number of shares of Bancshares Common Stock subject to such Bancshares Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each Bancshares Stock Option will be adjusted by dividing the per share exercise price under such Bancshares Stock Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Bancshares Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption of stock options will be undertaken in a manner that will not constitute a "modification" (as defined in the Code) as to any Bancshares Stock Option that is an "incentive stock option" (as defined in the Code).

  The holder of a Bancshares Stock Option which is converted into an option with respect to MBI Common Stock will not recognize gain or loss solely as a result of such conversion. Certain tax consequences will arise, however, upon the exercise of any such option that is a nonqualified stock option or the sale or disposition of the shares acquired by exercise of any such option that is an incentive stock option. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  Certain executive officers of Bancshares, including certain executive officers who are directors, currently hold Bancshares Stock Options which will be converted into rights with respect to MBI Common Stock as described above. See "--Interests of Certain Persons in the Merger."

  Indemnification and Insurance. Under the Merger Agreement, MBI agreed to indemnify and hold harmless the past and present employees, agents, directors or officers of Bancshares or its subsidiaries for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless by Bancshares as of the date of the Merger Agreement (whether by operation of Bancshares' or one of its subsidiaries' Articles of Incorporation, corporate resolution, contract or similar agreement, or by operation of law). In addition, MBI agreed under the Merger Agreement to provide, for a period of not less than six years after the Effective Time, an insurance and indemnification policy that provides the officers and directors of Bancshares and its subsidiaries in office immediately prior to the Effective Time coverage no less favorable than the coverage provided by MBI to MBI's directors and officers as of the date of the Merger Agreement.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion summarizes the material federal income tax consequences of the Merger. The discussion does not address all aspects of federal taxation that may be relevant to particular Bancshares shareholders, and it may not be applicable to shareholders who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Bancshares Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion does not address the effect of any applicable state, local or foreign tax laws or any federal tax laws other than those pertaining to the income tax. EACH BANCSHARES SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER.

  This discussion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Bancshares shareholders discussed herein. This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including certain representations made or to be made by Bancshares, MBI and others. This discussion assumes that Bancshares shareholders hold their Bancshares Common Stock as a capital asset within the meaning of Section 1221 of the Code.

  MBI has received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to MBI, and Bancshares has received an opinion from Sidley & Austin, special counsel to Bancshares, that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by MBI, Bancshares and others, for federal income tax purposes:

    (i) The Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code, and Bancshares, Merger Sub and MBI will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger;

    (iii) no gain or loss will be recognized by the shareholders of Bancshares upon the conversion of their Bancshares Common Stock into MBI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MBI Common Stock;

    (iv) the aggregate tax basis of the shares of MBI Common Stock received in exchange for shares of Bancshares Common Stock pursuant to the Merger (including a fractional share of MBI Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Bancshares Common Stock;

    (v) the holding period for shares of MBI Common Stock issued in exchange for shares of Bancshares Common Stock pursuant to the Merger will include the holder's holding period for such shares of Bancshares Common Stock, provided such shares of Bancshares Common Stock were held as capital assets by the holder at the Effective Time; and

    (vi) a shareholder of Bancshares who receives cash in lieu of a fractional share of MBI Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

  An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to counsel's opinion, and, if the matter is litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax effects of the Merger and no such ruling has been requested.

  The holder of a Bancshares Stock Option which is converted into an option with respect to MBI Common Stock will not recognize gain or loss solely as a result of such conversion. If such Bancshares Stock Option is a nonqualified stock option, however, such holder will generally recognize ordinary compensation income on the date such option is exercised in an amount equal to the excess of the aggregate fair market value on such date of the shares of MBI Common Stock acquired upon such exercise over the aggregate exercise price for such shares. If such Bancshares Stock Option is an incentive stock option, such holder will not recognize income (except for purposes of the alternative minimum tax) upon exercise of such incentive stock option. If the shares of MBI Common Stock acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted or one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within the above-described period, then in the year of such dispoition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of
(i) the amount realized upon such disposition or (ii) the fair market value of such shares on the date of exercise over the exercise price.

  A shareholder of Bancshares who exercises dissenters' rights as described below under "DISSENTERS' RIGHTS OF SHAREHOLDERS OF BANCSHARES" should, in general, treat the difference between the tax basis of the Bancshares Common Stock held by such shareholder with respect to which such rights are exercised and the amount received through the exercise of such rights as capital gain or loss for federal income tax purposes although, depending on the shareholder's particular circumstances, the amount received through the exercise of such rights might be treated for federal income tax purposes as dividend income.

  THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH SHAREHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

               DISSENTERS' RIGHTS OF SHAREHOLDERS OF BANCSHARES

  Section 351.455 of the Missouri Law, a copy of which is attached hereto as Annex C, entitles each holder of Bancshares Common Stock who follows the procedures set forth in Section 351.455 to receive the fair value of such holder's shares in cash. Under Section 351.455, a holder of Bancshares' Common Stock may dissent and the surviving corporation will pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value of such shareholder's shares of Bancshares Common Stock as of the day prior to the Bancshares Special Meeting, if such shareholder (i) files with Bancshares prior to or at the Bancshares Special Meeting a written objection to the Merger, (ii) does not vote in favor thereof, and (iii) within 20 days after the Effective Time makes a written demand to the surviving corporation for payment of the fair value of the shares held by such shareholder as of the day prior to the date of the Bancshares Special Meeting. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Written objections to the Merger and demands for the payment of fair value should be addressed to: Carl A. Wattenberg, Jr., 8820 Ladue Road, St. Louis, Missouri 63124. Bancshares' shareholders who have not complied with all of these requirements will be conclusively presumed to have consented to the Merger and will be bound by the terms thereof.

  A PROXY MARKED "AGAINST" THE MERGER WILL NOT BE DEEMED TO BE A WRITTEN NOTICE OF OBJECTION TO THE MERGER. A SHAREHOLDER WHO WISHES TO DISSENT FROM THE MERGER MUST PROVIDE A SEPARATE WRITTEN NOTICE OF OBJECTION AT OR PRIOR TO THE BANCSHARES SPECIAL MEETING, MUST NOT VOTE "FOR" THE MERGER AND MUST MAKE WRITTEN DEMAND FOR PAYMENT WITHIN 20 DAYS AFTER THE EFFECTIVE TIME OF THE MERGER. A PROXY MARKED "AGAINST" OR "ABSTAIN" OR A SHAREHOLDER'S FAILURE TO VOTE WITH RESPECT TO THE MERGER WILL SUFFICE AS NOT VOTING IN FAVOR OF THE MERGER.

  A beneficial owner of shares who is not the record owner may not assert dissenters' rights. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner.

  If within 30 days after the Effective Time the value of such shares is agreed upon between the dissenting shareholder and the surviving corporation, payment therefor will be made within 90 days after the Effective Time, upon the surrender by such shareholder of the certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in the surviving corporation.

  If, within such 30-day period, the dissenting shareholder and the surviving corporation do not so agree as to value, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county of St. Louis, Missouri, asking for a finding and determination of the fair value of such shares, and will be entitled to judgment against the surviving corporation for the amount of such fair value as of the day prior to the date of the Bancshares Special Meeting, together with interest thereon to the date of such judgment. The judgment will be payable only upon, and simultaneously with, the surrender to the surviving corporation of the certificate or certificates representing shares with respect to which dissenters' rights have been exercised. Upon the payment of the judgment, the dissenting shareholder will cease to have any interest in such shares or in the surviving corporation. Unless the dissenting shareholder files such petition within the 60-day period, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the Merger and will be bound by the terms thereof.

  The right of a dissenting shareholder to be paid the fair value of the shareholder's shares shall cease if the shareholder fails to comply with the procedures set forth in Section 351.455 of the Missouri Law and described above, or if the Merger Agreement is terminated for any reason.

  A shareholder of Bancshares who exercises dissenters' rights might recognize taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  THE PRECEDING DISCUSSION IS A COMPLETE DESCRIPTION OF ALL THE MATERIAL PROCEDURES TO BE FOLLOWED BY BANCSHARES SHAREHOLDERS IN ORDER TO PERFECT THEIR DISSENTERS' RIGHTS UNDER SECTION 351.455 OF THE MISSOURI LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BANCSHARES SHAREHOLDERS WHO ARE INTERESTED IN ASSERTING DISSENTERS' RIGHTS PURSUANT TO THE MISSOURI LAW IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                        PRO FORMA FINANCIAL INFORMATION

COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth for the periods indicated selected historical per share data of MBI and Bancshares and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger and the proposed acquisitions of the Other Acquisitions. The data presented is based upon the consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Bancshares included in this Joint Proxy Statement/Prospectus or in documents incorporated herein by reference, financial statements of Regional and Roosevelt prepared by their respective managements and furnished to MBI and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in the Joint Proxy Statement/Prospectus. See "--Pro Forma Combined Consolidated Financial Statements (Unaudited)." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or the Other Acquisitions had been consummated prior to the periods indicated.

                                                 MBI/         MBI/
                                              BANCSHARES   BANCSHARES   MBI/ALL ENTITIES MBI/ALL ENTITIES
                            MBI    BANCSHARES  PRO FORMA    PRO FORMA      PRO FORMA        PRO FORMA
                          REPORTED  REPORTED  COMBINED(1) EQUIVALENT(2)   COMBINED(3)     EQUIVALENT(2)
                          -------- ---------- ----------- ------------- ---------------- ----------------
Book Value per Common
 Share:
 December 31, 1996(4)...   $26.52   $ 18.68     $24.28       $23.11          $26.18           $24.92
Cash Dividends Declared
 per Common Share:
 Year ended December 31,
  1996..................   $ 1.64   $  1.24     $ 1.64       $ 1.56          $ 1.64           $ 1.56
 Year ended December 31,
  1995..................     1.32      1.08       1.32         1.26             --               --
 Year ended December 31,
  1994..................     1.12       .96       1.12         1.07             --               --
Earnings Before
 Extraordinary Items per
 Common Share:
 Year ended December 31,
  1996..................   $ 3.10   $  3.23     $ 3.14       $ 2.99          $ 2.14           $ 2.04
 Year ended December 31,
  1995..................     3.74      2.93       3.59         3.42             --               --
 Year ended December 31,
  1994..................     3.19      2.54       3.07         2.92             --               --
Market Price per Common
 Share:
 October 25, 1996(5)....   $52.00   $42.375        --        $49.50(6)          --               --
 March 18, 1997(5)......    56.50    53.250        --           --              --               --

--------
(1) Includes the effect of pro forma adjustments for Bancshares as appropriate.

(2) Based upon the pro forma combined per share amounts multiplied by the Exchange Ratio applicable to one share of Bancshares Common Stock.

(3) Includes the effect of pro forma adjustments for Bancshares and the Other Acquisitions.

(4) Based upon the following number of shares outstanding as of December 31, 1996:

     Shares of MBI Common Stock, as reported.......................  61,604,723
     Aggregate number of shares of MBI Common Stock to be issued in the Merger...................................................  17,213,114
                                                                     ----------
     MBI/Bancshares Pro Forma Combined.............................  78,817,837
     Shares of MBI Common Stock for Roosevelt, net of treasury
      shares.......................................................   6,000,000
                                                                     ----------
     MBI/All Entities Pro Forma Combined...........................  84,817,837
                                                                     ==========

(5) The market values of MBI Common Stock and Bancshares Common Stock were determined as of the last trading day preceding the public announcement of the Merger and as of the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus based on the last sales price as reported on the NYSE Composite Tape.

(6) This amount represents MBI's Market Price per Common Share multiplied by the Exchange Ratio applicable to one share of Bancshares Common Stock.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  MBI has completed or announced a number of acquisitions during the years covered by the pro forma financial statements that follow. Set forth below is a table which summarizes the completed and pending acquisitions, including the name of the acquired entity, the date or expected date of consummation of the acquisition, the assets and deposits of the acquired entities at the date of consummation for the completed acquisitions and as of December 31, 1996 for the pending acquisitions, the consideration paid or to be paid in cash and shares of MBI Common Stock and the accounting method utilized.

                                                                  CONSIDERATION
                                                              -------------------------    ACCOUNTING
                              DATE        ASSETS    DEPOSITS     CASH          SHARES        METHOD
                          ------------- ---------- ---------- -----------    ----------    ----------
                                                 (DOLLARS IN THOUSANDS)
ACQUISITIONS COMPLETED
----------------------
Regional Bancshares,
 Inc....................  Mar. 5, 1997  $  181,365 $  146,829 $12,000,300       600,417     Purchase
TODAY'S Bancorp, Inc....  Nov. 7, 1996     501,418    432,104      34,912     1,127,058     Purchase
First Financial
 Corporation of
 America................  Nov. 1, 1996      87,649     76,791       3,253       258,742     Purchase
Peoples State Bank......  Aug. 22, 1996     95,657     75,149         --        325,837     Purchase
Metro Savings Bank,
 F.S.B. ................  Mar. 7, 1996      80,857     73,843           5       197,902     Purchase
Security Bank of Conway,
 F.S.B..................  Feb. 9, 1996     102,502     89,697           1       321,964     Purchase
Hawkeye Bancorporation..  Jan. 2, 1996   1,987,540  1,739,811          80     7,892,196      Pooling
First Sterling Bancorp,
 Inc....................  Jan. 2, 1996     167,610    147,588           1       521,417      Pooling(1)
Southwest Bancshares,
 Inc....................  Aug. 1, 1995     187,701    155,628           1       674,975      Pooling(1)
AmeriFirst
 Bancorporation, Inc....  Aug. 1, 1995     155,521    130,179           1       661,356      Pooling(1)
Plains Spirit Financial
 Corporation............  July 7, 1995     400,754    276,887       6,697     1,301,180     Purchase
TCBankshares, Inc.......  May 1, 1995    1,422,798  1,217,740         --      4,749,999(2)   Pooling
Central Mortgage
 Bancshares, Inc........  May 1, 1995      654,584    571,105           8     2,537,723      Pooling
UNSL Financial Corp.....  Jan. 3, 1995     508,346    380,716          11     1,578,107      Pooling
Wedge Bank..............  Jan. 3, 1995     195,716    152,865           1       969,954      Pooling(1)
ACQUISITIONS PENDING
--------------------
Mark Twain Bancshares,
 Inc....................  2nd Qtr. 1997  3,133,265  2,594,912         --     17,200,000(3)   Pooling
Roosevelt Financial
 Group, Inc.............  3rd Qtr. 1997  7,796,412  5,347,071            (4)           (4)  Purchase

--------
(1) The historical financial statements of MBI were not restated for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to those of MBI.
(2) In addition to MBI Common Stock issued, MBI assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc. Such preferred stock was redeemed in the first quarter of 1996.
(3) Estimated shares to be issued in acquisition.
(4) MBI will deliver up to 13,000,000 shares of common stock at an exchange ratio of .4211 shares of MBI Common Stock, or $22.00 in cash, for each share of Roosevelt common stock.

  The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger as if it were consummated on December 31, 1996. The following unaudited pro forma combined consolidated income statements for the years ended December 31, 1996, 1995, and 1994 set forth the results of operations of MBI combined with the results of operations of Bancshares, as if the Merger had occurred as of the first day of the period presented.

  The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger and the proposed acquisitions of Regional and Roosevelt as if each of the mergers were consummated on December 31, 1996. The following unaudited pro forma combined consolidated income statement for the year ended December 31, 1996 includes the results of operations of Regional and Roosevelt as if the proposed transactions had occurred as of January 1, 1996.

  The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying "MERCANTILE BANCORPORATION INC. NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS" and with the historical financial statements of MBI and Bancshares. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the completed and proposed mergers had been consummated on the dates assumed above or the results of operations that may be achieved in the future.

                         MERCANTILE BANCORPORATION INC.

                 PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                     MBI,
                                                                  BANCSHARES                           ROOSEVELT,
                                                  BANCSHARES       COMBINED                             REGIONAL
                         MBI(1)     BANCSHARES  ADJUSTMENTS(2)   CONSOLIDATED  ROOSEVELT   REGIONAL  ADJUSTMENTS(2)
                       -----------  ----------  --------------   ------------  ----------  --------  --------------
 ASSETS
 Cash and due from
  banks.............   $ 1,223,911  $  150,926    $ (83,307)(5)  $ 1,241,530   $   48,642  $  5,988    $(355,250)(3)
                                                    (50,000)(6)                                         (412,250)(8)
                                                                                                         467,500 (10)
                                                                                                         150,000 (11)
                                                                                                         (38,400)(12)
                                                                                                         (12,330)(13)
 Due from banks--in-
  terest bearing....        91,616       4,387                        96,003            0         0
 Federal funds sold
  and repurchase
  agreements........       234,212      23,500                       257,712            0     1,230
 Investments in debt
  and equity securi-
  ties
  Trading...........           500      30,772                        31,272            0         0
  Available-for-
   sale.............     3,691,509     218,479                     3,909,988    3,157,757    67,674
  Held-to-maturity..       346,566     458,164                       804,730            0         0
                       -----------  ----------    ---------      -----------   ----------  --------    ---------
   Total............     4,038,575     707,415            0        4,745,990    3,157,757    67,674            0
 Loans and leases...    12,772,920   2,177,915                    14,950,835    4,321,188   101,962
 Reserve for possi-
  ble loan losses...      (196,627)    (33,745)                     (230,372)     (22,719)   (1,789)      (2,500)(12)
                       -----------  ----------    ---------      -----------   ----------  --------    ---------
   Net Loans and
    Leases..........    12,576,293   2,144,170            0       14,720,463    4,298,469   100,173       (2,500)
 Other assets.......       822,352     102,867      311,624 (4)      925,219      291,544     6,300      497,427 (8)
                                                   (311,624)(7)                                          574,573 (8),(15)
                                                                                                        (497,427)(9)
                                                                                                          24,585 (13)
                                                                                                          16,415 (13),(15)
                                                                                                         (24,585)(14)
                       -----------  ----------    ---------      -----------   ----------  --------    ---------
   Total Assets.....   $18,986,959  $3,133,265    $(133,307)     $21,986,917   $7,796,412  $181,365    $ 387,758
                       ===========  ==========    =========      ===========   ==========  ========    =========
 LIABILITIES
  Deposits
  Non-interest bear-
   ing..............   $ 2,584,340  $  498,431    $ (83,307)(5)  $ 2,999,464   $        0  $ 14,063    $
  Interest bearing..    11,983,660   2,096,481                    14,080,141    5,347,071   132,766
  Foreign...........       251,887           0                       251,887            0         0
                       -----------  ----------    ---------      -----------   ----------  --------    ---------
   Total Deposits...    14,819,887   2,594,912      (83,307)      17,331,492    5,347,071   146,829            0
  Federal funds
   purchased and
   repurchase
   agreements.......     1,589,261     185,751                     1,775,012        3,095     8,000
  Other borrowings..       676,207       9,876                       686,083    1,837,756         0      467,500 (10)
                                                                                                         150,000 (11)
  Other
   liabilities......       267,577      31,102      (18,000)(6)      280,679      111,063     1,951      (14,724)(12)
                       -----------  ----------    ---------      -----------   ----------  --------    ---------
   Total
    Liabilities.....    17,352,932   2,821,641     (101,307)      20,073,266    7,298,985   156,780      602,776
 SHAREHOLDERS' EQ-
  UITY
  Preferred stock...             0           0                             0           13         0          (13)(9)
  Common stock......       316,663      21,394       81,135 (4)      397,798          442       253       30,000 (8)
                                                    (21,394)(7)                                             (442)(9)
                                                                                                            (253)(14)
  Capital surplus...       228,151      75,492      (46,462)(4)      181,689      298,283     2,907      274,500 (8)
                                                    (75,492)(7)                                         (298,283)(9)
                                                                                                           1,933 (13)
                                                                                                          (2,907)(14)
  Retained
   earnings.........     1,173,414     227,375      227,375 (4)    1,368,789      198,689    21,425     (198,689)(9)
                                                   (227,375)(7)                                          (21,425)(14)
                                                    (32,000)(6)                                          (26,176)(12)
  Treasury stock....       (84,201)    (12,637)      49,576 (4)      (34,625)           0         0     (355,250)(3)
                                                     12,637 (7)                                          355,250 (8)
                                                                                                          26,737 (13)
                       -----------  ----------    ---------      -----------   ----------  --------    ---------
   Total
    Shareholders'
    Equity..........     1,634,027     311,624      (32,000)       1,913,651      497,427    24,585     (215,018)
                       -----------  ----------    ---------      -----------   ----------  --------    ---------
   Total Liabilities
    and
    Shareholders'
    Equity..........   $18,986,959  $3,133,265    $(133,307)     $21,986,917   $7,796,412  $181,365    $ 387,758
                       ===========  ==========    =========      ===========   ==========  ========    =========
                       ALL ENTITIES
                        PRO FORMA
                         COMBINED
                       CONSOLIDATED
                       -------------
 ASSETS
 Cash and due from
  banks.............   $ 1,095,430
 Due from banks--in-
  terest bearing....        96,003
 Federal funds sold
  and repurchase
  agreements........       258,942
 Investments in debt
  and equity securi-
  ties
  Trading...........        31,272
  Available-for-
   sale.............     7,135,419
  Held-to-maturity..       804,730
                       -------------
   Total............     7,971,421
 Loans and leases...    19,373,985
 Reserve for possi-
  ble loan losses...      (257,380)
                       -------------
   Net Loans and
    Leases..........    19,116,605
 Other assets.......     1,814,051
                       -------------
   Total Assets.....   $30,352,452
                       =============
 LIABILITIES
  Deposits
  Non-interest bear-
   ing..............   $ 3,013,527
  Interest bearing..    19,559,978
  Foreign...........       251,887
                       -------------
   Total Deposits...    22,825,392
  Federal funds
   purchased and
   repurchase
   agreements.......     1,786,107
  Other borrowings..     3,141,339
  Other
   liabilities......       378,969
                       -------------
   Total
    Liabilities.....    28,131,807
 SHAREHOLDERS' EQ-
  UITY
  Preferred stock...             0
  Common stock......       427,798
  Capital surplus...       458,122
  Retained
   earnings.........     1,342,613
  Treasury stock....        (7,888)
                       -------------
   Total
    Shareholders'
    Equity..........     2,220,645
                       -------------
   Total Liabilities
    and
    Shareholders'
    Equity..........   $30,352,452
                       =============

       See notes to pro forma combined consolidated financial statements.

                         MERCANTILE BANCORPORATION INC.

                PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                  MBI,
                                                               BANCSHARES                          ROOSEVELT,
                                               BANCSHARES       COMBINED                            REGIONAL
                      MBI(1)     BANCSHARES  ADJUSTMENTS(2)   CONSOLIDATED  ROOSEVELT  REGIONAL  ADJUSTMENTS(2)
                    -----------  ----------- --------------   ------------  ---------  --------  --------------
Interest Income...  $ 1,325,381  $   229,641    $(2,479)(16)   $1,552,543   $640,311   $13,135     $  (7,500)(17)
                                                                                                     (10,395)(18)
                                                                                                      (1,953)(19)
Interest Expense..      622,992      101,920                      724,912    462,724     6,519        31,556 (10)
                                                                                                       9,750 (11)
                    -----------  -----------    -------       -----------   --------   -------     ---------
 Net Interest In-
  come............      702,389      127,721     (2,479)          827,631    177,587     6,616       (61,154)
Provision for
 Possible Loan
 Losses...........       71,014        2,002                       73,016      1,262       100
                    -----------  -----------    -------       -----------   --------   -------     ---------
 Net Interest
  Income after
  Provision for
  Possible Loan
  Losses..........      631,375      125,719     (2,479)          754,615    176,325     6,516       (61,154)
Other Income
 Trust............       79,413        7,206                       86,619          0       208
 Service charges..       80,660        8,256                       88,916     17,157       344
 Credit card
  fees............       27,007          955                       27,962          0         0
 Net loss from
  financial
  instruments.....            0            0                            0    (76,634)        0
 Securities gains
  (losses)........         (317)         234                          (83)         0       (11)
 Other............      109,205       23,156                      132,361     23,510       557
                    -----------  -----------    -------       -----------   --------   -------     ---------
 Total Other In-
  come............      295,968       39,807          0           335,775    (35,967)    1,098             0
Other Expense
 Salaries and
  employee
  benefits........      315,620       49,706                      365,326     42,304     2,074
 Net occupancy and
  equipment.......       91,079       12,492                      103,571     18,081       535
 Other............      230,608       19,614                      250,222     63,024     1,563        38,305 (15)
                                                                                                       1,094 (15)
                    -----------  -----------    -------       -----------   --------   -------     ---------
 Total Other Ex-
  pense...........      637,307       81,812          0           719,119    123,409     4,172        39,399
                    -----------  -----------    -------       -----------   --------   -------     ---------
 Income Before
  Income Taxes....      290,036       83,714     (2,479)          371,271     16,949     3,442      (100,553)
Income Taxes......       98,089       30,446       (892)(2)       127,643      5,835       659       (21,312)(2)
                                                                                                        (703)(2)
                    -----------  -----------    -------       -----------   --------   -------     ---------
 Income Before
  Extraordinary
  Items...........  $   191,947  $    53,268    $(1,587)      $   243,628   $ 11,114   $ 2,783     $ (78,538)
                    ===========  ===========    =======       ===========   ========   =======     =========
Per Share Data
 Average Common
  Shares
  Outstanding.....   61,874,882   16,473,190                   77,557,359
 Net Income Before
  Extraordinary
  Items...........  $      3.10  $      3.23                  $      3.14
                    ALL ENTITIES
                     PRO FORMA
                      COMBINED
                    CONSOLIDATED
                    -----------------
Interest Income...   $2,186,141
Interest Expense..    1,235,461
                    -----------------
 Net Interest In-
  come............      950,680
Provision for
 Possible Loan
 Losses...........       74,378
                    -----------------
 Net Interest
  Income after
  Provision for
  Possible Loan
  Losses..........      876,302
Other Income
 Trust............       86,827
 Service charges..      106,417
 Credit card
  fees............       27,962
 Net loss from
  financial
  instruments.....      (76,634)
 Securities gains
  (losses)........          (94)
 Other............      156,428
                    -----------------
 Total Other In-
  come............      300,906
Other Expense
 Salaries and
  employee
  benefits........      409,704
 Net occupancy and
  equipment.......      122,187
 Other............      354,208
                    -----------------
 Total Other Ex-
  pense...........      886,099
                    -----------------
 Income Before
  Income Taxes....      291,109
Income Taxes......      112,122
                    -----------------
 Income Before
  Extraordinary
  Items...........  $   178,987
                    =================
Per Share Data
 Average Common
  Shares
  Outstanding.....   83,557,359 (21)
 Net Income Before
  Extraordinary
  Items...........  $      2.14

       See notes to pro forma combined consolidated financial statements.

                         MERCANTILE BANCORPORATION INC.

                PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                       (THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                    ALL ENTITIES
                                                                     PRO FORMA
                                                     BANCSHARES       COMBINED
                               MBI(1)   BANCSHARES ADJUSTMENTS(2)   CONSOLIDATED
                             ---------- ---------- --------------   ------------
Interest Income............. $1,293,944   $223,173    $(2,479)(16)   $1,514,638
Interest Expense............    620,534     94,932                      715,466
                             ---------- ----------    -------        ----------
  Net Interest Income.......    673,410    128,241     (2,479)          799,172
Provision for Possible Loan
 Losses.....................     36,530      5,003                       41,533
                             ---------- ----------    -------        ----------
  Net Interest Income after
   Provision for Possible
   Loan Losses..............    636,880    123,238     (2,479)          757,639
Other Income
  Trust.....................     70,751      6,364                       77,115
  Service charges...........     75,408      7,051                       82,459
  Credit card fees..........     19,690        676                       20,366
  Securities gains..........      4,042        296                        4,338
  Other.....................    103,762     22,399                      126,161
                             ---------- ----------    -------        ----------
    Total Other Income......    273,653     36,786          0           310,439
Other Expense
  Salaries and employee
   benefits.................    298,625     47,531                      346,156
  Net occupancy and
   equipment................     82,674     13,222                       95,896
  Other.....................    172,449     25,769                      198,218
                             ---------- ----------    -------        ----------
    Total Other Expense.....    553,748     86,522          0           640,270
                             ---------- ----------    -------        ----------
    Income Before Income
     Taxes..................    356,785     73,502     (2,479)          427,808
Income Taxes................    124,109     25,789       (892)(2)       149,006
                             ---------- ----------    -------        ----------
    Net Income.............. $  232,676 $   47,713    $(1,587)       $  278,802
                             ========== ==========    =======        ==========
Per Share Data
  Average Common Shares
   Outstanding.............. 61,883,723 16,288,839                   77,390,698
  Net Income................ $     3.74 $     2.93                   $     3.59

       See notes to pro forma combined consolidated financial statements.

                         MERCANTILE BANCORPORATION INC.

                PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                       (THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                    ALL ENTITIES
                                                                     PRO FORMA
                                                     BANCSHARES       COMBINED
                               MBI(1)   BANCSHARES ADJUSTMENTS(2)   CONSOLIDATED
                             ---------- ---------- --------------   ------------
Interest Income............. $1,118,069   $194,613    $(2,479)(16)   $1,310,203
Interest Expense............    450,950     70,592                      521,542
                             ---------- ----------    -------        ----------
  Net Interest Income.......    667,119    124,021     (2,479)          788,661
Provision for Possible Loan
 Losses.....................     43,265      5,526                       48,791
                             ---------- ----------    -------        ----------
  Net Interest Income after
   Provision for Possible
   Loan Losses..............    623,854    118,495     (2,479)          739,870
Other Income
  Trust.....................     65,888      6,084                       71,972
  Service charges...........     72,659      7,398                       80,057
  Credit card fees..........     26,588        764                       27,352
  Securities gains..........      2,579        309                        2,888
  Other.....................     68,847     20,945                       89,792
                             ---------- ----------    -------        ----------
    Total Other Income......    236,561     35,500          0           272,061
Other Expense
  Salaries and employee
   benefits.................    288,775     47,651                      336,426
  Net occupancy and
   equipment................     77,885     13,870                       91,755
  Other.....................    188,516     28,761                      217,277
                             ---------- ----------    -------        ----------
    Total Other Expense.....    555,176     90,282          0           645,458
                             ---------- ----------    -------        ----------
    Income Before Income
     Taxes..................    305,239     63,713     (2,479)          366,473
Income Taxes................    113,165     22,731       (892)(2)       135,004
                             ---------- ----------    -------        ----------
    Net Income.............. $  192,074   $ 40,982    $(1,587)       $  231,469
                             ========== ==========    =======        ==========
Per Share Data
  Average Common Shares
   Outstanding.............. 59,757,392 16,103,109                   75,087,552
  Net Income................ $     3.19       2.54                   $     3.07

       See notes to pro forma combined consolidated financial statements.

                        MERCANTILE BANCORPORATION INC.

         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 (1) Represents MBI restated historical consolidated financial statements reflecting the acquisition of Hawkeye Bancorporation, effective January 2, 1996. Such acquisition was accounted for as a pooling-of-interests. The acquisition of First Sterling Bancorp, Inc. ("Sterling") was also accounted for as a pooling-of-interests; however, due to the immateriality of the financial condition and results of operations of Sterling to that of MBI, MBI did not restate its historical financial statements to reflect the acquisition of Sterling. Therefore, Sterling is included in these pro forma financial statements only from its acquisition date forward. Each of Security Bank of Conway, F.S.B., Metro Savings Bank, F.S.B., Peoples State Bank, First Financial Corporation of America and TODAY'S Bancorp, Inc., which were accounted for as purchases, is included in these pro forma financial statements only from its acquisition date forward. The full impact of these acquisitions is immaterial to the pro forma combined consolidated financial statements.

 (2) The acquisition of Bancshares will be accounted for as a pooling-of-interests. The acquisitions of Roosevelt and Regional will be accounted for as purchase transactions. Purchase accounting adjustments offset each other or are believed to be immaterial at this time to the pro forma consolidated financial condition and results of operations of MBI. Included herein are the amortization of goodwill over a 15-year period (see footnote 15 below), the lost interest income/interest expense on the cash consideration (for Roosevelt and Regional) and stock buybacks. Goodwill is considered nondeductible. The balance sheet impact of goodwill amortization and lost interest income is ignored due to immateriality. The income tax benefit associated with taxable income statement adjustments is computed at an effective tax rate of 36%.

 (3) In conjunction with the proposed acquisition of Bancshares, MBI plans on delivering 986,091 shares of MBI Common Stock previously acquired in the open market at an average price per share of $50.275. In conjunction with the proposed acquisition of Regional, MBI repurchased 600,418 shares of MBI Common Stock in the open market at an average price per share of $44.53. In conjunction with the proposed acquisition of Roosevelt, MBI plans to repurchase 7,000,000 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $50.75, the closing price of MBI Common Stock on December 20, 1996, the last business date before the announcement of the reorganization agreement between MBI and Roosevelt.

 (4) Acquisition of Bancshares with 17,213,114 shares of issued MBI Common Stock, including 986,091 reissued treasury shares, based on the Exchange Ratio of .952 shares of MBI Common Stock per share of Bancshares Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the Merger, was calculated as follows:

       Shares of Bancshares Common Stock outstanding at March 10,
        1997.......................................................  16,825,778
       Escrowed shares for First City Bancshares, Inc. not included in the outstanding number above (see discussion in next
        paragraph).................................................      25,011
       Maximum number of shares of Bancshares Common Stock which
        could be issued pursuant to Bancshares' stock option plans
        and
        Bancshares' 7% convertible subordinated capital notes due
        1999.......................................................   1,230,213
                                                                     ----------
       Maximum number of shares of Bancshares Common Stock to be
        cancelled in the Merger....................................  18,081,002
       Exchange Ratio..............................................   x    .952
                                                                     ----------
       Aggregate number of shares of MBI Common Stock to be issued in the Merger..............................................  17,213,114
                                                                     ==========

  Bancshares acquired First City Bancshares, Inc. in December 1996 in an acquisition accounted for as a purchase. First City Bancshares, Inc. is included in these pro forma financial statements only from its acquisition date forward. The full impact of this acquisition is immaterial to the pro forma combined consolidated financial statements. Bancshares acquired Northland Bancshares, Inc., owner of First National Bank of Platte County, in September 1996, in an acquisition accounted for as a pooling-of-interests. However, due to the immateriality of the financial condition and results of operations of Northland Bancshares, Inc. to that of Bancshares, Bancshares did not restate its historical financial statements to reflect this acquisition. The full impact of the acquisition of Northland Bancshares, Inc. is immaterial to the pro forma combined consolidated financial statements.

 (5) Elimination of non-interest bearing deposit balance of Bancshares subsidiary bank with MBI subsidiary bank.

 (6) Balance sheet impact of adjustments related to the Merger (see footnote 20 below). These adjustments will be initially recorded as a credit to accrued liabilities. Since they will be paid out in cash within an estimated 18-month period following the Merger, the Pro Forma Combined Consolidated Financial Statements reflect the cash outlay. An income tax benefit at an effective tax rate of 36% is included in this adjustment.

 (7) Elimination of MBI's investment in Bancshares.

 (8) Purchase entry of Roosevelt with assumed consideration consisting of 7,000,000 reissued treasury shares at $50.75 per share, 6,000,000 shares of issued MBI Common Stock and $412,250,000 in cash. The closing price for MBI Common Stock on December 20, 1996, the business date preceding the announcement of the reorganization agreement between MBI and Roosevelt, was $50.75. The pro forma financial statements assume that all Roosevelt preferred shares are converted to common shares prior to the acquisition by MBI of Roosevelt. Roosevelt completed three acquisitions in the fourth quarter of 1996. Roosevelt acquired Community Charter Corporation, a commercial bank holding company, Mutual Bancompany, Inc., parent company of Mutual Savings Bank and Sentinel Financial Corporation, a thrift holding company. The impact of these acquisitions is immaterial to the pro forma combined consolidated financial statements.

 (9) Elimination of MBI's investment in Roosevelt.

(10) Proposed senior and subordinated debt of $467,500,000 to be issued. This amount was determined based upon present cash levels of MBI's parent company and estimated outflows associated with cash payments to Roosevelt shareholders and with treasury share repurchases. Therefore, significantly all of the proposed senior and subordinated debt will be used to finance the acquisition of Roosevelt. The assumed interest rate on such subordinated debt is 6.75%.

(11) Proposed issuance of $150,000,000 of subordinated debt securities of MBI (the "Debt Securities"). The Debt Securities are issued at a floating rate equal to the three-month LIBOR plus 85 basis points. The rate assumed in calculating the expense for the Pro Forma Combined Consolidated Financial Statements is 6.5%. The Debt Securities will be the sole assets of Mercantile Capital Trust I, a statutory business trust created under the laws of the State of Delaware of which MBI owns all the common securities (the "Trust"). Floating Rate Capital Trust Pass-through Securities of the Trust (the "Trust Securities") will be issued in exchange for approximately $150,000,000 and the proceeds therefrom will be invested in the Debt Securities. The payment of distributions on the Trust Securities out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of the Trust Securities will be guaranteed by MBI (the "Guarantee"). The Guarantee covers payments of distributions and other payments on the Trust Securities only if and to the extent MBI has made payments of interest or principal or other payments on the Debt Securities held by the Trust. The Guarantee, when taken together with MBI's obligations under the Debt Securities, the declaration and the indenture, including MBI's obligations to pay costs, expenses, debts and other obligations of the Trust, will provide a full and unconditional guarantee on a subordinated basis by MCI of amounts due on the Trust Securities.

(12) Balance sheet impact of adjustments related to the merger with Roosevelt (see footnote 20 below). These adjustments, excluding the reserve for possible loan losses entry, will be initially recorded as a credit to accrued liabilities. Since they will be paid out in cash within an estimated 18-month period following the merger with Roosevelt, the Pro Forma Combined Consolidated Financial Statements reflect the cash outlay. An income tax benefit at an effective tax rate of 36% is included in this adjustment.

(13) Purchase entry of Regional with assumed consideration consisting of 600,418 reissued treasury shares at $47.75 per share, plus $12,330,000 in cash. The closing price for MBI Common Stock on August 23, 1996 (the date of execution of the Merger Agreement) was $47.75.

(14)Elimination of MBI's investment in Regional.

(15) The pro forma excess of cost over fair value of net assets acquired was $574,573,000 for Roosevelt and $16,415,000 for Regional as of December 31, 1996. The annual amount of goodwill amortization given that goodwill is amortized over a 15-year period is $38,305,000 for Roosevelt and $1,094,000 for Regional.

(16) Interest income foregone as the result of MBI repurchasing 986,091 treasury shares in conjunction with the acquisition of Bancshares by MBI. The assumed interest rate is 5%, which represents the approximate rate MBI receives on overnight funds.

(17) To partially finance the Roosevelt acquisition, it is estimated that $150,000,000 in short-term earning assets will be liquidated. The assumed interest rate is 5%.

(18) Interest income foregone if Roosevelt repurchases 7,000,000 of its shares in the open market prior to the acquisition by MBI at a per share price of $22. The assumed interest rate is 6.75%, which is the same rate indicated in note 10 for senior and subordinated debt.

(19) Interest income foregone as the result of MBI repurchasing 600,418 treasury shares in conjunction with the acquisition of Regional by MBI. The assumed interest rate is 5%.

(20) Upon consummation of the merger with Bancshares, MBI expects to record certain adjustments related to the merger at an approximate pre-tax total of between $40 and $50 million. Upon consummation of the acquisition of Roosevelt, MBI expects to record certain adjustments related to conform accounting and credit policies regarding loan and other asset valuations to those of MBI. The pre-tax adjustment for Roosevelt is expected to total between $38 and $45 million. The pre-tax adjustments for Bancshares and Roosevelt are estimated as follows.

                                                                 $(000'S)
                                                           BANCSHARES ROOSEVELT
                                                           ---------- ---------
    -- Transition and duplicative costs related to system
       standardization and signage.......................   $10,000    $ 8,000
    -- Provision for possible loan losses................         0      2,500
    -- Valuation of other real estate for accelerated
     disposition.........................................         0      3,100
    -- Accruals for severance and change of control
     payments............................................    13,000      6,600
    -- Write-downs to fair value of branches and
     equipment to be disposed of.........................     9,000      8,500
    -- Investment banking, legal and accounting fees.....     7,000      8,800
    -- Environmental exposure............................     1,000      3,400
                                                            -------    -------
       Total.............................................   $40,000    $40,900
                                                            =======    =======

  The Bancshares and Roosevelt adjustments are MBI's estimate based upon prior acquisitions, where amounts to standardize systems, standardize procedures, accruals for severance and employee change of control contracts and the write-down of fixed assets approximated 60 basis points of total assets. For the Bancshares acquisition, approximately $11 million was added for professional fees, and, as the transaction is entirely in-market, additional charges for branch closings and severance payments are expected to exceed the base 60 basis point estimate. As Roosevelt's asset base is three times that of Bancshares and includes a significant investment portfolio, no additional amount was deemed necessary.

(21) The computation of year-to-date average shares for the year ended December 31, 1996:

      MBI reported for the year ended December 31,
       1996.............................................             61,874,882
      Bancshares as reported for the year ended December
       31, 1996.........................................  16,473,190
      Exchange Ratio....................................  x     .952
                                                          ----------
                                                                     15,682,477
                                                                     ----------
      MBI/Bancshares Combined...........................             77,557,359
      Shares of MBI Common Stock to be issued in the
       Roosevelt acquisition, net of treasury shares....              6,000,000
                                                                     ----------
      MBI/All Entities Pro Forma Combined...............             83,557,359
                                                                     ==========

                           DESCRIPTION OF BANCSHARES

  At December 31, 1996, Bancshares owned or controlled substantially all the capital stock of four banks: Mark Twain Bank, which operates 20 separate locations in the metropolitan St. Louis area; Mark Twain Kansas City Bank, which operates 15 separate locations in the metropolitan bi-state Kansas City area; Mark Twain Illinois Bank, which operates four locations on the Illinois side of the St. Louis metropolitan area; and First City National Bank, which operates three locations in Springfield, Missouri.

  Bancshares wholly owns the following: Mark Twain Properties, Inc., which owns, holds under lease, or manages properties occupied by present banking centers; Mark Twain Community Development Corporation, which provides services and housing opportunities for low- and moderate-income persons; Tarquad Corporation, which acts as trustee of deeds of trust of which Bancshares subsidiaries are the lenders and beneficiaries; and Mark Twain Asset Recovery, Inc., which acts as purchaser of certain assets acquired by subsidiary banks in the collection of loans.

  Mark Twain Bank wholly owns Mark Twain Brokerage Services, Inc., a member of the National Association of Securities Dealers ("NASD"), which provides customers with complete brokerage services on all exchanges and provides the sale of various insurance company products. Mark Twain Bank also wholly owns Mark Twain St. Louis Investment Company which is a holding company for Mark Twain St. Louis Real Estate Investment Trust. Mark Twain St. Louis Real Estate Investment Trust was organized to invest solely in mortgage loans originated by the subsidiary banks of Bancshares. Mark Twain Bank and Mark Twain Kansas City Bank each wholly own a Mark Twain Real Estate Development Corporation subsidiary and a Mark Twain Community Development Corporation subsidiary.

  Bancshares is registered with and subject to regulation by the Federal Reserve Board and is subject to the Missouri Bank Holding Company Act. All Bancshares-owned non-bank subsidiaries are subject to regulation by the Federal Reserve Board. The subsidiary state-chartered banks are subject to regulation and supervision by the banking regulators of the states in which the banking units are located and the states in which the bank is chartered. The subsidiary national bank is subject to regulation and supervision by the Office of the Comptroller of the Currency. All subsidiary banks are subject to regulation by and are members of the Federal Deposit Insurance Corporation (the "FDIC").

  The earnings of the subsidiary banks are affected not only by competing financial institutions and general economic conditions, but also by the policies of various governmental regulatory authorities, and state and federal laws, particularly as they relate to powers authorized to banks and bank holding companies. Bancshares and all subsidiary banks are subject to the provisions of the Community Reinvestment Act. Mark Twain Brokerage Services, Inc., is subject to supervision and regulation by NASD, the Commission, the Missouri Division of Securities, the Missouri Division of Insurance, and the Missouri Division of Finance, among others. The mortgage department is subject to supervision by Department of Housing and Urban Development, Federal Housing Authority, Veteran's Administration, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, and Government National Mortgage Association, among others, concerning mortgage lending.

  The principal executive offices of Bancshares are located at 8820 Ladue Road, St. Louis, Missouri 63124, telephone (314) 727-1000. Bancshares maintains a web page at http://www.marktwain.com. For further information concerning Bancshares, see "SUMMARY INFORMATION--Business of Bancshares," "TERMS OF THE PROPOSED MERGER," "PRO FORMA FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                        INFORMATION REGARDING MBI STOCK

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

  General. MBI has authorized 100,000,000 shares of MBI Common Stock and 5,000,000 shares of preferred stock, no par value ("MBI Preferred Stock"). At the MBI Record Date, MBI had 60,209,008 shares of MBI Common Stock issued and outstanding and no shares of MBI Preferred Stock issued and outstanding. Under the Missouri Law, the MBI Board may generally approve the issuance of authorized shares of MBI Common Stock and MBI Preferred Stock without shareholder approval.

  The MBI Board is also authorized to fix the number of shares and determine the designation of any series of MBI Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. The MBI Board has designated and reserved Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below.

  The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the MBI Board to issue shares to such persons and in such manner as may be deemed to have an antitakeover effect.

  Dividends. The holders of the MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the MBI Board from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to the MBI Common Stock.

  The MBI Board intends to maintain its present policy of paying quarterly cash dividends on the MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the MBI Board may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

  Voting Rights. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders presently have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

  Preemptive Rights. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

  Liquidation Rights. In the event of liquidation, dissolution or winding-up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

  Assessment and Redemption. Shares of MBI Common Stock issuable in the Merger will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

  Preferred Share Purchase Rights Plan. One Right is attached to each share of MBI Common Stock. The Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the 10th day after public announcement, or notice to MBI, that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement, or notice to MBI, of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case, without prior written consent of a majority of the MBI Board. When exercisable, each Right will entitle the holder to buy 1/100 of a share of Series A Junior Participating Preferred Stock at an exercise price of $100 per Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each Right. If MBI is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the MBI Board prior to attempting a takeover and to give the MBI Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by the MBI Board in certain circumstances, expire by their terms on June 3, 1998.

  Classification of Board of Directors. The MBI Board is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the MBI Board, classification of the MBI Board may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the MBI Board.

  Other Matters. The MBI Restated Articles and MBI's By-Laws also contain provisions which: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the outstanding shares of MBI entitled to vote in the election of directors to remove a director or directors without cause;
(ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the MBI Board first approve such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the MBI Board first approve such an amendment, alteration, change or repeal. The MBI Restated Articles also requires the MBI Board, in considering any business combination, to give due consideration to all factors that the MBI Board may consider relevant, including the effects of the proposed transaction on the depositors and customers of MBI and its subsidiaries, on their communities and geographic areas and on any of their businesses and properties; and the adequacy of the consideration offered in the proposed transaction in relation to the current market price of MBI's outstanding securities and to the value of MBI in a freely negotiated transaction and the estimate of the MBI Board of the future value of MBI. Such provisions may be deemed to have an antitakeover effect.

RESTRICTIONS ON RESALE OF MBI CAPITAL STOCK BY AFFILIATES; AFFILIATE
AGREEMENTS

  MBI Common Stock. Under Rule 145 of the Securities Act, all of the executive officers and directors of Bancshares, including certain of the Supporting Stockholders, by virtue of being affiliates of Bancshares, will be limited in their right to resell the stock so received in the Merger. Such officers and directors who desire to resell the MBI Common Stock so received must sell such stock either pursuant to an effective registration statement under the Securities Act or in accordance with an applicable exemption. In addition, Supporting Stockholders who become "affiliates" of MBI following the Merger will be limited in their right to resell the MBI Common Stock received in the Merger.

  Rule 145(d) under the Securities Act provides that persons deemed to be affiliates of a company such as MBI solely by virtue of having been affiliates of a company such as Bancshares prior to a transaction such as the Merger may resell their stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of Bancshares may freely resell the stock received in the Merger without limitation. After three years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of MBI's required public filings.

  The shares of MBI Common Stock to be received by affiliates of Bancshares in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND BANCSHARES

  Each of MBI and Bancshares is incorporated under the laws of the State of Missouri. The rights of MBI's shareholders are governed by the MBI Restated Articles, MBI's By-Laws and the Missouri Law. The rights of Bancshares shareholders are governed by Bancshares' Restated Articles of Incorporation and By-Laws and the Missouri Law. The rights of Bancshares shareholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by the MBI Restated Articles, MBI's By-Laws and the Missouri Law. The material rights of such shareholders, and, where applicable, the differences between the rights of MBI shareholders and Bancshares shareholders, are summarized below. The summary is qualified in its entirety by reference to the Missouri Law, the MBI Restated Articles, MBI's By-Laws and the Restated Articles of Incorporation and By-Laws of Bancshares.

  Preferred Share Purchase Rights Plan. As described above under "-- Description of MBI Common Stock and Attached Preferred Share Purchase Rights-- Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. Bancshares does not have a rights plan.

  Supermajority Provisions. The MBI Restated Articles and MBI's By-Laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both the MBI Restated Articles and MBI's By-Laws, removal by the shareholders of the entire MBI Board or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of the MBI Restated Articles or MBI's By-Laws relating to (i) the number or qualification of directors; (ii) the classification of the MBI Board; (iii) the filling of vacancies on the MBI Board; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the MBI Board. The MBI Restated Articles additionally provide that, in addition to any shareholder vote required under the Missouri Law, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class, shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder (as defined in the MBI Restated Articles) on the other hand. If, however, at least two-thirds of the MBI Board approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of the MBI Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the MBI Common Stock unless such amendment has previously been approved by at least two-thirds of the MBI Board. To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have MBI Board approval by making passage of such proposals more difficult.

  Bancshares' Restated Articles of Incorporation and By-Laws do not require supermajority approval by shareholders of any corporate actions.

  Voting for Directors. MBI's By-Laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Bancshares' By-Laws likewise provide for cumulative voting in the election of directors.

  Classified Board. As described under "--Description of MBI Common Stock and Attached Preferred Purchase Rights--Classification of Board of Directors," the MBI Board is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified board diminishes the benefits of the cumulative voting rights to minority shareholders. The Bancshares Board is likewise divided into three classes of directors, with each class being elected to a staggered three-year term.

  Action by Shareholders and Directors Without a Meeting. Under the Missouri Law, the written action of shareholders is permitted unless the articles of incorporation or by-laws of the corporation provide otherwise. MBI's By-Laws provide that any action required to be taken at a meeting of the shareholders, or any action which may be taken without a meeting, may be taken without a meeting if a consent in writing, setting forth the action taken, shall be signed by all of the shareholders. MBI's By-Laws also provide that any action that may be taken by the MBI Board at a meeting may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed by all of the Directors prior to such action. Bancshares' By-Laws provide that any action of the shareholders or Bancshares Board may be taken upon the written consent of all the shareholders entitled to vote thereupon or all of the members of the Bancshares Board, as the case may be.

  Anti-Takeover Statutes. The Missouri Law contains certain provisions applicable to Missouri corporations such as MBI and Bancshares which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

  The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity that beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

  During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

  The Missouri Law exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. Neither the MBI Restated Articles and MBI's By-Laws nor Bancshares' Restated Articles of Incorporation and By-Laws "opt out" of the Missouri business combination statute.

  The Missouri Law also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33%, (ii) 33% or more but less than a majority, or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (x) a majority of the outstanding voting stock, and (y) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

  A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. Neither the MBI Restated Articles and MBI's By-Laws nor Bancshares' Restated Articles of Incorporation and By-Laws "opt out" of the Control Share Acquisition Statute.

  Dissenters' Rights. Under Section 351.455 of the Missouri Law, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the fair value of such shares.

  Shareholders' Right to Inspect. Under Section 351.215 of the Missouri Law, each shareholder may at all proper times have access to and examine the books of the company.

  Size of Board of Directors. As permitted under the Missouri Law, the number of directors on the MBI Board is set forth in MBI's By-Laws, which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of MBI's By-Laws or by a resolution of the MBI Board, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under MBI's By-Laws. The number of directors on the MBI Board is currently fixed at 12. The number of directors on the Bancshares Board is set forth in Bancshares' By-Laws, which provide that the number of directors shall be eleven unless and until the By-Laws are amended to provide otherwise. Under Bancshares' Restated Articles of Incorporation, the number of directors may not be less than three. Bancshares' By-Laws, including the provision establishing the number of members of the Bancshares Board, may be amended by the vote of a majority of the members of the Bancshares Board.

  If the size of the MBI Board were increased, the remaining MBI directors could fill the newly created vacancies until the next shareholders' meeting. Under Bancshares' By-Laws, such vacancies may be filled only by the shareholders.

  Proposal of Business, Nomination of Directors. MBI's By-Laws contain detailed advance notice and informational procedures which must be complied with in order for a shareholder to nominate a person to serve as a director. MBI's By-Laws generally require a shareholder to give notice of a proposed nominee in advance of the shareholder meeting at which directors will be elected. In addition, MBI's By-Laws contain detailed advance notice and informational procedures which must be followed in order for a MBI shareholder to propose an item of business for consideration at a meeting of MBI shareholders. There are no similar provisions in Bancshares' By-Laws.

  Special Meetings of Shareholders. Under MBI's By-Laws, special meetings of the shareholders may be called by the Chairman of the Board or by the MBI Board in their sole discretion. Under Bancshares' By-Laws, special meetings of the shareholders may be called by the President, by the Chairman of the Board, by the Bancshares Board, or by the holders of not less than 20% of all of the outstanding shares entitled to vote at such meeting.

                          SUPERVISION AND REGULATION

GENERAL

  As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not, directly or indirectly, acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of (or, in the case of certain non-bank companies, prior notice to) the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

  As a savings and loan holding company, MBI is also subject to regulatory oversight by the Office of Thrift Supervision (the "OTS"). As such, MBI is required to register and file reports with the OTS and is subject to regulation by the OTS. In addition, the OTS has enforcement authority over MBI which permits the OTS to restrict or prohibit activities that are determined to be a serious risk to its subsidiary savings association.

  MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OTS, the FDIC, the Comptroller of the Currency (the "Comptroller") and state banking regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

  There are various legal restrictions on the extent to which a bank holding company such as MBI and its nonbank subsidiaries can engage in certain transactions, including borrowing or otherwise obtaining credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such bank's capital stock and surplus.

PAYMENT OF DIVIDENDS

  MBI is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of MBI's revenues is dividends from its national and state banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate banks can pay to MBI without regulatory approval. The approval of the appropriate bank regulator is generally required for any dividend by a national bank or state member bank if the total of all dividends declared by the board of directors of such banks in any calendar year would exceed the total of (i) its net profits (as defined and interpreted by regulation) for such year and (ii) its retained net profits for the preceding two years less any required transfer to surplus or a fund for the retirement of preferred stock. In addition, a national bank or a state member bank may pay dividends only to the extent that its retained net profits (including any portion transferred to surplus) exceed bad debts (as defined and interpreted by regulation). The payment of dividends by any affiliate bank may also be affected by other factors, such as the maintenance of adequate capital for such affiliate bank.

  In addition, if, in the opinion of the applicable federal bank regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe and unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such agency may require, after notice and hearing, that the institution in question cease and desist from such practice. The Comptroller has indicated that paying dividends that would deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound practice. Moreover, an insured depository institution may not pay any dividends if such payment would cause it to become undercapitalized or once it is undercapitalized. See "--Capital Adequacy." Also, the federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

CAPITAL ADEQUACY

  The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar but not identical to the standards for bank holding companies.

  In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

  Under the risk-based capital standard, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credits) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, plus certain items such as goodwill and certain other intangible assets ("Tier I Capital"). The remainder may consist of qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I Capital and a limited amount of loan and lease loss reserves. As of December 31, 1996, MBI's Tier I Capital and total capital to risk adjusted assets ratios were 10.91% and 13.87%, respectively. At December 31, 1996, on a pro forma combined basis after giving effect to the Merger on a pooling-of-interests accounting basis, MBI's estimated consolidated Tier I Capital and total capital to risk-adjusted assets ratios would be 10.80% and 13.49%, respectively.

  In addition to the risk-based standard, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to adjusted average total assets less goodwill and certain other intangibles (the "Leverage Ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a Leverage Ratio of at least 4% to 5%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets.

  The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  As of December 31, 1996, MBI's Leverage Ratio was 7.82%. At December 31, 1996, on a pro forma combined basis after giving effect to the Merger on a pooling-of-interests accounting basis, MBI's estimated consolidated Leverage Ratio would be 7.97%.

SUPPORT OF SUBSIDIARY BANKS

  Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary. This support may be required at times when MBI may not find itself able to provide it.

LIABILITY OF COMMONLY CONTROLLED INSTITUTIONS

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI.

  Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. The relevant capital measures are the total capital ratio, Tier I Capital ratio and the Leverage Ratio. Under the regulations, a national bank will be (i) "well-capitalized" if it has a total capital ratio 10% or greater, a Tier I Capital ratio of 6% or greater and a Leverage Ratio of 5% or greater and is not subject to any order or written directive by any regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of 8% or greater, a Tier I Capital ratio of 4% or greater and a Leverage Ratio of 4% or greater (3% in certain circumstances) and is not "well-capitalized;"
(iii) "undercapitalized" if it has a total capital ratio of less than 8%, a Tier I Capital ratio of less than 4% or a Leverage Ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than 6%, a Tier I Capital ratio of less than 3% or a Leverage Ratio of less than 3%; and (v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. In addition, a bank's primary federal bank regulatory agency is authorized to downgrade the bank's capital category to the next lower category upon a determination that the bank is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. As of December 31, 1995, MBI had capital levels that qualify it as "well-capitalized" under such regulations.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution was or would be as a result thereof undercapitalized. An undercapitalized depository institution is also subject to limitations on, among other things, asset growth, acquisitions, branching, new business lines, acceptance of broker deposits and borrowings from the federal reserve system and are required to submit a capital restoration plan. The federal bank regulatory agencies may not accept a capital restoration plan without determining, among other things, that the plan is based upon realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guaranty that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. A significantly undercapitalized depository institution may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. A critically undercapitalized institution is subject to the appointment of a receiver or a conservator.

FDIC INSURANCE

  Deposits of MBI subsidiary deposit institutions are insured up to $100,000 per insured depositor (as defined by law and regulation) primarily through the bank insurance fund ("BIF"), although certain deposits acquired by MBI since 1989 were and continue to be insured through the Savings Association Insurance Fund ("SAIF"). Both the BIF and SAIF are administered and managed by the FDIC.

  In July, 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risk attributable to different categories and concentrations of assets and liabilities. Under this system, an institution is assigned to one of three capital categories, namely (i) well-capitalized, (ii) adequately capitalized, or (iii) undercapitalized. An institution is further assigned by the FDIC to one of three supervisory subgroups based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. These rates were established for both funds to achieve a designated ratio of reserve to insured deposits of 1.25% within a specified period of time.

  Once the designated ratio for the BIF was reached, which occurred in May, 1995, the FDIC was authorized to reduce the minimum assessment rate below the then minimum $.23 per $100 of insured deposits and to set future assessment rates at such levels that would maintain the fund's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF member banks. Under the revised schedule, an assessment rate schedule then ranged from $.04 to $.31 per $100 of insured deposits was established for BIF member banks. In November 1995, the FDIC approved a further reduction in the assessment schedule for BIF deposits. Effective January 1, 1996, the assessment schedule now ranges from a minimum of $2,000 per year to $.27 per $100 of deposits subject to BIF assessments, based on each institution's risk classification.

  Included in the Omnibus Appropriations Bill signed into law by President Clinton on September 30, 1996 (the "1996 Legislation") were certain banking-related riders affecting both the bank and thrift industry, principally relating to the recapitalization of SAIF. Under the 1996 Legislation, every depositary institution having SAIF-insured deposits was subject to a one-time assessment of 65.7 cents on every $100 of thrift deposits held on March 31, 1995, payable on or before November 29, 1996, which assessment must be reported as a third-quarter expense. The special assessments under this provision on MBI and Bancshares were $12,385,000 and $0, respectively. It is anticipated that the aggregate amount collected pursuant to this one-time assessment will sufficiently recapitalize SAIF such that thrift deposit insurance premiums, which currently are $.23 to $.31 per $100 of assessable deposits, may be brought in line with those of banks by the year 2000. The 1996 Legislation reduced ongoing SAIF deposit insurance assessment rates from $.230 to .064 per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates from $0 to $.013 per $100 of insured deposits beginning January 1, 1997. The 1996 Legislation also provides that, commencing on January 1, 1997, banks will share with thrifts all subsequent payments of interest due on bonds issued by the quasi-governmental Financing Corp. in the late 1980s to finance the thrift bailout. From January 1, 1997 through December 31, 1999, banks insured by the BIF will pay roughly $322 million annually toward interest on these bonds, while SAIF-insured institutions will pay a proportionately larger share, approximately $458 million annually. Beginning in 2000 through 2017, both banks and thrifts will pay 2.43 cents per $100 of insured deposits.

  As of December 31, 1996, approximately 7.78% of MBI's banking subsidiaries deposits were insured by SAIF. On a pro forma combined basis, approximately 6.66% of MBI's banking subsidiaries deposits would be insured by SAIF.

  The FDIC is authorized to prohibit any BIF-insured or SAIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against any bank or savings institution, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It may also suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC.

INTERSTATE BANKING AND OTHER RECENT LEGISLATION

  In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations (i) by permitting bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) by permitting the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) by permitting banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) by permitting foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) by permitting, beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation will be to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, this legislation is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

  The 1996 Legislation contemplates the merger of SAIF and BIF by 1999, provided the consolidation/merger of federal bank and thrift charters under applicable law and regulation has been achieved by that time. Until such a consolidation/merger has been achieved, however, depositary institutions will continue to be prohibited from shifting deposits from SAIF insurance coverage to BIF insurance coverage in an attempt to avoid the higher SAIF assessments. The FDIC is required to issue regulations to guard against the shifting of deposits from SAIF to BIF. A report to Congress regarding the merger of SAIF and BIF is required from the Treasury Department by March 31, 1997.

  In addition, the 1996 Legislation contains a variety of regulatory relief measures affecting banks and thrifts, including provisions modifying some of the more onerous requirements imposed under federal banking laws passed in the late 1980s and early 1990s. Among the measures are provisions reducing certain regulatory burdens imposed upon bank holding companies. For example, the 1996 Legislation eliminates the requirement that a bank holding company seeking to acquire control of a thrift directly or indirectly must file an application with the OTS and for approval to become a unitary savings and loan holding company as a result of such acquisition. The 1996 Legislation also provides that a bank holding company owning or controlling a thrift will no longer be subject to the supervision and regulation of the OTS. The OTS will continue to regulate and supervise all thrifts acquired in such transactions.

  In addition to the foregoing, there have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the United States banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on MBI.

                                 LEGAL MATTERS

  The validity of the MBI Common Stock to be issued in the Merger will be passed upon by Jon W. Bilstrom, General Counsel and Secretary of MBI, who, as of the MBI Record Date, beneficially owned 66,876 shares of MBI Common Stock, which number includes shares subject to options held by Mr. Bilstrom which are currently exercisable and options which will become exercisable within 60 days of the MBI Record Date.

                                    EXPERTS

  The consolidated financial statements of MBI as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in the 1996 MBI Form 10-K, have been incorporated by reference herein in reliance upon the report of Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from the 1996 Bancshares Form 10-K have been audited by Ernst & Young, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

  The MBI Board and the Bancshares Board, at the date hereof, are not aware of any business to be presented at the MBI Annual Meeting or Bancshares Special Meeting, respectively, other than that referred to in the Notice of MBI 1997 Annual Meeting and the Notice of Bancshares Special Meeting, respectively, and discussed herein. If any other matter should properly come before MBI Annual Meeting or Bancshares Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of MBI or Bancshares, respectively.

                             SHAREHOLDER PROPOSALS

  If the Merger is consummated, shareholders of Bancshares who receive MBI Common Stock will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1998 annual meeting of MBI's shareholders and inclusion in MBI's proxy statement and proxy for such meeting. All such proposals must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 22, 1997 in order to be considered for inclusion in MBI's Proxy Statement and proxy for the 1998 Annual Meeting.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  EXPLANATORY NOTE: These additional pages 72-78 relate solely to matters to be considered at the MBI Annual Meeting and will be included in the Proxy Statement/Prospectus to be delivered to MBI shareholders only. These additional pages contain MBI proxy statement information only and shall not be deemed to constitute prospectus information.

                          ELECTION OF MBI DIRECTORS;
           AMENDMENT TO MBI RESTATED ARTICLES OF INCORPORATION; AND ADOPTION OF THE MBI AMENDED AND RESTATED STOCK INCENTIVE PLAN AND THE MBI AMENDED AND RESTATED EXECUTIVE INCENTIVE
                               COMPENSATION PLAN

ELECTION OF DIRECTORS

  One of the purposes of the MBI Annual Meeting is to elect three directors in Class III to serve for terms of three years expiring in 2000 and one director in Class II to serve for a term of two years expiring in 1999. The persons named on the enclosed form of proxy intend to vote all duly executed proxies received "FOR" the election to the MBI Board of each of the nominees, except as otherwise directed in any proxy. The three nominees receiving the highest number of votes in the Class III election will be elected as Class III directors and the nominee receiving the highest number of votes in the Class II election will be elected as a Class II director. Each of the nominees for election as directors in Class III is currently a director of MBI. The nominee for election in Class II is also currently a director of MBI.

  In the event any nominee declines or is unable to serve, it is intended that the proxies for the election of such nominee will be voted for a successor nominee designated by the MBI Board. The MBI Board has no reason to believe that any nominee will decline or be unable to serve if elected.

  The name, age as of the date of the MBI Annual Meeting, principal occupation or position and other directorships with respect to the nominees and the other directors whose terms of office as directors will continue after the MBI Annual Meeting are set forth below. Each of the directors has held the currently listed position or another executive position with the same employer for more than five years except as set forth beside his or her name.

                 CLASS III--TO BE ELECTED FOR A TERM OF THREE
                            YEARS EXPIRING IN 2000

  HARRY M. CORNELL, JR., 68--Director beginning in 1991; Chairman, Chief Executive Officer and Director of Leggett & Platt, Inc., manufacturer of components used primarily in the furniture and bedding industry; Director of Ennis Business Forms, Inc.

  THOMAS H. JACOBSEN, 57--Director beginning in 1989; Chairman of the Board, President and Chief Executive Officer of MBI; Director of Union Electric Company, Student Loan Marketing Association and Trans World Airlines, Inc.

  PATRICK T. STOKES, 54--Director beginning in 1992; President of Anheuser-Busch, Inc., brewer of beer and other malt beverages.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

                CLASS II--TO BE ELECTED FOR A TERM OF TWO YEARS
                               EXPIRING IN 1999

  CRAIG D. SCHNUCK, 48--Director beginning in 1991; Chairman, Chief Executive Officer and Director of Schnuck Markets, Inc., retail supermarket chain; Director of Edison Brothers Stores, Inc. and General American Life Insurance Company.

                   CLASS I--TO CONTINUE IN OFFICE UNTIL 1998

  THOMAS A. HAYS, 64--Director beginning in 1984; retired Deputy Chairman of The May Department Stores Company, retail stores; Director of Union Electric Company, Leggett & Platt, Inc., Kinko's Inc. and Payless Shoe Source, Inc.; Advisory Director of Schnuck Markets, Inc.

  FRANK LYON, JR., 55--Director beginning in 1995; private investor. Mr. Lyon served as Chairman of the Board of Mercantile Bank of Arkansas and its predecessor holding company, TCBankshares Inc., for more than five years prior to May 1995.

  HARVEY SALIGMAN, 58--Director beginning in 1982; General Partner of Cynwyd Investments, real estate investment company since August 1996; Director of Union Electric Company. Mr. Saligman served as Managing Partner of Cynwyd Investments for more than five years prior to August 1996.

  ROBERT L. STARK, 64--Director beginning in 1993; Dean of University of Kansas Regents Center, educational institution, since September 1993; Century Products Co., Champion Enterprises and Payless Shoe Source, Inc. Mr. Stark served as Executive Vice President of Hallmark Cards, Inc. from January 1986 to March 1993.

  JOHN A. WRIGHT, 54--Director beginning in 1986; President and Chief Executive Officer of Woodridge Resources Corporation, natural resources investment firm.

                  CLASS II--TO CONTINUE IN OFFICE UNTIL 1999

  WILLIAM A. HALL, 51--Director beginning in 1993; Assistant to the Chairman, Hallmark Cards, Inc., manufacturer of greeting cards and related products; Director of Payless Cashways, Inc.

  EDWARD A. MUELLER, 49--Director beginning in 1996; President, Chief Executive Officer and Director of Southwestern Bell Telephone Company, communications industry company, since July 1995. Mr. Mueller served for more than five years prior thereto in various capacities with other affiliates of SBC Communications, Inc.

  ROBERT W. MURRAY, 61--Director beginning in 1996; Chairman of the Board of Mercantile Bank of Western Iowa--Polk County since January 1996. Mr. Murray served as Chairman and Chief Executive Officer of Hawkeye Bancorporation from April 1991 to January 1996, and in various other capacities with Hawkeye Bancorporation prior thereto.

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF MBI COMMON STOCK AND CHANGE THE PAR VALUE OF MBI COMMON STOCK

  The MBI Board has recently approved a proposal to amend Article 3 of the MBI Restated Articles to increase the number of shares of MBI Common Stock authorized thereunder from 100,000,000 to 200,000,000 and change the par value of MBI Common Stock from $5.00 per share to $0.01 per share, and has directed that the proposal be submitted to the vote of the shareholders at the MBI Annual Meeting. MBI also has a class of MBI Preferred Stock authorized pursuant to Article 3 of the MBI Restated Articles. No change to the number of shares of MBI Preferred Stock presently authorized is being made pursuant to this proposed amendment.

                   [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


  On the MBI Record Date, 60,209,008 shares of MBI Common Stock were issued and outstanding. Approximately 30,213,114 shares of MBI Common Stock will be issued or reserved for issuance upon consummation of the pending acquisitions by MBI of Bancshares and Roosevelt. Consummation of the acquisitions is expected to occur, subject to receipt of all necessary regulatory and shareholder approvals, later this year. In addition, approximately 3,864,301 shares of MBI Common Stock will be required to satisfy MBI's potential obligations under its stock-based benefit plans. Except as set forth above or in other acquisition transactions that may be in the process of negotiation but not yet publicly announced, there are no options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any MBI Common Stock, or contracts, commitments, understandings or arrangements by which MBI is or may become bound to issue additional shares of MBI Common Stock, or options, warrants or rights to purchase or acquire any additional shares of MBI Common Stock. Accordingly, without the proposed amendment, MBI has approximately 5,710,000 authorized shares of its MBI Common Stock that were not issued, reserved or designated for issuance as disclosed above.

  The additional shares of MBI Common Stock for which authorization is sought herein would be identical to the shares of MBI Common Stock now authorized under the MBI Restated Articles. The authorized shares will be used from time to time in connection with future acquisitions, stock dividends or split-ups, capital raising, stock-based employee benefit plans and other stock requirements of MBI. The proposed amendment could result in increasing the number of shares that would have to be acquired by a party seeking to obtain control of MBI, but would not otherwise affect the legal rights of the shareholders of the outstanding shares of MBI Common Stock.

  The MBI Board believes that it is in the best interests of MBI and its shareholders to increase the number of authorized but unissued shares of its MBI Common Stock. The increase will provide a reserve of shares available for issuance upon sole authorization of the MBI Board for any general corporate purpose.

  The MBI Board also believes that it is in the best interests of MBI and its shareholders to change the par value of MBI Common Stock from $5.00 per share to $0.01 per share. By approving the $0.01 par value, the shareholders will enable MBI to take advantage of savings in state filing fees.

  The complete text of the proposed amendment to the MBI Restated Articles is set forth in Annex F to this Proxy Statement/Prospectus.

  Adoption of the proposed amendment to Article 3 of the MBI Restated Articles will require the affirmative vote of the holders of a majority of the outstanding shares of MBI Common Stock. THE MBI BOARD RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO ARTICLE 3 OF THE MBI RESTATED ARTICLES.

PROPOSAL TO ADOPT THE MBI AMENDED AND RESTATED STOCK INCENTIVE PLAN

  The MBI 1994 Stock Incentive Plan (the "Stock Incentive Plan") approved by the shareholders of MBI in April 1994, provides for the granting of stock options and other stock-based awards to key employees of MBI and its subsidiaries. The Stock Incentive Plan, as proposed to be amended and restated, seeks to advance the interests of MBI and its shareholders by incenting and motivating such employees toward superior performance and by enabling MBI to attract and retain those employees upon whose judgment, talents and special efforts the success of MBI is largely dependent.

  The maximum aggregate number of shares of MBI Common Stock which currently can be issued under the Stock Incentive Plan is 2,250,000 shares, plus any shares which are forfeited or tendered pursuant to either or both of two other shareholder-approved plans, the MBI 1987 Stock Option Plan and the MBI 1991 Employee Incentive Plan (collectively, the "Prior Plans"), subject to adjustment in the event of any change in the outstanding shares of MBI Common Stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation or other similar changes generally affecting MBI shareholders. The Stock Incentive Plan limits the number of shares or units equivalent to shares of MBI Common Stock that can be granted to participating

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

employees (collectively, "Stock Grants") and the number of shares that can be issued pursuant to any stock options or stock appreciation rights ("SARs"). The aggregate number of shares that currently can be issued in the form of Stock Grants is limited to 480,000 shares, plus the number of shares of restricted stock authorized under the MBI 1991 Employee Incentive Plan, which either have not been awarded under such plan or have been awarded but subsequently forfeited under such plan. No more than 337,500 shares currently can be issued to any one individual pursuant to any stock options or SARs.

  In recognition of the growth of MBI's franchise to date and based upon its strategy to continue to expand its business operations through acquisitions, the MBI Board has adopted the MBI Amended and Restated Stock Incentive Plan (the "Amended and Restated Stock Incentive Plan"), subject to shareholder approval, which, specifically, (i) increases the aggregate number of shares of MBI Common Stock which may be issued under the plan to 6,000,000 shares, plus shares forfeited or tendered pursuant to the Prior Plans, (ii) increases the total number of shares of MBI Common Stock available for Stock Grants to 860,000 shares, and (iii) increases the maximum number of shares which may be awarded to any one individual in the form of stock options or SARs to 1,200,000 shares.

  The Amended and Restated Stock Incentive Plan will be administered by the Compensation Committee, consisting currently of three non-employee directors of MBI. Members of the Committee will not be eligible to be awarded stock options, SARs or stock grants under the Amended and Restated Stock Incentive Plan. The Compensation Committee, by majority action thereof, is authorized in its sole discretion to determine the individuals to whom the awards will be granted, the type and amount of such awards and the terms thereof, as well as to interpret the Amended and Restated Stock Incentive Plan, to prescribe rules and regulations relating to the Amended and Restated Stock Incentive Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of MBI, and to make all other determinations necessary or advisable for the administration of the Amended and Restated Stock Incentive Plan to the extent not contrary to the express provisions of the Amended and Restated Stock Incentive Plan.

  The MBI Board, by majority action thereof, at any time may terminate, and from time to time may amend or modify the Amended and Restated Stock Incentive Plan; provided, however, that no such action of the MBI Board may, without the approval of the shareholders of MBI: (i) increase the total amount of shares which may be issued under the Amended and Restated Stock Incentive Plan; or
(ii) cause the Amended and Restated Stock Incentive Plan not to comply with either Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. No amendment, modification or termination of the Amended and Restated Stock Incentive Plan shall in any manner adversely affect any award theretofore granted under the Amended and Restated Stock Incentive Plan, without the consent of the participant affected thereby.

  On January 15, 1997, the Compensation Committee approved Stock Option awards for terms of 10 years from the date of grant, January 21, 1997, with an exercise price equal to $52.375, as follows: 160,000 shares for Mr. Jacobsen; 50,000 shares for Mr. Adams; 30,000 shares for Mr. Beirise; 50,000 shares for Mr. King; 50,000 shares for Mr. McClure; 466,000 shares for all executive officers as a group and 413,025 shares for all employees as a group (excluding executive officers).

  The complete text of the Amended and Restated Stock Incentive Plan is set forth in Annex G to this Proxy Statement/Prospectus. The following summary of the Amended and Restated Stock Incentive Plan is subject to the provisions contained in the complete text.

  DESCRIPTION OF THE AMENDED AND RESTATED STOCK INCENTIVE PLAN. Any current employee of MBI and its subsidiaries will be eligible to receive (i) stock options ("Stock Options") which may or may not qualify as incentive stock options within the meaning of Section 422 of the Code, (ii) SARs, and/or (iii) Stock Grants.

    Stock Options. Stock Options granted under the Amended and Restated Stock Incentive Plan shall entitle the holder thereof to purchase MBI Common Stock at the "Base Price" established therefor by the

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  Compensation Committee, which price shall not be less than the "Fair Market Value" (as defined in the Amended and Restated Stock Incentive Plan) of MBI Common Stock at the time of grant and, once established, shall not be subject to change. The Stock Option may be exercised at any time during the term of the option as determined by the Compensation Committee at the time of the grant.

    There is no maximum or minimum number of shares for which a Stock Option may be granted; provided, however, for any employee, the aggregate fair market value of MBI Common Stock subject to qualifying incentive stock options that are exercisable for the first time in any calendar year may not exceed the limits established therefor from time to time under Section 422 of the Code; and, provided, further, that in no event shall the maximum number of shares which may be awarded in the form of Stock Options or SARs to any one individual exceed 1,200,000 shares.

    SARS. A SAR gives to the holder thereof a right to receive, at the time of surrender, MBI Common Stock or cash equal in value to the difference between the fair market value of such stock at the date of surrender of the SAR and the "Base Price" established by the Compensation Committee therefor at the time of grant, subject to any limitation imposed by the Compensation Committee on appreciation. The "Base Price" shall not be less than the fair market value of MBI Common Stock on the date of the grant of the SAR. A SAR may be granted either independent of, or in conjunction with, any Stock Option. If granted in conjunction with a Stock Option, at the discretion of the Compensation Committee, a SAR may either be surrendered (i) in lieu of the exercise of such Stock Option, (ii) in conjunction with the exercise of such Stock Option, or (iii) upon expiration of such Stock Option and SAR and shall be awarded in such number and under such terms and conditions as are determined appropriate by the Compensation Committee. In no event shall the maximum number of shares which may be awarded in the form of SARs or Stock Options to any individual exceed 1,200,000 shares.

    Stock Grants. The Compensation Committee may issue shares or units equivalent in value to shares of MBI Common Stock to designated employees in such amounts and under such terms and conditions, including vesting and payout, as the Compensation Committee shall determine appropriate at the time of the award, including, without limitations, achievement of specific business objectives and other measurements of individual, business unit or organization performance. The total number of shares of MBI Common Stock available for Stock Grants is 860,000 shares, unless such grants were awarded as the payment form for grants or rights under any other employee or compensation plan of MBI.

    In the event of any "Change in Control" (as defined in the Amended and Restated Stock Incentive Plan) all awards outstanding under the Amended and Restated Stock Incentive Plan become immediately and fully exercisable or payable in accordance with the Amended and Restated Stock Incentive Plan provisions. Also in the event of a Change in Control or in the event of the liquidation or reorganization of MBI, the Compensation Committee is authorized to provide for such adjustments and/or settlement arrangements as the Compensation Committee determines appropriate, whether at the time of award or a subsequent date.

    The Amended and Restated Stock Incentive Plan is to remain in effect until (i) all MBI Common Stock reserved under the Amended and Restated Stock Incentive Plan shall have been purchased or acquired, (ii) the date the MBI Board terminates the Amended and Restated Stock Incentive Plan, or
  (iii) April 27, 2004, whichever shall first occur.

  Federal Income Tax Consequences. No income will be realized by a participating officer or employee on the grant of an incentive stock option or an option which is not an incentive stock option ("non-qualified option"), or the grant of a SAR. No income will be realized by a participant, officer or employee upon the award of a Stock Grant if the Stock Grant is subject to conditions which constitute a substantial risk of forfeiture within the meaning of Section 83 of the Code. MBI will not be entitled to a deduction at the time a Stock Option or SAR is granted, or at the time of award of a Stock Grant which is subject to a substantial risk of forfeiture. If a holder exercises an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the Stock Option, no income will be realized by the holder at the time of exercise. MBI will not be entitled to a deduction by reason of the exercise.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


  If a holder disposes of the shares acquired pursuant to an incentive stock option within two years from the date of grant of the option or within one year from the date of exercise of the option, the holder will realize ordinary income at the time of disposition which will equal the excess, if any, of the lesser of (i) the amount realized on the disposition, or (ii) the fair market value of the shares on the date of exercise, over the holder's basis in the shares. MBI generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

  Upon the exercise of a non-qualified option, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. MBI generally will be entitled to a deduction equal to such excess amount in the year of exercise.

  A holder will realize income as a result of the surrender of a SAR at the time the stock is issued or the cash is paid. The amount of income realized will be equal to the fair market value of shares issued on the date of surrender of the SAR, plus the amount of cash, if any, received. MBI will be entitled to a deduction equal to the income realized in the year in which the SAR is surrendered for payment.

  The holder of a Stock Grant which is not subject to Compensation Committee-imposed restrictions which constitute a substantial risk of forfeiture will realize income at the time the Stock Grant is awarded. Subject to a voluntary election by the holder under Section 83(b) of the Code, a holder will realize income as a result of the award of Stock Grants subject to Compensation Committee-imposed restrictions which constitute a substantial risk of forfeiture at the time the restrictions expire on such shares. An election in these cases pursuant to Section 83(b) of the Code would have the effect of causing the holder to realize income in the year in which such award was granted. The amount of income realized will equal the fair market value of the shares or share equivalent at the time that any restrictions lapse or otherwise cease to constitute a substantial risk of forfeiture (or on the date of award of the Stock Grant, in the event of a Section 83(b) election or the award of a Stock Grant which is not subject to a substantial risk of forfeiture) over the purchase price, if any, of such shares. MBI generally will be entitled to a deduction equal to the income realized in the year in which the holder is required to report such income.

  The affirmative vote of the holders of a majority of the votes cast on the proposal is required to approve the Amended and Restated Stock Incentive Plan. THE MBI BOARD RECOMMENDS A VOTE "FOR" THE AMENDED AND RESTATED STOCK INCENTIVE PLAN.

PROPOSAL TO ADOPT THE MBI AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN

  The MBI 1994 Executive Incentive Compensation Plan (the "Executive Incentive Compensation Plan"), approved by the shareholders of MBI in April 1994, provides selected senior MBI officers with annual bonus opportunities based upon preestablished performance objectives.

  The Executive Incentive Compensation Plan is designed to qualify such bonus opportunities as "performance based" under federal tax legislation enacted in 1993. Under regulations of the Service issued following adoption of the Executive Incentive Compensation Plan, bonus opportunities must be based upon preestablished shareholder approved performance objectives under the plan and such plan must provide the "maximum dollar amount" that may be payable in respect of such opportunities in any year, if such payments are to be deductible to the plan sponsor as "performance-based" compensation. To ensure that such payments are deductible to the maximum extent possible, the MBI Board adopted the MBI Amended and Restated Executive Incentive Compensation Plan (the "Amended and Restated Executive Incentive Compensation Plan"), subject to shareholder approval, which will conform to such regulations, extend the period the Executive Incentive Compensation Plan is to remain in effect and provide additional financial measures upon which the performance objectives are to be determined.

  The complete text of the Amended and Restated Executive Incentive Compensation Plan is set forth in Annex H to this Proxy Statement/Prospectus. The following summary of the Amended and Restated Executive Incentive Compensation Plan is subject to the provisions contained in the complete text.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


  DESCRIPTION OF THE AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN. The Amended and Restated Executive Incentive Compensation Plan provides for the creation of an aggregate bonus pool for annual incentive opportunities based on MBI's performance for the applicable year versus preestablished objectives. The current performance objectives include net income, return on assets, earnings per share growth, overhead ratio, expense to assets ratio, total shareholder return and net interest rate margin. Upon shareholder approval at this MBI Annual Meeting of the Amended and Restated Executive Incentive Compensation Plan, two new performance objectives will be available, return on equity and shareholder value added measures, where shareholder value added generally represents net operating profits after taxes, less an equity capital charge. Such performance objectives may be applied individually or in any combination and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, divestitures, minority interests, partnerships or joint ventures, or, where applicable, on a relative or absolute basis or on a per share or an aggregate basis.

  All senior officers of MBI, including, without limitation, the Chief Executive Officer and other key executives of MBI, are eligible to participate in the Amended and Restated Executive Incentive Compensation Plan. The Compensation Committee will administer the Amended and Restated Executive Incentive Compensation Plan, and by majority action thereof, is authorized in its sole discretion to determine the senior officers who are to participate in the Amended and Restated Executive Incentive Compensation Plan and the amount and terms of any and all awards made thereunder. The Compensation Committee is also authorized to interpret the Amended and Restated Executive Incentive Compensation Plan, to prescribe, amend and rescind rules and regulations relating to the Amended and Restated Executive Incentive Compensation Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of MBI, and to make all other determinations necessary or advisable for the administration of the Amended and Restated Executive Incentive Compensation Plan to the extent not contrary to the express provisions thereof.

  Each participating employee is assigned a target bonus award at the start of each year. Target awards are expressed as a percent of base salary, as of the start of the applicable performance year. Actual individual awards, subject to adjustment as described below, are determined based upon a participant's performance as compared to preestablished individual targets derived from one of the shareholder-approved performance objectives set forth in the plan.

  The Amended and Restated Executive Incentive Compensation Plan also provides for additional bonus opportunity based upon the attainment of stretch objectives which are preestablished with a high degree of difficulty of attainment. The Compensation Committee determines the objectives from among those criteria cited previously.

  Upon shareholder approval of the Amended and Restated Executive Incentive Compensation Plan at this MBI Annual Meeting, the maximum dollar amount of awards which may be paid to any participant is one-half of one percent of MBI's net income, as reported in MBI's audited financial statements, excluding conforming adjustments and such other non-recurring or extraordinary items as the Compensation Committee determines are not representative of MBI's ongoing operations.

  Upon shareholder approval of the Amended and Restated Executive Incentive Compensation Plan, the plan will remain in effect until (i) the date the MBI Board terminates the plan, or (ii) April 23, 2002, whichever shall first occur. The MBI Board, by majority action thereof, at any time may terminate and from time to time make further amendments or modifications to the Amended and Restated Executive Incentive Compensation Plan; provided, however, that no such action of the MBI Board may, without the approval of the shareholders of MBI, cause the Amended and Restated Executive Incentive Compensation Plan not to comply with either Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. No amendment, modification or termination of the Amended and Restated Executive Incentive Compensation Plan shall in any manner adversely affect any award theretofore granted under the plan, without the consent of the participant affected thereby.

  The affirmative vote of the holders of a majority of the votes cast on the proposal is required to approve the Amended and Restated Executive Incentive Compensation Plan. THE MBI BOARD RECOMMENDS A VOTE "FOR" THE AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


  EXPLANATORY NOTE: These additional pages 16-1 to 16-13 relate solely to matters to be considered at the MBI Annual Meeting and will be inserted at the end of the section entitled "MBI ANNUAL MEETING" as set forth in the Table of Contents in the Proxy Statement/Prospectus to be delivered to MBI shareholders only. These additional pages contain MBI proxy statement information only and shall not be deemed to constitute prospectus information.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth the name and address of each beneficial owner of five percent or more of MBI Common Stock known to MBI, showing the amount and nature of such beneficial ownership and percent of class:

                                                                    PERCENT OF
                                                                     CLASS OF
                                                                    MBI COMMON
     NAME AND ADDRESS         AMOUNT AND NATURE                  STOCK, %5.00 PAR
   OF BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP                   VALUE(1)
   -------------------    ------------------------               ----------------
 Mercantile Bank National Sole Voting Power.......  3,455,216
 Association(/2/)         Shared Voting Power.....  1,204,803
 ("Mercantile Bank" or    Sole Investment Power...  2,567,776
                          Shared Investment
 "MBNA")                  Power...................    356,715
 P.O. Box 387             Total...................  5,226,077          8.7%
 St. Louis, Missouri
  63166
 Mr. Frank Lyon, Jr.(/3/) Sole Voting Power.......  4,553,262
 One Riverfront Place     Shared Voting Power.....          0
 Suite 400                Sole Investment Power...  4,553,262
                          Shared Investment
 North Little Rock,       Power...................          0
 Arkansas 72114           Total...................  4,533,262          7.6%
 Delaware Management      Sole Voting Power.......    267,970
 Holdings, Inc.(/4/)      Shared Voting Power.....          0
 2005 Market Street       Sole Investment Power...  3,689,714
                          Shared Investment
 Philadelphia,            Power...................    175,000
 Pennsylvania 19103       Total...................  3,864,714(4)       6.4%

--------
(1) Based upon 60,209,008 shares outstanding as of the MBI Record Date.
(2) Includes shares beneficially owned by MBNA, and certain other affiliates of MBI as of February 10, 1997. MBI has been advised that the shares held as sole fiduciary by MBNA and such affiliates will be voted at the MBI Annual Meeting for each of the persons nominated by the MBI Board for election as a director and for each of the proposals set forth on the Notice of MBI 1997 Annual Meeting and as further described herein. MBNA and such affiliates will also recommend to all trustees and co-executors that they vote in a similar manner.
(3) Based upon information contained in a Schedule 13G dated February 8, 1996, as amended, and a Form 5 dated February 6, 1997, both filed with the Commission, Frank Lyon, Jr. is the indirect beneficial owner of such shares, which are held of record by the Lyon 72/95 Limited Partnership (1,801,903 shares) and the Lyon 87/95 Limited Partnership (2,751,559 shares).
(4) Based upon information contained in a jointly filed Schedule 13G dated December 31, 1996 and received by MBI on February 19, 1997, Delaware Management Holdings, Inc. and Delaware Management Company, Inc. are each deemed to be the beneficial owners, direct or indirect, of such shares.


                                     16-1

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

BOARD OF DIRECTORS AND COMMITTEES

  During 1996, there were six meetings of the MBI Board. All of the directors attended not less than 75% of the aggregate number of meetings of the MBI Board and of the committees on which they served during the year, except Mr. Mueller.

  The standing committees of the MBI Board as of year-end 1996 included the Audit Committee, the Business Policy Committee, the Compensation and Management Development Committee, the Executive Committee and the Nominating and Board Affairs Committee.

  The members of the Audit Committee are Messrs. John A. Wright, Chairman, William A. Hall and Edward A. Mueller. The Audit Committee met four times in 1996. The duties of the Audit Committee include meeting with the independent auditors, management, internal auditors and credit review personnel periodically to review the work of each and ensure that each is properly discharging its responsibilities.

  The members of the Business Policy Committee are Messrs. Patrick T. Stokes, Chairman, Frank Lyon, Jr., Robert W. Murray, Craig D. Schnuck and Robert L. Stark. The Business Policy Committee met two times in 1996. The Business Policy Committee, among other things, reviews bank and non-bank service and product offerings and regulatory agency-imposed or other legally required credit and noncredit-related policies, guidelines and/or procedures.

  The members of the Compensation and Management Development Committee are Messrs. Harry M. Cornell, Jr., Chairman, Thomas A. Hays and Harvey Saligman. The Compensation and Management Development Committee, which met four times in 1996, reviews and approves the salaries of executive officers of the Corporation and Mercantile Bank, as well as selected subsidiary chief executive officers, and authorizes all other forms of executive compensation. The Compensation and Management Development Committee administers MBI's executive incentive plans.

  The members of the Executive Committee are Messrs. Thomas H. Jacobsen, Chairman, Harry M. Cornell, Jr., Thomas A. Hays, Patrick T. Stokes and John A. Wright. The Executive Committee may exercise all powers of the MBI Board which may lawfully be delegated when the MBI Board is not in session. The Executive Committee met six times in 1996.

  The members of the Nominating and Board Affairs Committee, which proposes nominees for election to the MBI Board, are Messrs. Thomas A. Hays, Chairman, Harry M. Cornell, Jr. and Thomas H. Jacobsen. The Nominating and Board Affairs Committee will consider written recommendations of shareholders with regard to potential nominees. Shareholder recommendations must contain certain information regarding the potential nominee and comply with certain requirements for presentation as set forth in MBI's By-Laws. The Nominating and Board Affairs Committee met three times in 1996.

DIRECTORS' FEES

  Directors who are not officers of MBI or any of its subsidiaries are paid an annual retainer of $15,000 ($17,000 for Committee Chairmen), as well as $1,000 for attendance at each meeting of the MBI Board and $500 for attendance at meetings of its standing committees.

  Pursuant to the MBI 1994 Stock Incentive Plan for Non-Employee Directors (the "Director Plan"), each director not otherwise employed by MBI and its subsidiaries receives stock units ("Stock Units"), each of which is the equivalent of one share of MBI Common Stock, as additional consideration for services rendered or to be rendered to the Corporation. Stock Units are awarded annually at the time of the annual meeting of MBI's shareholders ("Annual Awards"), and quarterly at the time dividends are payable in respect of MBI Common Stock ("Quarterly Awards"). Stock Units so awarded are credited to accounts (each a "Stock Unit Account")

                                     16-2

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

established by MBI for the benefit of each non-employee director. Annual Awards are limited to the lesser of (i) the number of Stock Units determined by dividing Ten Thousand Dollars ($10,000.00) by the "Fair Market Value" of MBI Common Stock (as defined in the Director Plan) at the time of the award, or (ii) one hundred fifty (150). Quarterly Awards of Stock Units will be equal to (i) the product of the per-share dividend payable with respect to MBI Common Stock on the date of the award, multiplied by the number of Stock Units previously credited to a director's Stock Unit Account, divided by (ii) the "Fair Market Value" of a share of MBI Common Stock on that date. During 1996, non-employee directors received a total of 2,926 Stock Units in Annual and Quarterly Awards.

  In addition, pursuant to the Director Plan, a non-employee director can elect to defer until after the termination of services as a director (or earlier change in control of MBI) the receipt of all or a portion of the retainer and/or fees to which such director is entitled. Amounts so deferred will be credited, at the option of the electing director, to either (i) an interest-bearing cash account established by MBI for the benefit of such director (each a "Cash Account") which will be adjusted for gains or losses based upon an investment index selected by such director, or (ii) such director's Stock Unit Account. Deferred cash amounts credited to a Stock Unit Account will be contemporaneously converted to Stock Units on a Fair Market Value-equivalent basis.

  The total number of Stock Units in a non-employee director's Stock Unit Account and amounts, if any, credited to such director's Cash Account shall be distributed to the director in the form of an equivalent number of shares of MBI Common Stock and in cash, respectively, following the termination of service of such director (or earlier change in control of MBI). In lieu of fractional shares of MBI Common Stock, each director entitled to receive payments in respect of Stock Units will receive cash in an amount determined by multiplying the fractional share interest to which such director would otherwise be entitled by the then Fair Market Value thereof.

                                     16-3

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


BENEFICIAL OWNERSHIP OF STOCK BY MANAGEMENT

  The following information is furnished as of the MBI Record Date, to indicate beneficial ownership of shares of MBI Common Stock by each director and executive officer named in the Summary Compensation Table, individually, and all directors and executive officers as a group:

                                               SHARES
   NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED(1)   STOCK UNITS(2)
   ------------------------              ------------------      -----------
   Harry M. Cornell, Jr................          2,100              1,918
   William A. Hall.....................          4,438(3)             962
   Thomas A. Hays......................          5,700(4)          14,527
   Thomas H. Jacobsen..................        546,482(5)               0
   Frank Lyon, Jr......................      4,553,262(6)             913
   Edward A. Mueller...................            100                153
   Robert W. Murray....................         91,616(7)             223
   Harvey Saligman.....................          4,624(8)           2,964
   Craig D. Schnuck....................          4,250(9)             476
   Robert L. Stark.....................          2,317(10)          3,483
   Patrick T. Stokes...................            750              1,301
   John A. Wright......................          1,379(11)          2,264
   W. Randolph Adams...................         78,970(12),(13)         0
   John H. Beirise.....................         49,110(12),(14)     8,866
   Richard C. King.....................        206,502(12),(15)     3,061
   John W. McClure.....................        102,508(12),(16)     3,863
   Directors, and executive officers as
    a group (22 persons)...............      5,922,212(12)         44,974

--------
 (1) Based on 60,209,008 shares outstanding as of the MBI Record Date, director Frank Lyon, Jr. indirectly beneficially owned 7.6 percent of the outstanding MBI Common Stock. No other director or executive officer beneficially owned in excess of one percent of the outstanding MBI Common Stock. All directors and executive officers as a group beneficially owned 9.8% of the outstanding MBI Common Stock (includes shares subject to options which are currently exercisable and options which will become exercisable within 60 days of the MBI Record Date). Unless otherwise noted, each individual named has sole voting and investment power with respect to all shares listed as beneficially owned.
 (2) Includes Stock Units held in deferred compensation accounts. Stock Units are convertible into an equal number of shares of MBI Common Stock.
 (3) Mr. Hall holds all of the shares included above in the William Austin Hall Revocable Trust.
 (4) Mr. Hays holds all of the shares included above in a limited partnership, the general partner of which partnership is a revocable trust of which Mr. Hays is grantor, trustee and beneficiary. Mr. Hays is additionally, a limited partner in such partnership. Mr. Hays has shared voting and investment power with respect to these shares.
 (5) Mr. Jacobsen holds 99,900 shares included above that are restricted shares subject to forfeiture and reversion back to MBI in the event that Mr. Jacobsen terminates his employment with MBI during specified time periods. Mr. Jacobsen holds 72,373 shares included above in a trust of which Mr. Jacobsen is trustee. The total set forth in the table above also includes 366,450 shares subject to stock options held by Mr. Jacobsen that are either presently exercisable or which are exercisable within 60 days of the MBI Record Date.
 (6) Mr. Lyon holds all of the shares included above in two limited partnerships, the limited partner and sole shareholder of the corporate general partner of each being revocable trusts of which Mr. Lyon is the grantor, trustee, and beneficiary.

                                     16-4

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

 (7) The total set forth above includes 34,664 shares which are owned by Mr. Murray's wife and over which he has no voting or investment power, and 32,962 shares which are subject to stock options held by Mr. Murray that are either presently exercisable or exercisable within 60 days of the MBI Record Date.
 (8) Mr. Saligman disclaims beneficial ownership of 459 shares included above which are owned by his wife and 1,728 shares included above which are owned by his wife as custodian for three children. Mr. Saligman has no voting or investment power with respect to these shares.
 (9) Mr. Schnuck holds all of the shares included above jointly with his wife. Mr. Schnuck has shared voting and investment power with respect to these shares.
(10) Mr. Stark holds all of the shares included above in a revocable trust of which Mr. Stark is grantor, trustee and beneficiary.
(11) Mr. Wright holds all of the shares included above jointly with his wife. Mr. Wright has shared voting and investment power with respect to these shares.
(12) As of the MBI Record Date, Messrs. Adams, Beirise, King and McClure and all directors and executive officers as a group held 20,000, 20,250, 15,000, 20,000 and 241,150 shares, respectively, included above that are restricted shares subject to forfeiture by and reversion back to MBI in the event that the executive officer terminates his employment with MBI during specified time periods. The totals set forth in the table above also include 47,250, 21,000, 24,900, 63,750, and 708,884 shares subject to stock options held by Messrs. Adams, Beirise, King and McClure, and all directors and executive officers as a group, respectively, that are either presently exercisable or which are exercisable within 60 days of the MBI Record Date.
(13) Mr. Adams holds 2,335 of the shares included above jointly with his wife. Mr. Adams has shared voting and investment power with respect to these shares.
(14) Mr. Beirise disclaims beneficial ownership of 150 shares included above which are owned by his wife.
(15) Mr. King disclaims beneficial ownership of a total of 50,788 shares, 16,479 of which are held by a family trust, 17,155 of which are held in an irrevocable trust for the benefit of his daughter, and 17,154 of which are held in an irrevocable trust for the benefit of his son.
(16) The total set forth above includes 277 shares which are owned by Mr. McClure's wife and over which he has no voting or investment power, and 4,940 shares which are held jointly with his wife and over which he has shared voting and investment power.

                                     16-5

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT TO SHAREHOLDERS REGARDING EXECUTIVE COMPENSATION

  Overall Policy. The design of MBI's executive compensation program links the compensation of its executives directly to achievement of specific corporate and/or business unit performance goals and returns to shareholders. The overall objectives in this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals contained in MBI's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes and rewards individual contributions, including job performance, as well as overall business results. While the strongest competitors for executive talent are believed to be regional bank holding companies with assets of greater than $20 billion located throughout the United States, competitor companies for certain executive positions may be non-banking companies.

  During 1996, the Compensation and Management Development Committee (the "Compensation Committee") conducted a comprehensive review of MBI's executive compensation program. This review included an assessment of the market competitiveness of base salaries, annual cash incentives and long-term equity-based compensation of its executives and a relative comparison of corporate performance and total return to shareholders to the bank holding companies included in the Keefe, Bruyette and Woods 50 Index (the "KBW 50 Index"), which consists of 50 of the larger United States bank holding companies.

  The Compensation Committee determines the compensation of all of the executive officers who report to Mr. Jacobsen and serve on MBI's Management Executive Committee ("senior management officers"), including the named executive officers whose compensation is detailed in this Proxy Statement/Prospectus. The Compensation Committee also approves the design of compensation policies for approximately 250 other officers, who are the next most highly compensated officers of MBI and its subsidiaries. In reviewing the individual performance of the officers whose compensation is detailed in this Proxy Statement/Prospectus (other than Mr. Jacobsen), the Compensation Committee takes into account the views of Mr. Jacobsen.

  The key elements of MBI's executive compensation program consist of base salary, annual performance-based cash incentives and stock-based incentives, such as stock options, restricted performance units and restricted stock. While the elements of compensation are considered separately, the Compensation Committee's policies take into account the total compensation package of each senior management officer, including pension benefits, supplemental retirement benefits, insurance and other benefits. The Compensation Committee's policies with respect to each element of executive compensation are discussed below.

  Base Salaries. Base salaries for senior management officers are initially determined by evaluating the responsibilities of the position held and the skills, knowledge and experience of the individual, and by referring to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies deemed to be competitors of MBI in the hiring of comparable executive officers. Since there is a positive correlation between the asset size of banking institutions and the salaries of senior management officers, MBI targets base salary levels for senior management officers by comparison to average salaries paid for comparable positions with banks included in the KBW 50 Index on an asset-size adjusted basis.

  Individual salary adjustments for senior management officers are determined annually by evaluating the performance of each officer and the performance of the business unit for which he/she is responsible (e.g. annual and long-term net income, overhead, expense-to-assets ratio, return on assets and return on equity goals) during the preceding year and, when applicable, taking into account new responsibilities assigned to the officer during the year. Generally, for 1996, senior management officers received base salary increases of 9% on average over their prior base salary levels.

                                     16-6

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


  The assets of MBI grew by 51.4% during the two-year period ended December 31, 1995. The base salary paid to Mr. Jacobsen in 1996 was increased by 10% over 1995 to ensure a base salary which is competitive in the external marketplace on an asset-size adjusted basis. The increase is also reflective of MBI's success in meeting its financial goals in 1995 and the Compensation Committee's assessment of Mr. Jacobsen's individual performance.

  Annual Incentives. Each senior management officer is eligible for an annual cash incentive award. This cash award is designed to provide an incentive for the participating senior management officers to achieve annual performance goals which are based on individual, business unit and corporate measures. For 1996, the target opportunities for such officers, expressed as a percent of base salary, were based upon the median of incentive opportunities for similar positions at the companies included in the KBW 50 Index. Performance objectives for the funding of the annual incentive target opportunities were based on achievement of net income and return on asset goals set by the Compensation Committee during the first quarter of 1996. Additionally, each officer was given specific objectives with respect to the Corporation, business unit and individual performance, including, but not limited to, net income, return on equity, asset growth, asset quality, deposit growth and productivity improvement. Incentive awards reflect the degree to which 1996 objectives were met. Mr. Jacobsen participates in the MBI 1994 Executive Incentive Compensation Plan, which was approved by the shareholders at the 1994 Annual Meeting of Shareholders. For 1996, Mr. Jacobsen's incentive target was based on the Corporation's achievement of strategic objectives for net income, return on assets and return on equity. His incentive award reflects the degree to which the objectives were met.

  Stock-Based Incentives. Under the MBI 1994 Stock Incentive Plan, stock options, restricted performance units and restricted stock may be granted to senior management officers. The Compensation Committee sets guidelines for the size of stock option, restricted performance unit and restricted stock awards based on the responsibilities of the position held, the skills, knowledge and experience of the senior management officer, competitive compensation data from the peer group and the Corporation's financial performance. Stock-based, long-term incentives are targeted to the 75th percentile practices of the companies included in the KBW 50 Index. While such stock-based incentives primarily reflect competitive practices, past incentive awards are also considered.

  Stock options, restricted performance units and restricted stock are designed to align the interests of senior management officers with those of the shareholders. Stock options are granted with an exercise price equal to the market price of the MBI Common Stock on the date of grant and generally vest over four years beginning one year following the date of grant. Restricted performance units granted in 1996 will fully or partially vest based upon achievement of MBI's three-year earnings per share growth target. In 1996, Mr. Jacobsen received no stock option awards, but was awarded 12,000 restricted performance units.

  Restricted stock is generally awarded to a senior management officer in recognition of their value to the Corporation and as a means to ensure their continued service. Restricted stock awards typically vest over a period of at least five years. This approach is designed to focus the executives on the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. Mr. Jacobsen received no restricted stock award in 1996.

  Executive Stock Ownership Guidelines. In 1994, MBI adopted stock ownership guidelines for senior management officers. Officers as of January 1, 1994 have until December 31, 1998 to acquire the specified number of shares of MBI Common Stock. Those who become senior management officers after that date have five years thereafter to acquire the specified number of shares. The guidelines for Mr. Jacobsen and line and staff senior management officers are 78,750, 19,800 and 10,800 shares, respectively.

  Deductibility of Executive Officer Compensation. The Compensation Committee's policy with respect to the tax deductibility of executive compensation in excess of $1 million is to structure benefit plans in such a

                                     16-7

                   [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

manner that permits the deductibility of such compensation under Section 162(m) of the Code when MBI can do so without material change to its overall compensation program.

                        THE COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                             HARRY M. CORNELL, JR.
                                   (CHAIRMAN)

                       THOMAS A. HAYS     HARVEY SALIGMAN

                                      16-8

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table. The following table sets forth the compensation of the named executive officers for each of the last three years:

                          SUMMARY COMPENSATION TABLE

                                                                         LONG
                                                                   TERM COMPENSATION
                                                             -----------------------------
                                                                                   PAY-
                                    ANNUAL COMPENSATION             AWARDS         OUTS(2)
                                ---------------------------- --------------------- -------
                                                   OTHER     RESTRICTED SECURITIES         ALL OTHER
                                                   ANNUAL      STOCK    UNDERLYING          COMPEN-
                                SALARY   BONUS  COMPENSATION AWARDS(1)   OPTIONS    RPUS   SATION(3)
NAME & PRINCIPAL POSITION  YEAR   ($)     ($)       ($)         ($)        (#)       ($)      ($)
-------------------------  ---- ------- ------- ------------ ---------- ---------- ------- ---------
Thomas H. Jacobsen......   1996 633,000 554,318    79,126            0         0   586,506  121,700
Chairman of the Board,
 President and             1995 573,600 516,240    68,835    2,737,500         0         0  118,330
Chief Executive Officer,
 MBI                       1994 546,300 477,944    46,099            0   108,000         0   83,530
John W. McClure.........   1996 337,800 211,455    18,629            0         0   184,795   47,392
Group President--          1995 268,763 161,257    14,778      855,000         0         0   37,663
Community Banking, MBI     1994 230,000 134,148     5,879            0    33,750         0   25,052
Richard C. King.........   1996 284,000 142,000    11,414            0         0   142,141   47,765
Chairman, President and    1995 273,000 163,800     8,294      641,250         0         0   44,579
Chief
Executive Officer,         1994 260,000 136,481     7,476            0    24,750         0   33,925
Mercantile Bank
W. Randolph Adams.......   1996 337,800  87,828    21,265            0         0   184,795   47,880
Chairman and Chief         1995 268,763 147,819    13,024      855,000         0         0   40,356
Executive
Officer, MBNA and          1994 230,000 145,348     6,840            0    33,750         0   26,983
Mercantile
Trust Company N.A.
John H. Beirise.........   1996 249,600 139,738    19,658            0         0   184,795   35,353
Group President--          1995 223,607 128,574    50,148      641,250         0         0   27,510
Capital Markets            1994 182,000  99,782     5,528            0    33,750         0   25,367
(Kansas/Kansas City)

--------
(1) Restricted stock awarded to Messrs. Jacobsen and Adams vests at the rate of 25% of total shares each year, commencing forty-three months from the date of issuance in the case of Mr. Jacobsen and thirty-six months from the date of issuance in the case of Mr. Adams. Restricted stock awarded to Messrs. McClure, King and Beirise vests at the rate of 25% of total shares each year, commencing two years from the date of issuance in the case of Messrs. King and McClure and four years from the date of issuance in the case of Mr. Beirise. As of December 31, 1996, Messrs. Jacobsen, McClure, King, Adams and Beirise held an aggregate of 99,900, 20,000, 15,000, 25,250, and 22, 875 shares of restricted stock, respectively (including the restricted stock awards referred to in the table), having an aggregate value on such date of $5,132,363, $1,027,500, $770,625, $1,297,219, and
    $1,175,203, respectively. Holders of shares of restricted stock will receive dividends on such shares during the period of restriction.
(2) Restricted Performance Unit payouts represent achievement of 81.86% of the accumulated earnings per share growth target established in 1994 for the 1994 through 1996 performance period. Holders of restricted performance units receive dividend equivalent rights on the units during the restriction period. The earned units were converted to MBI Common Stock as of close of business February 28, 1997.
(3) Included in the totals set forth in this column in respect of Messrs. Jacobsen, McClure, King, Adams and Beirise are the profit sharing and/or matching contributions of $80,727, $33,685, $33,501, $32,789 and $24,428,
    for their respective accounts under MBI's Horizon Savings and Incentive Plan, Supplemental Savings Plan and Stock Purchase Plan, and premiums of $40,973, $13,707, $14,264, $15,091 and $10,925 paid by MBI on non-split dollar life insurance policies for such officers, respectively, under MBI's Management Life Insurance Plan.

                                     16-9

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


  Option Grants in Last Fiscal Year. None of the individuals named in the Summary Compensation Table received stock option grants in the fiscal year ended December 31, 1996.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. None of the individuals named in the Summary Compensation Table exercised stock options in the fiscal year ended December 31, 1996. The following table sets forth information concerning options remaining unexercised at December 31, 1996 that were held by the individuals named in the Summary Compensation Table:

                                    NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED      IN-THE-MONEY
                                      OPTIONS/SARS AT        OPTIONS/SARS AT
                                    FISCAL YEAR-END (#)   FISCAL YEAR END(1) ($)
                                        EXERCISABLE/           EXERCISABLE/
      NAME                             UNEXERCISABLE          UNEXERCISABLE
      ----                         ---------------------- ----------------------
   Thomas H. Jacobsen.............    307,350/123,900      8,100,860/2,338,613
   W. Randolph Adams..............      33,000/34,500          679,125/651,188
   John H. Beirise................      14,250/27,000          316,469/509,625
   Richard C. King................      16,200/23,550          305,775/444,506
   John W. McClure................      49,500/34,500        1,197,062/651,188

--------
(1) Based on a price per share of $51.375, being the closing sale before the 1996 fiscal year end.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

  The following table sets forth information concerning stock-based awards granted to the individuals named in the Summary Compensation Table in 1996 under the MBI 1994 Stock Incentive Plan.

                                                      ESTIMATED FUTURE PAYOUTS
                                                           UNDER NON-STOCK
                         NUMBER OF    PERFORMANCE OR      PRICE-BASED PLANS
                       SHARES, UNITS   OTHER PERIOD   -------------------------
                         OR OTHER    UNTIL MATURATION   MINIMUM      MAXIMUM
   NAME                RIGHTS (#)(1)    OR PAYOUT         (#)          (#)
   ----                ------------- ---------------- ------------ ------------
Thomas H. Jacobsen....    12,000        1/96-12/98           4,800       12,000
W. Randolph Adams.....     3,900        1/96-12/98           1,560        3,900
John H. Beirise.......     3,900        1/96-12/98           1,560        3,900
Richard C. King.......     3,900        1/96-12/98           1,560        3,900
John W. McClure.......     3,900        1/96-12/98           1,560        3,900

--------
(1) The named individuals were granted restricted performance units under the terms of the MBI 1994 Stock Incentive Plan. Such restricted performance units are convertible into an equal number of shares of MBI Common Stock upon the achievement of specified earnings per share growth targets. The executives will vest in 40% of the units if stated minimum performance is achieved with incremental increases in the percentage of units vested up to 100% or the maximum amount of the grant in the event that the stated maximum performance is achieved. Failure to achieve the minimum performance target will result in forfeiture of the award. In the event of a change in control of MBI, as that term is defined in the MBI 1994 Stock Incentive Plan, restricted performance units are convertible into shares of MBI Common Stock in proportion to the time elapsed between the beginining of the performance period to the change in control date as related to the entire performance period; the remainder would be converted into restricted stock on which restrictions would lapse on the date the performance period is scheduled to end.

EMPLOYMENT ARRANGEMENTS

  None of the senior management officers of MBI, including those named in the Summary Compensation Table, are parties to any employment agreements with the Corporation, except Mr. Jacobsen. The agreement pertaining to Mr. Jacobsen provides that if his employment is terminated prior to the end of the term of the agreement by Mr. Jacobsen for good reason or by MBI for any reason other than death, disability or cause, MBI

                                     16-10

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

will be obligated to continue the then-current base salary of Mr. Jacobsen and all benefits for the remaining term of the agreement.

  Each of the officers named in the Summary Compensation Table and certain other senior management officers are protected by substantively similar contractual provisions from a decrease in compensation, benefits, title or duties for a period of three years after a change in control of MBI. Under such provisions, each such officer will be entitled to receive an amount equal to such officer's then-current annual base salary and annual bonus in the event that such officer remains employed with MBI through the first anniversary of the change in control. Such agreements additionally provide that if there is a decrease in compensation and responsibilities of such officer or if such officer's employment is terminated for any reason other than good cause or if such officer resigns for good reason (or in the case of Mr. Jacobsen, if Mr. Jacobsen resigns for any reason within 13 months) after a change in control, MBI will be obligated to pay a lump-sum amount equal to twice such officer's then-current annual base salary and annual bonus, plus the value of certain other retirement benefits and other payments foregone due to the termination, and to continue all employee benefits through the remaining term of the agreement. If it is determined that any payments made to an officer pursuant to this agreement would subject such officer to an excise tax pursuant to Section 4999 of the Code, MBI will also be obligated to pay to such officer an additional amount sufficient to put the officer in the same after-tax position as he would have been in had no excise tax been imposed on such payment.

RETIREMENT PLANS

  The following table shows the estimated annual pension benefit payable to a covered participant at normal retirement age (65) under MBI's qualified Retirement Plan and Trust (the "Retirement Plan") as well as MBI's nonqualified Supplemental Retirement Plan (the "Supplemental Plan"). The Supplemental Plan provides benefits to certain participants that would otherwise be denied them by reason of certain Code limitations on Retirement Plan benefits.

                              PENSION PLAN TABLE

                                                YEARS OF SERVICE(1,2)
FINAL AVERAGE                        -------------------------------------------
  SALARY                               10       15       20       25       30
-------------                        ------- -------- -------- -------- --------
$  450,000.......................... $74,056 $111,084 $148,113 $185,141 $222,169
  650,000........................... 107,556  161,334  215,113  268,891  322,669
  850,000........................... 141,056  211,584  282,113  352,641  423,169
 1,050,000.......................... 174,556  261,834  349,113  436,391  523,669
 1,250,000.......................... 208,056  312,084  416,113  520,141  624,169
 1,450,000.......................... 241,556  362,334  483,113  603,891  724,669

--------
(1) The credited years of service for the five individuals listed in the Summary Compensation Table have been determined to be 16 for Mr. Jacobsen, 5 for Mr. Adams, 4 for Mr. Beirise, 4 for Mr. King and 24 for Mr. McClure.
(2) The maximum amount payable under the Retirement Plan is limited by the Code to $125,000 annually, subject to cost of living increases after 1996, certain transition rules applicable to benefits accrued before July 1, 1982 and reduction by reason of contributions under tax-qualified defined contribution plans maintained by MBI. To the extent benefits under the Retirement Plan are limited by the Code, they will be paid under the Supplemental Plan.

  Under these plans, eligible employees receive annual retirement benefits based upon the highest "Average Annual Salary" received for any period of 60 consecutive months preceding the date of termination of employment (the "Final Average Annual Salary"). "Average Annual Salary" is defined as all compensation received by a participant for personal services performed for MBI or a subsidiary as an employee (other than

                                     16-11

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

compensation pursuant to plans, which is specifically excluded by the terms of the Retirement Plan and the Supplemental Plan). The compensation covered by the definition of "Average Annual Salary" for each of the five individuals named in the Summary Compensation Table is equal to the sum of the "Salary" and "Bonus" columns of the Summary Compensation Table with respect to each individual. The table above presents annual retirement benefits payable as a single life annuity under both plans combined. Such retirement benefits are not subject to reductions for social security benefits or other offset amounts.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG MBI, S&P 500 AND KBW 50 INDICES

  The following graph compares quarterly cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and the KBW 50 Index, which is composed of 50 of the nation's larger banking companies, including all money-center and most major regional banks:



                                               PERIOD ENDING
                           -----------------------------------------------------
          INDEX            12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
          -----            -------- -------- -------- -------- -------- --------
Mercantile Bancorporation
 Inc. ...................   100.00   132.63   127.93   137.36   208.61   241.02
S&P 500..................   100.00   107.62   118.47   120.03   165.13   202.89
KBW 50...................   100.00   131.74   141.21   133.63   208.11   293.76

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

  The officers and directors of MBI are at present, as in the past, customers of one or more of MBI's subsidiary banks and have had and expect to have transactions with such banks in the ordinary course of business. In addition, certain of the officers and directors of MBI are at present, as in the past, also executive officers or principal shareholders of corporations which are customers of such banks and which have had and expect to have transactions with such banks in the ordinary course of business. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable or unusual features.

  Frank Lyon, Jr., a director of MBI, has interests in entities that leased certain office facilities to subsidiary banks that were acquired by MBI on May 1, 1995. Aggregate lease payments of approximately $614,000 were paid in 1996 to such entities. MBI exercised options to purchase two of these office facilities with the purchase

                                     16-12

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

price for each such facility determined by separate fair market value appraisals. The purchase of the two properties is expected to be consummated in the first quarter of 1997. Under the terms of the lease agreements in respect of the remaining facilities, aggregate lease payments for 1997 are expected to approximate $471,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires MBI's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of MBI Common Stock and other equity securities of MBI. To MBI's knowledge, based solely on its review of the copies of such reports furnished to MBI and written representations by such directors, nominees and executive officers that no other reports were required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to Reporting Persons were timely met.

INDEPENDENT AUDITORS

  The firm of KPMG Peat Marwick LLP ("Peat Marwick") has been selected as MBI's independent auditor for 1997. Such firm was also MBI's independent auditor for 1996. A representative of Peat Marwick is expected to be present at the MBI Annual Meeting. The representative shall have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                                     16-13

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                        MERCANTILE BANCORPORATION INC.,

                                AMERIBANC, INC.

                                      AND

                          MARK TWAIN BANCSHARES, INC.

                               ----------------

                             DATED OCTOBER 27, 1996

                                   AS AMENDED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into on October 27, 1996, as amended, by and between MERCANTILE BANCORPORATION INC., a Missouri corporation ("Mercantile"), Ameribanc, Inc., a Missouri corporation and a wholly owned subsidiary of Mercantile ("Merger Sub") and Mark Twain Bancshares, Inc., a Missouri corporation (together with its predecessors, "Bancshares").

                             W I T N E S S E T H:

  WHEREAS, Mercantile is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"); and

  WHEREAS, Bancshares is a registered bank holding company under the Holding Company Act; and

  WHEREAS, the Board of Directors of Bancshares and the Executive Committee of the Board of Directors of Mercantile have approved the merger (the "Merger") of Bancshares with and into Merger Sub pursuant to the terms and subject to the conditions of this Agreement; and

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and

  WHEREAS, as a condition to, and concurrently with the execution of this Agreement, Mercantile and certain shareholders of Bancshares are entering into Support Agreements (the "Support Agreements") in the form attached hereto as Exhibit A; and

  WHEREAS, as a condition to, and concurrently with the execution of this Agreement, Mercantile and Bancshares are entering into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit B; and

  WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

  NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  1.01. The Merger. (a) Subject to the terms and conditions of this Agreement, Bancshares shall be merged with and into Merger Sub in accordance with The General and Business Corporation Law of Missouri (the "Missouri Act") and the separate corporate existence of Bancshares shall cease. Merger Sub shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Missouri.

  1.02. Closing. The closing (the "Closing") of the Merger shall take place at 10:00 a.m., local time, on the date that the Effective Time (as defined in Section 1.03) occurs, or at such other time, and at such place, as Mercantile and Bancshares shall agree (the "Closing Date").

  1.03. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") on which appropriate documents in respect of the Merger are filed with the Secretary of State of the State of Missouri in such form as required by, and in accordance with, the relevant provisions of the Missouri

Act. Subject to the terms and conditions of this Agreement, the Effective Time shall occur on such date as Mercantile shall notify Bancshares in writing (such notice to be at least five business days in advance of the Effective
Time) but (i) not earlier than the satisfaction of all conditions set forth in
Section 6.01(a) and 6.01(b) (the "Approval Date") and (ii) subject to clause
(i), not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date.

  1.04. Additional Actions. If, at any time after the Effective Time, Mercantile or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Bancshares or Merger Sub or (b) otherwise carry out the purposes of this Agreement, Bancshares and Merger Sub and each of their respective officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Bancshares or otherwise to take any and all such action.

  1.05. Effect of Merger. The Articles of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger until otherwise amended or repealed. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be directors and officers, respectively, of the Surviving Corporation following the Merger; such directors and officers shall hold office in accordance with the Surviving Corporation's Bylaws and applicable law.

  1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Mercantile, Bancshares or the holder of any of the following securities:

    (i) Each share of the common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation; and

    (ii) Each share of the common stock, par value $1.25 per share ("Bancshares Common Stock"), of Bancshares issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.08), shall cease to be outstanding and shall be converted into and become the right to receive .952 (the "Exchange Ratio") of a share of common stock, par value $5.00 per share ("Mercantile Common Stock"), of Mercantile and the associated Rights under the Mercantile Rights Agreement as those terms are defined in Section 3.02; provided, however, that any shares of Bancshares Common Stock held by Bancshares or any of its wholly owned Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")), or Mercantile or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of Mercantile Common Stock.

  1.07. Exchange Procedures. (a) Mercantile shall designate a person reasonably acceptable to Bancshares to act as Exchange Agent hereunder (the "Exchange Agent"). At or prior to the Effective Time, Mercantile shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of record of certificates representing shares of Bancshares Common Stock (the "Certificates"), for exchange in accordance with this Article I, certificates representing the Mercantile Common Stock and cash in lieu of any fractional shares issuable pursuant to Section 1.06(ii) (such cash and certificates for Mercantile Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Bancshares Common Stock. As soon as practicable after the Effective Time holders of Certificates shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that the Exchange Agent shall deliver or cause to be delivered to such holders. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to the Exchange Agent.

  (b) Subject to Section 1.09, after the Effective Time, each holder of a Certificate that surrenders such Certificate with a properly completed transmittal letter to the Exchange Agent will be entitled to (i) a certificate or certificates representing the number of full shares of Mercantile Common Stock into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Mercantile Common Stock, without interest, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate surrendered pursuant to this Article I.

  (c) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require in accordance with customary exchange practices.

  (d) Each outstanding Certificate shall until duly surrendered to Mercantile or the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

  (e) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Bancshares of Certificates, and if such Certificates are presented to Bancshares for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. No dividends declared will be remitted to any person entitled to receive Mercantile Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Mercantile Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. A restrictive legend will be placed on, and stop transfer instructions shall be given to the Exchange Agent and Mercantile's transfer agent in respect of, certificates representing Mercantile Common Stock issued in exchange for certificates surrendered for exchange by any person constituting an "affiliate" of Bancshares for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), and identified in the letter or letters referred to in
Section 5.05 or otherwise identified as such by Mercantile, until Mercantile has received a written agreement from such person in the form attached as Exhibit C. Mercantile and the Exchange Agent shall be entitled to rely upon the stock transfer books of Bancshares to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Mercantile and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

  If any certificate representing shares of Mercantile Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or otherwise in proper form for transfer) and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Mercantile Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Bancshares for 12 months after the Effective Time shall be paid to Mercantile. Notwithstanding the foregoing, none of Bancshares, Mercantile, the Exchange Agent or any other person shall be liable to any former holder of shares of Bancshares Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mercantile, the posting by such person of a bond in such amount as Mercantile may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Mercantile Common Stock, dividends and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

  1.08. Dissenting Shares. (a) "Dissenting Shares" means any shares held by any holder who becomes entitled to payment of the fair value of such shares under the Missouri Act. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the Missouri Act; provided, however, that if, in accordance with the Missouri Act, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in this
Article I.

  (b) Bancshares shall give Mercantile (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to Section 351.455 of the Missouri Act received by Bancshares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the Missouri Act. Bancshares shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Mercantile, settle or offer to settle any such demands.

  1.09. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Mercantile Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Mercantile Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Closing Price per share of Mercantile Common Stock on the last business day preceding the Effective Time. With respect to a share of stock, "Closing Price" shall mean: the closing price as reported on the Consolidated Tape (as reported in The Wall Street Journal or in the absence thereof, by any other authoritative source). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

  1.10. Anti-Dilution Adjustments. If prior to the Effective Time Mercantile shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify, combine or make other similar change to Mercantile Common Stock, exchange Mercantile Common Stock for a different number or kind of shares or securities or declare a dividend or make a distribution on Mercantile Common Stock in any security convertible into Mercantile Common Stock, or is involved in any transaction resulting in any of the foregoing (including any exchange of Mercantile Common Stock for a different number or kind of shares or securities), appropriate and proportionate adjustment or adjustments will be made to the Exchange Ratio.

  1.11. Reservation of Right to Revise Transaction. Mercantile may at any time change the method of effecting the reorganization of the parties (including without limitation the provisions of this Article I) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of Bancshares directly into Mercantile, in which Mercantile is the surviving corporation, or a merger of Merger Sub into Bancshares, in which Bancshares is the surviving corporation, provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Bancshares Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment to Bancshares' stockholders as a result of receiving the Merger Consideration or
(C) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II

            Representation, Warranties and Covenants of Bancshares

  Bancshares represents and warrants to and covenants with Mercantile as follows:

  2.01. Organization and Authority. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations or business (collectively, the "Condition") of Bancshares and its Subsidiaries, taken as a whole, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bancshares is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Board") under the Holding Company Act. True and complete copies of the Restated Articles of Incorporation and the Restated Bylaws of Bancshares and, to the extent requested in writing by Mercantile, of the articles of incorporation and bylaws of the Bancshares Subsidiaries (as defined in Section 2.02), each as in effect on the date of this Agreement, have been provided to Mercantile.

  2.02. Subsidiaries. Schedule 2.02 sets forth a complete and correct list of all of Bancshares' Subsidiaries (each a "Bancshares Subsidiary" and collectively the "Bancshares Subsidiaries"), all outstanding Equity Securities of each of which, except as set forth on Schedule 2.02, are owned directly or indirectly by Bancshares. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for, or stock appreciation or similar rights in respect of, any shares of its capital stock or other Equity Securities. All of the outstanding shares of capital stock of the Bancshares Subsidiaries are validly issued, fully paid and nonassessable, and, except as set forth on Schedule 2.02, those shares owned directly or indirectly by Bancshares are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a "Lien") with respect thereto. Each of the Bancshares Subsidiaries is a corporation, bank, trust company or other entity duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Bancshares Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole. Except as set forth on Schedule 2.02, Bancshares does not own beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization except in each case in a fiduciary capacity or as a result of debts previously contracted. As of the date hereof, Bancshares' bank Subsidiaries (the "Banks") consist of four state banking associations chartered under the laws of the states of Missouri and Illinois. The deposits of each of the Banks are insured by the Bank Insurance Fund ("BIF") or, to the extent transferred to a Bank by the Resolution Trust Corporation or any savings association, by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The aggregate "adjusted attributable deposit amount" (as defined in 12 U.S.C. (S) 1815) of the Banks is zero. None of the Banks identified as such on Schedule 2.02 are members of the Federal Reserve System. Except as set forth on Schedule 2.02, neither Bancshares nor any Bancshares Subsidiary holds any interest in a partnership or joint venture of any kind.

  2.03. Capitalization. The authorized capital stock of Bancshares consists of
(i) 30,000,000 shares of Bancshares Common Stock, of which, as of September 30, 1996, 16,384,722 shares were issued and outstanding and (ii) 500,000 shares of preferred stock, par value $25.00 ("Bancshares Preferred Stock"), of which none are outstanding. As of September 30, 1996, Bancshares had reserved
(i) 1,029,566 shares of Bancshares Common

Stock for issuance under Bancshares' stock option and incentive plans, a list of which is set forth on Schedule 2.03 (the "Bancshares Stock Plans"), pursuant to which options ("Bancshares Stock Options") covering 1,029,566 shares of Bancshares Common Stock are outstanding as of the date hereof, (ii) 148,090 shares of Bancshares Common Stock for issuance upon conversion of Bancshares' 7% convertible subordinated capital notes due 1999 (the "Bancshares Convertible Notes") and (iii) approximately 261,479 (subject to adjustment) shares of Bancshares Common Stock for issuance upon the acquisition of First City Bancshares, Inc. pursuant to an agreement dated July 17, 1996 (the "First City Acquisition Agreement"). Since September 30, 1996, no Equity Securities of Bancshares have been issued other than shares of Bancshares Common Stock which may have been issued upon the exercise of Bancshares Stock Options, the conversion of Bancshares Convertible Notes, as contemplated by the First City Acquisition Agreement or as may be issued pursuant to Bancshares' Savings Challenge Plan. Except as set forth in this Section, there are no other Equity Securities of Bancshares outstanding. All of the issued and outstanding shares of Bancshares Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Bancshares. Bancshares maintains a dividend reinvestment plan.

  2.04. Authorization. (a) Bancshares has the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Bancshares, to carry out its obligations hereunder. The only stockholder vote required for Bancshares to approve this Agreement is the affirmative vote of the holders of at least two thirds of the outstanding shares of Bancshares Common Stock entitled to vote on the Agreement. The execution, delivery and performance of this Agreement by Bancshares and the consummation by Bancshares of the transactions contemplated hereby have been duly authorized by the Board of Directors of Bancshares. Subject to approval by the stockholders of Bancshares, this Agreement is a valid and binding obligation of Bancshares enforceable against Bancshares in accordance with its terms.

  (b) Except as set forth on Schedule 2.04B, neither the execution, delivery nor performance by Bancshares of this Agreement, nor the consummation by Bancshares of the transactions contemplated hereby, nor compliance by Bancshares with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Bancshares or any Bancshares Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares or any Bancshares Subsidiary is a party or by which it may be bound, or to which Bancshares or any Bancshares Subsidiary or any of the material properties or assets of Bancshares or any Bancshares Subsidiary may be subject other than those as to which any such violation, conflict, breach, event, termination, acceleration or creation would not have a material adverse effect on the Condition of Bancshares and the Bancshares Subsidiaries, taken as a whole, or
(ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 2.04, to the best knowledge of Bancshares, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancshares or any Bancshares Subsidiary or any of their respective material properties or assets.

  (c) Other than in connection or in compliance with the provisions of the Missouri Act, the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "Investment Company Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or any required approvals of or filings with the Missouri Division of Finance and Division of Insurance and the state banking regulators of the states of Illinois and Kansas (the "State Bank Regulators") or filings required with respect to any Transfer Taxes described in Section 5.18, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Bancshares of the transactions contemplated by this Agreement.

  2.05. Bancshares Financial Statements. The consolidated and parent-company only condensed balance sheets of Bancshares and its Subsidiaries as of December 31, 1995, 1994 and 1993 and related consolidated and condensed statements of income, cash flows and changes in shareholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by Ernst & Young LLP and included in an annual report on Form 10-K as filed with the SEC, and the unaudited consolidated balance sheets of Bancshares and its Subsidiaries as of March 31 and June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in quarterly reports on Form 10-Q (each a "Bancshares Form 10-Q") as filed with the SEC (collectively, the "Bancshares Financial Statements"), have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of Bancshares and its Subsidiaries at the dates and the consolidated results of operations, cash flows and changes in stockholders' equity of Bancshares and its Subsidiaries for the periods stated therein and are derived from the books and records of Bancshares and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Bancshares nor any of its Subsidiaries has any contingent liabilities that are material, either individually or in the aggregate, to Bancshares and its Subsidiaries, taken as a whole, other than those reflected in the Bancshares Financial Statements or disclosed in the footnotes thereto, reflected in the Bancshares SEC Reports (as hereinafter defined), arising pursuant to agreements in the ordinary course of business or set forth on Schedule 2.05.

  2.06. Bancshares Reports. Since January 1, 1993, each of Bancshares and the Bancshares Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Board, (iii) the FDIC, (iv) the State Bank Regulators, and (v) except in the case of this clause (v) where the failure to file such report, registration or statement, either individually or in the aggregate, will not have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole, any other federal, state, municipal, local or foreign government, securities, banking, savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (v) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with the SEC are collectively referred to herein as "Bancshares SEC Reports" and all such reports and statements filed with any Regulatory Authority are collectively referred to herein as "Bancshares Reports." As of its respective date, each Bancshares Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  2.07. Properties and Leases. Except as may be reflected in the Bancshares Financial Statements, except for any Lien for current taxes not yet delinquent and except with respect to assets classified as real estate owned, Bancshares and its Subsidiaries have good title free and clear of any Lien (except for Liens that do not materially interfere with the use of, or materially affect the value of, the property subject to such Lien) to all the real and personal property reflected in Bancshares' consolidated balance sheet as of June 30, 1996 included in the most recent Bancshares Form 10-Q and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business and real and personal property that is not material, either individually or in the aggregate, to Bancshares and its Subsidiaries, taken as a whole. All leases material to Bancshares and the Bancshares Subsidiaries, taken as a whole, pursuant to which Bancshares or any Bancshares Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Bancshares or any Bancshares Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Bancshares' and Bancshares Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

  2.08. Taxes. Except as previously disclosed by Bancshares to Mercantile, (i) Bancshares and each Bancshares Subsidiary have timely filed or will timely file (including extensions) all material tax returns required to be filed at or prior to the Closing Date except where failures to so timely file would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Condition of Bancshares and the Bancshares Subsidiaries, taken as a whole ("Bancshares Returns"); (ii) each of Bancshares and its Subsidiaries has paid, or set up adequate reserves on the Bancshares Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by the Bancshares Financial Statements and has paid or set up adequate reserves on the most recent financial statements Bancshares has filed under the Exchange Act for the payment of, all taxes anticipated to be payable in respect of the periods covered by such financial statements, in each case except where failures to so pay or set up adequate reserves would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Condition of Bancshares and the Bancshares Subsidiaries, taken as a whole; (iii) no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against any of Bancshares or any Bancshares Subsidiary which have not been settled or would not be covered by existing reserves; (iv) neither Bancshares nor any Bancshares Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge shown to be due on any Bancshares Return (taking into account extensions properly obtained), and no waiver of the time to assess any tax granted in writing by Bancshares or any Bancshares Subsidiary is pending; (v) the federal and state income tax returns of Bancshares and the Bancshares Subsidiaries have been audited and settled by the Internal Revenue Service (the "IRS") or appropriate state tax authorities for all periods ended through December 31, 1992, or the period for assessment of taxes in respect of such periods has expired. To the best knowledge of Bancshares, the representations set forth in the Bancshares Tax Certificate attached as Exhibit D to this Agreement, if made on the date hereof (assuming the Merger was consummated on the date hereof), would be true and correct.

  2.09. Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the Condition of Bancshares and its Subsidiaries, taken as a whole, except (i) as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting banking institutions generally and (ii) the costs incurred or to be incurred by Bancshares in connection with this Agreement, including costs incurred for investment banking, accounting and legal services.

  2.10. Commitments and Contracts. (a) Except as set forth on Schedule 2.10A, neither Bancshares nor any Bancshares Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any material agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which Bancshares or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any Bancshares Subsidiary;

    (ii) any agreement, indenture or other instrument not disclosed in the Bancshares Financial Statements relating to the borrowing of money by Bancshares or any Bancshares Subsidiary or the guarantee by Bancshares or any Bancshares Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Bancshares Subsidiary, such as deposits, Fed Funds borrowings, hedges, swaps, repurchase agreements and other ordinary course money market transactions);

    (iii) any contract, agreement or understanding with any labor union or collective bargaining organization relating to employees of Bancshares or Bancshares Subsidiaries;

    (iv) any contract containing covenants which materially limit the ability of Bancshares or any Bancshares Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which Bancshares or any Bancshares Subsidiary may carry on its business, or which materially limits the method by which Bancshares or any Bancshares Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority and other than with respect to any matter which is not material to Bancshares and its Subsidiaries, taken as a whole);

    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; or

    (vi) any lease with annual rental payments aggregating $250,000 or more.

  (b) Neither Bancshares nor any Bancshares Subsidiary is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole.

  2.11. Litigation and Other Proceedings. Except as set forth on Schedule 2.11, neither Bancshares nor any Bancshares Subsidiary is a party to any pending or, to the best knowledge of Bancshares, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no actions, suits, or proceedings pending or, to the best knowledge of Bancshares, threatened against Bancshares or any Bancshares Subsidiary or any of their respective officers or directors by any stockholder of Bancshares or any Bancshares Subsidiary (or any former stockholder of Bancshares or any Bancshares Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or the fair lending laws or which purport or seek to enjoin or restrain the transactions contemplated by this Agreement.

  2.12. Insurance. Each of Bancshares and its Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Bancshares, except for such matters which, individually or in the aggregate, will not have and reasonably could not be expected to have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole. Promptly after the date hereof, Bancshares shall provide a list of all insurance policies maintained by or for the benefit of Bancshares or its Subsidiaries or their directors, officers, employees or agents.

  2.13. Compliance with Laws. (a) Bancshares and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to so have or make would not have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Bancshares, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

  (b) Except for failures to comply or defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole, (i) each of Bancshares and its Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Bancshares Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, and (ii) neither Bancshares nor any Bancshares Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity. Except for liabilities which individually or in the aggregate would not have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole, neither Bancshares nor any Bancshares Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property (as defined below) of Bancshares (whether directly or, to the best knowledge of Bancshares, as a consequence of such Property being part of the investment portfolio of Bancshares or any Bancshares Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. As of the date of this Agreement, no claim, action, suit, or proceeding is pending against Bancshares or any Bancshares Subsidiary relating to Property of Bancshares before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bancshares or any Bancshares Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Bancshares or any Bancshares Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole.

  (c) From and after January 1, 1993, neither Bancshares nor any Bancshares Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that Bancshares or any Bancshares Subsidiary, is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 2.13C or in any writing previously furnished to Mercantile or (B) reasonably could not be expected to have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Bancshares and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Bancshares or any of its Subsidiaries, or indicating that Bancshares or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any material manner the operations of Bancshares or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

  (d) Neither Bancshares nor any Bancshares Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

  2.14. Labor. No work stoppage involving Bancshares or any Bancshares Subsidiary, is pending or, to the best knowledge of Bancshares, threatened which reasonably could be expected to have a material adverse effect on the Condition of Bancshares and its Subsidiaries, taken as a whole. Neither Bancshares nor any Bancshares Subsidiary is involved in, or, to the best knowledge of Bancshares, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse affect on the Condition of Bancshares and its Subsidiaries, taken as a whole.

  2.15. Material Interests of Certain Persons. (a) Except as set forth in Bancshares' Proxy Statement for its 1996 Annual Meeting of Stockholders, to the best knowledge of Bancshares, no officer or director of Bancshares or any Bancshares Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Bancshares or any Bancshares Subsidiary, which in the case of Bancshares is required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC or in the case of any such Subsidiary would be required to be so disclosed if such Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

  (b) Except as set forth in Bancshares' Proxy Statement for its 1996 Annual Meeting of Stockholders or on Schedule 2.15B, as of September 30, 1996, there are no loans from Bancshares or any Bancshares Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to Bancshares' or Bancshares Subsidiary's Board of Directors ("Insider Loans"), and no Insider Loans in excess of $500,000 have been made since September 30, 1996. All outstanding Insider Loans from Bancshares or any Bancshares Subsidiary were approved by or reported to the appropriate board of directors in accordance with applicable law and regulations.

  2.16. Allowance for Loan and Lease Losses. The allowances for loan and lease losses contained in the Bancshares Financial Statements were established in accordance with the past practices and experiences of Bancshares and its Subsidiaries.

  2.17. Employee Benefit Plans. (a) Except as set forth in Schedule 2.17A, neither Bancshares nor any Bancshares Subsidiary is a party to any existing employment, management, consulting, deferred compensation, change-in-control or other similar contract. "Bancshares Employee Plans" means all pension, retirement, supplemental retirement, savings, profit sharing, stock option, stock purchase, stock ownership, stock appreciation right, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained (currently or at any time in the last five years) by or contributed to by Bancshares or any Bancshares Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to Bancshares or any Bancshares Subsidiary. Schedule 2.17A lists all Bancshares Employee Plans currently in effect. Bancshares has furnished, or will furnish promptly after the date hereof, Mercantile with the following documents with respect to each Bancshares Employee Plan: (i) a true and complete copy of all written documents comprising such Bancshares Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Bancshares Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any. Without limiting the generality of the foregoing, Bancshares has furnished Mercantile with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Bancshares or any Bancshares Subsidiary.

  (b) Except as set forth in Schedule 2.17B, all Bancshares Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Internal Revenue Code. All contributions required to be made to Bancshares Employee Plans have been made.

  (c) With respect to each of the Bancshares Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), except as set forth in Schedule 2.17C: (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code has been determined to be so qualified by the Internal Revenue Service and, to the knowledge of Bancshares, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Internal Revenue Code; (ii) the actuarial present value of accumulated plan benefits under each Pension

Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) to the best knowledge of Bancshares, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or the Bancshares or any Bancshares Subsidiary, to any material tax or penalty; (iv) except as set forth on Schedule 2.17C, no Pension Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" (as that term is defined in Section 4043 of ERISA) with respect to any Pension Plan for which the 30-day notice requirement has not been waived on or after January 1, 1985; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a "multiple employer pension plan" as described in Section 4063(a) of ERISA.

  (d) Except as set forth on Schedule 2.17D, neither Bancshares nor any Bancshares Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

  (e) To the knowledge of Bancshares, neither Bancshares nor any Bancshares Subsidiary has any material liability under ERISA or the Internal Revenue Code as a result of its being a member of a group described in Sections 414(b),
(c), (m) or (o) of the Internal Revenue Code.

  (f) Except as set forth on Schedule 2.17F, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Bancshares or any Bancshares Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of the Bancshares Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No holder of an option to acquire stock of Bancshares has or will have at any time through the Effective Time the right to receive any cash or other payment (other than the issuance of stock of Bancshares) in exchange for or with respect to all or any portion of such option. No Bancshares Employee Stock Option has an associated "re-load" feature.

  2.18. Conduct of Bancshares to Date. From and after January 1, 1996 through the date of this Agreement, except as set forth on Schedule 2.18 or in Bancshares Financial Statements or the Bancshares SEC Reports: (i) Bancshares and the Bancshares Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practices; (ii) neither Bancshares nor any Bancshares Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) neither Bancshares nor any Bancshares Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iv) neither Bancshares nor any Bancshares Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its material properties or assets other than for a fair consideration in the ordinary course of business;
(v) except as required by contract or law, neither Bancshares nor any Bancshares Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Bancshares Employee Plans or (D) agreed to do any of the foregoing; (vi) neither Bancshares nor any Bancshares Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; and (vii) neither Bancshares nor any Bancshares Subsidiary has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Bancshares and its Subsidiaries.

  2.19. Proxy Statement, etc. None of the information regarding Bancshares or any Bancshares Subsidiary supplied or to be supplied by Bancshares for inclusion or included in (i) the registration statement on Form S-4 to be filed with the SEC by Mercantile for the purpose of registering the shares of Mercantile Common Stock to be exchanged for shares of Bancshares Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"),
(ii) the proxy statement (the "Joint Proxy Statement") to be mailed to stockholders of Mercantile and Bancshares in connection with the transactions contemplated by this Agreement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meetings of stockholders referred to in Section
5.03 (the "Meetings"), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meetings. All documents which Bancshares or any Bancshares Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  2.20. Registration Obligations. Except as set forth on Schedule 2.20, neither Bancshares nor any Bancshares Subsidiary is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act.

  2.21. State Takeover Statutes. The transactions contemplated by this Agreement are not subject to any applicable state takeover law under the laws of the State of Missouri or any other state applicable to Bancshares.

  2.22. Accounting, Tax and Regulatory Matters. Neither Bancshares nor any Bancshares Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

  2.23. Brokers and Finders. Except for Morgan Stanley & Co. Incorporated, neither Bancshares nor any Bancshares Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bancshares or any Bancshares Subsidiary, in connection with this Agreement or the transactions contemplated hereby. Schedule 2.23 discloses a bona fide estimate of the aggregate amount of all fees and expenses expected to be paid by Bancshares to all attorneys, accountants or investment bankers in connection with the Merger ("Merger Fees").

  2.24. Other Activities. (a) Except as set forth on Schedule 2.24A, neither Bancshares nor any of its Subsidiaries engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to an extension of credit by Bancshares or any of its Subsidiaries and limited to assuring the repayment of the balance due on the extension of credit in the event of the death, disability or involuntary unemployment of the debtor.

  (b) Except as set forth on Schedule 2.24B, to the knowledge of Bancshares' management: each Bancshares Subsidiary that is a bank that performs personal trust, corporate trust and other fiduciary activities ("Trust Activities") has done so with requisite authority under applicable law of Regulatory Authorities and in material accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation; there is no investigation or inquiry by any governmental entity pending or threatened against Bancshares or any of its Subsidiaries thereof relating to the compliance by Bancshares or any of its Subsidiaries with sound fiduciary principles and applicable law and regulations; and except when such failure would not have a material adverse effect on the Condition of Bancshares and the Bancshares Subsidiary, taken as a whole, each employee of any such bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of such bank; and such bank has established policies and procedures for the purpose of complying with applicable laws of governmental entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of governmental entities or such policies and procedures.

  2.25. Interest Rate Risk Management Instruments. (a) Set forth on Schedule 2.25A is a list, as of the date hereof, of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which Bancshares or any of its Subsidiaries is a party or by which any of their properties or assets may be bound.

  (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Bancshares or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of Bancshares, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Bancshares and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Bancshares, as of the date hereof, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

  2.26. Accuracy of Information. To the knowledge of Bancshares, the statements of Bancshares contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Bancshares pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

                                  ARTICLE III

            Representations, Warranties and Covenants of Mercantile

  Mercantile represents, and warrants to and covenants with Bancshares as follows:

  3.01. Organization and Authority. Mercantile is a corporation and each of its Subsidiaries (each, a "Mercantile Subsidiary") is a corporation, bank, trust company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified would not have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole. Mercantile is registered as a bank holding company with the Board under the Holding Company Act. True and complete copies of the Articles of Incorporation and Bylaws of Mercantile and of Merger Sub, each in effect on the date of this Agreement, have been provided to Bancshares.

  3.02. Capitalization. The authorized capital stock of Mercantile consists of
(i) 100,000,000 shares of Mercantile Common Stock, of which, as of September 30, 1996, 63,255,861 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value ("Mercantile Preferred Stock"), issuable in series, none of which, as of September 30, 1996, is issued and outstanding. Mercantile has designated 1,000,000 shares of

Mercantile Preferred Stock as "Series A Junior Participating Preferred Stock" and has reserved such shares for issuance upon the exercise of Preferred Stock Purchase Rights (the "Rights") under a Rights Agreement dated May 23, 1988 (the "Mercantile Rights Agreement"), between Mercantile and Mercantile Bank of St. Louis National Association, as Rights Agent. As of September 30, 1996, Mercantile had reserved (i) 1,166,068 shares of Mercantile Common Stock for issuance under various stock option and incentive plans ("Mercantile Stock Options"), (ii) 1,177,066 shares of Mercantile Common Stock for issuance upon the acquisition of Today's Bancorp, Inc. ("Today's") pursuant to an agreement dated March 19, 1996, (iii) 258,783 shares of Mercantile Common Stock for issuance upon the acquisition of First Financial Corp. of America ("First Financial") pursuant to an agreement dated July 9, 1996, and (iv) 600,418 shares of Mercantile Common Stock for issuance upon the acquisition of Regional Bancshares, Inc. ("Regional") pursuant to an agreement dated August 22, 1996. From September 30, 1996 through the date of this Agreement, no shares of Mercantile Common Stock or other Equity Securities of Mercantile have been issued excluding any such shares which may have been issued pursuant to stock-based employee benefit or incentive plans and programs, or pursuant to the foregoing agreements. Mercantile continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include equity securities. In addition, prior to the Effective Time, Mercantile may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, Mercantile will not take any action that would
(i) prevent the transactions contemplated hereby from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement. Except as set forth in this Section and except pursuant to the Mercantile Rights Agreement, there are no other Equity Securities of Mercantile outstanding. All of the issued and outstanding shares of Mercantile Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Mercantile. The Mercantile Common Stock to be issued in the Merger will be, when so issued, duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive right of any stockholder of Mercantile.

  3.03. Authorization. (a) Each of Mercantile and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The only stockholder vote required for Mercantile to approve the Agreement is the affirmative vote of the holders of at least a majority of the votes cast in connection with the Agreement by holders of Mercantile Common Stock. The execution, delivery and performance of this Agreement by Mercantile and Merger Sub and the consummation by Mercantile and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Mercantile and Merger Sub. This Agreement is a valid and binding obligation of Mercantile and Merger Sub enforceable against Mercantile and Merger Sub in accordance with its terms.

  (b) Neither the execution, delivery nor performance by Mercantile or Merger Sub of this Agreement, nor the consummation by Mercantile or Merger Sub of the transactions contemplated hereby, nor compliance by Mercantile or Merger Sub with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Mercantile or any Mercantile Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile or any Mercantile Subsidiary is a party or by which it may be bound, or to which Mercantile or any Mercantile Subsidiary or any of the material properties of Mercantile or any Mercantile Subsidiary may be subject, other than those as to which any such violation, conflict, breach, event, termination, acceleration or creation would not have a material adverse effect on the Condition of Mercantile and the Mercantile Subsidiaries, taken as a whole, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 3.03, to the best knowledge of Mercantile, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Mercantile or any of its Subsidiaries or any of their respective material properties or assets.

  (c) Other than in connection with or in compliance with the provisions of Missouri Act, the Securities Act, the Exchange Act, the Investment Company Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the HSR Act, or any required approvals of the Federal Reserve Board or the State Bank Regulators or filings required with respect to any Transfer Taxes described in Section 5.18, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Mercantile of the transactions contemplated by this Agreement.

  3.04. Mercantile Financial Statements. The supplemental consolidated and parent company only balance sheets of Mercantile and its Subsidiaries as of December 31, 1995, 1994 and 1993 and related supplemental consolidated and parent company only statements of income, cash flows and changes in shareholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by KPMG Peat Marwick ("Mercantile Auditors") and included in Mercantile's current report on Form 8-K dated March 11, 1996 as filed with the SEC, and the unaudited consolidated balance sheets of Mercantile and its Subsidiaries as of March 31 and June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in quarterly reports on Form 10-Q as filed with the SEC (collectively, the "Mercantile Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Mercantile and its Subsidiaries at the dates and the consolidated results of operations, changes in stockholders' equity and cash flows of Mercantile and its Subsidiaries for the periods stated therein and are derived from the books and records of Mercantile and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Mercantile nor any of its Subsidiaries has any contingent liabilities that are material either individually, or in the aggregate, to Mercantile and its Subsidiaries, taken as a whole, other than those reflected in the Mercantile Financial Statements or disclosed in the footnotes thereto, in the Mercantile SEC Reports (as hereinafter defined) or arising pursuant to agreements in the ordinary course of business.

  3.05. Mercantile Reports. Since January 1, 1993, each of Mercantile and the Mercantile Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with the SEC are collectively referred to herein as "Mercantile SEC Reports" and all such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Mercantile Reports." As of its respective date, each Mercantile Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.06. Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the Condition of Mercantile and its Subsidiaries, taken as a whole, except (i) as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting banking institutions generally and (ii) the costs incurred or to be incurred by Mercantile in connection with this Agreement, including costs incurred for investment banking, accounting and legal services.

  3.07. Compliance with Laws. (a) Each of Mercantile and its Subsidiaries has complied with all laws, regulations, and orders (including without limitation zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Mercantile Subsidiary that is a bank, banking organization, thrift, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking or lending or related business or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, except where such failure to comply would not have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole, and (ii) neither Mercantile nor any Mercantile Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default would not have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole. Neither Mercantile nor any Mercantile Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property of Mercantile (whether directly or, to the best knowledge of Mercantile, as a consequence of such Property being part of the investment portfolio of Mercantile or any Mercantile Subsidiary) (A) that is contaminated by or contains any Toxic Substance, or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in each case, reasonably could be expected to have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Mercantile or any Mercantile Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole. As of the date of this Agreement, no claim, action, suit, or proceeding is pending against Mercantile or any Mercantile Subsidiary relating to Property of Mercantile before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Mercantile or any Mercantile Subsidiary with respect to the same.

  (b) Mercantile and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to so have or make would not have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Mercantile, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

  (c) From and after January 1, 1993, neither Mercantile nor any Mercantile Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that any Mercantile or any Subsidiary of Mercantile, is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 3.07C or in any writing previously furnished to Bancshares or (B) reasonably could not be expected to have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Mercantile and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Mercantile or any of its Subsidiaries, or indicating that Mercantile or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any material manner the operations of Mercantile or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

  (d) Neither Mercantile nor any Mercantile Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

  3.08. Registration Statement, etc. None of the information regarding Mercantile or any of its Subsidiaries supplied or to be supplied by Mercantile for inclusion or included in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any

Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed (or furnished to stockholders of Bancshares), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Mercantile or any of its Subsidiaries are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  3.09. Brokers and Finders. Except for UBS Securities Inc., neither Mercantile nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Mercantile or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

  3.10. Commitments and Contracts. Neither Mercantile nor any Mercantile Subsidiary is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole.

  3.11. Litigation and Other Proceedings. Neither Mercantile nor any Mercantile Subsidiary is a party to any pending or, to the best knowledge of Mercantile, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no actions, suits, or proceedings pending or, to the best knowledge of Mercantile, threatened against Mercantile or any Mercantile Subsidiary or any of their respective officers or directors by any stockholder of Mercantile or any Mercantile Subsidiary (or any former stockholder of Mercantile or any Mercantile Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or the fair lending laws or which purport or seek to enjoin or restrain the transactions contemplated by this Agreement.

  3.12. Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Mercantile or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of Mercantile, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Mercantile and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Mercantile, as of the date hereof, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

  3.13. Taxes. Mercantile and each Mercantile Subsidiary have timely filed or will timely file (including extensions) all material tax returns required to be filed at or prior to the Closing Date except where failures to so timely file would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Condition of Mercantile and the Mercantile Subsidiaries, taken as a whole ("Mercantile Returns"). Each of Mercantile and its Subsidiaries has paid, or set up adequate reserves on the Mercantile Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by the Mercantile Financial Statements and has paid or set up adequate reserves on the most recent financial statements Mercantile has filed under the Exchange Act for the payment of, all taxes anticipated to be payable in respect of the periods covered by such financial statements, in each case except where failures to so pay or set up adequate reserves would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Condition of Mercantile and the Mercantile Subsidiaries, taken as a whole. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against any of Mercantile or any Mercantile Subsidiary which have not been settled or would not be covered by existing reserves. Neither Mercantile nor any Mercantile Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge shown to be due on any Mercantile Return (taking into account extensions properly obtained), and no waiver of the time to assess any tax granted in writing by Mercantile or any Mercantile Subsidiary is pending. The federal and state income tax returns of Mercantile and the Mercantile Subsidiaries have been audited and settled by the IRS or appropriate state tax authorities for all periods ended through December 31, 1992, or the period for assessment of taxes in respect of such periods has expired. To the best knowledge of Mercantile, the representations set forth in the Mercantile Tax Certificate attached as Exhibit E to this Agreement, if made on the date hereof (assuming the Merger was consummated on the date hereof), would be true and correct.

  3.14. Accounting, Tax and Regulatory Matters. Neither Mercantile nor any Mercantile Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Internal Revenue Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

  3.15. Accuracy of Information. To the knowledge of Mercantile, the statements of Mercantile contained in this Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Mercantile pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

  3.16. Labor. No work stoppage involving Mercantile or any Mercantile Subsidiary, is pending or, to the best knowledge of Mercantile, threatened which reasonably could be expected to have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole. Neither Mercantile nor any Mercantile Subsidiary is involved in, or, to the best knowledge of Mercantile, threatened with or affected by, any labor dispute, arbitration, law suit or administration proceeding which reasonably could be expected to have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole.

                                  ARTICLE IV

               Conduct of Businesses Prior to the Effective Time

  4.01. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, each of Mercantile and Bancshares shall, and shall cause each of their respective Subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

  4.02. Forbearances. Except to the extent required by law, regulation or Regulatory Authority, or as set forth on Schedule 4.02 or as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Bancshares shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Mercantile:

    (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a Subsidiary of Bancshares to Bancshares or another Subsidiary of

  Bancshares), except that Bancshares may declare and pay cash dividends on the Bancshares Common Stock (x) in respect of the quarterly period ended on March 31, 1997 of not more than $.35 per share; and (y) in respect of each quarterly period thereafter of not more than the greater of (i) .952 times the regular quarterly dividend on a share of Mercantile Common Stock paid or payable during such quarterly period or (ii) $.35, in each case per share; provided, that Bancshares shall not declare or pay any dividends on Bancshares Common Stock for any period in which its stockholders will be entitled to receive any regular quarterly dividend on the shares of Mercantile Common Stock to be issued in the Merger; or,

    (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Bancshares Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except hiring employees in the ordinary course of business and normal individual increases in compensation to employees consistent with past practice, or as required by law or contract; or,

    (c) authorize, recommend (subject to the fiduciary duties of Bancshares' Board of Directors as advised in writing by outside counsel to Bancshares), propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights; or

    (d) propose or adopt any amendments to its articles of incorporation, association or other charter document or bylaws; or

    (e) issue, sell, grant, confer or award any of its Equity Securities (except that Bancshares may (i) grant options for up to 250,000 shares of Bancshares Common Stock under its existing stock option plans consistent with its normal compensation practices, (ii) issue shares of Bancshares Common Stock upon exercise of Bancshares Stock Options outstanding on the date of this Agreement or granted in compliance with this clause (e), (iii) issue shares of Bancshares Common Stock upon the conversion of the Bancshares Convertible Notes or as contemplated by the Bancshares' Savings Challenge Plan, and (iv) issue shares of Bancshares Common Stock pursuant to the First City Acquisition Agreement and except that Bancshares Subsidiaries may issue director qualifying shares subject to repurchase agreements in accordance with present practice) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement; or

    (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise other than director qualifying shares; or

    (g) (1) without first consulting with Mercantile, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount that, which under the credit policies and procedures of Bancshares and/or Banks in effect as of the date hereof, would be referred to the executive loan committee(s) of Bancshares and/or Banks as constituted and existing as of the date of this Agreement; (2) without first obtaining the written consent of Mercantile, lend to any person or entity in an amount in excess of $16,000,000 or in an amount which, when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of $16,000,000; or (3) Lend to any person other than in accordance with lending policies as in effect on the date hereof; provided that in the case of clauses (ii) and (iii) Bancshares or any Bancshares Subsidiary may make any such loan in the event (A) Bancshares or any Bancshares Subsidiary has delivered to Mercantile or its designated representative a notice of its intention to make such loan and such information as Mercantile or its designated representative may reasonably require in respect thereof and (B) Mercantile or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Mercantile of the notice of intention and information as aforesaid; provided, however, that nothing in this paragraph shall prohibit Bancshares or any Bancshares Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. For purposes of clause (i) of this Section, the requirement of Bancshares to consult with Mercantile shall be deemed to include the requirement of Bancshares and/or the Banks to provide to designated representatives of Mercantile copies of all information of the type and nature provided to such executive loan committee(s) in respect of each loan or credit commitment referred to such committee(s) and the requirement that such designated representatives of Mercantile be invited to attend the meetings of such executive loan committee(s) at which presentations shall be made in respect of such referred loans and/or credit commitments; or

    (h) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Bancshares or any Bancshares Subsidiary or the acquisition of Equity Securities of Bancshares or any Bancshares Subsidiary or the merger of Bancshares or any Bancshares Subsidiary with any person (other than Mercantile) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Bancshares shall promptly notify Mercantile orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction; or

    (i) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Mercantile or Bancshares to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code; or

    (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, or, without prior approval of Mercantile, which shall not be unreasonably withheld, pay any Merger Fees in excess of the amount set forth on Schedule 2.23; or

    (k) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute any individual investment transaction for its own account (i) in securities backed by the full faith and credit of the United States or an agency thereof in excess of $5,000,000 and (ii) in any other investment securities in excess of $1,000,000; or

    (l) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in
  Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

  4.03. Forbearances of Mercantile. Except to the extent required by law, regulation or Regulatory Authority, or with the prior written consent of Bancshares, during the period from the date of this Agreement to the Effective Time, Mercantile shall not and shall not permit any of the Mercantile Subsidiaries to:

    (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the Mercantile Subsidiaries to Mercantile or to another of the Mercantile Subsidiaries), except that Mercantile may pay its regular quarterly dividends in amounts as it shall determine from time to time;

    (b) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Bancshares or Mercantile to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code; or

    (c) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other action which would make any of the representations and warranties in Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.

                                   ARTICLE V

                             Additional Agreements

  5.01. Access and Information. Mercantile and its Subsidiaries, on the one hand, and Bancshares and its Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

  5.02. Registration Statement; Regulatory Matters. (a) Mercantile shall prepare and, subject to the review and consent of Bancshares with respect to matters relating to Bancshares, file with the SEC as soon as is reasonably practicable, but in no event later than 45 days from the date hereof, the Registration Statement (or the equivalent in the form of preliminary proxy material) with respect to the shares of Mercantile Common Stock to be issued in the Merger and the exercise of Bancshares Stock Options after the Effective Time. Mercantile shall prepare and file an application with the Federal Reserve Board as soon as reasonably practicable but in no event later than 45 days from the date hereof. Mercantile shall use all reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable. Mercantile shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares and the exercise of such options, and Bancshares and its Subsidiaries shall furnish Mercantile all information concerning Bancshares and its Subsidiaries and the stockholders thereof as Mercantile may reasonably request in connection with any such action. Mercantile shall use its best efforts to cause the shares of Mercantile Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

  (b) Bancshares and Mercantile shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Mercantile, to consummate such other mergers, consolidations or asset transfers or other transactions by and among Mercantile's Subsidiaries and Bancshares' Subsidiaries concurrently with or following the Effective Time, provided, however, that the foregoing shall not (A) alter or change the Merger Consideration, (B) adversely affect the tax treatment to Bancshares' stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

  5.03. Stockholder Approval. Each party shall call a meeting of its stockholders to be held as soon as practicable for the purpose of voting upon the Merger or take other action for stockholders to authorize the Merger. In connection therewith, Mercantile shall prepare the Joint Proxy Statement, subject to the review and consent of Bancshares and, with the approval of each of Mercantile and Bancshares, the Joint Proxy Statement shall be filed with the SEC and mailed to the stockholders of each party. The board of directors of each party shall submit for approval of its stockholders the matters to be voted upon in order to authorize the Merger. The board of directors of each party hereby does and (subject to the fiduciary duties of Bancshares' and Mercantile's Boards of Directors, as advised by outside counsel) will recommend approval of the matters to be voted upon in order to authorize the Merger and the other transactions contemplated hereby to stockholders of such party and will use its best efforts to obtain any vote of its stockholders that is necessary to authorize the Merger and to consummate the transactions contemplated hereby.

  5.04. Current Information. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial information or reports as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events.

  5.05. Agreements of Affiliates; Publication of Combined Financial
Results. (a) As soon as practicable after the date of this Agreement, Bancshares shall deliver to Mercantile a letter identifying all persons whom Bancshares believes to be, at the time this Agreement is submitted to a vote of the stockholders of Bancshares, "affiliates" of Bancshares for purposes of Rule 145 under the Securities Act. Bancshares shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to Mercantile as soon as practicable thereafter, a written agreement in the form attached hereto as Exhibit C relating to compliance with the applicable provisions of the Securities Act. Prior to the Effective Time, Bancshares shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 5.05.

  (b) Mercantile shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

  5.06. Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

  5.07. Miscellaneous Agreements and Consents. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective subsidiaries to, use its reasonable efforts to obtain consents of Regulatory Authorities that are, in the opinion of Mercantile, desirable for the consummation of the transactions contemplated by this Agreement.

  (b) Subject to applicable laws, regulations and requirements of Regulatory Authorities, Bancshares, prior to the Effective Time, shall (i) consult and cooperate with Mercantile regarding the implementation of those policies and procedures established by Mercantile for its governance and that of its Subsidiaries and not otherwise referenced in Section 5.16 hereof, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the request of Mercantile, conform Bancshares' existing policies and procedures in respect of such matters to Mercantile's policies and procedures or, in the absence of any existing Bancshares policy or procedure regarding any such function, introduce Mercantile's policies or procedures in respect thereof, unless to do so would cause

Bancshares or any of the Bancshares Subsidiaries to be in violation of any law, rule or regulation of any Regulatory Authority having jurisdiction over Bancshares and/or the Bancshares Subsidiary affected thereby; provided, however, that prior to the date that it shall be a requirement hereunder for such policies and procedures to be established, Mercantile shall certify to Bancshares that Mercantile's representations and warranties are true and correct as of such date, that the approval conditions to its obligations contemplated by Section 6.01(b) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Mercantile is otherwise in compliance with this Agreement; and provided, further, that Bancshares shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

  5.08. Employee Benefits. (a) The Bancshares Employee Plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of the Surviving Corporation until such time as the employees of Bancshares and the Bancshares Subsidiaries are integrated into Mercantile's employee benefit plans that are available to other employees of Mercantile and Mercantile Subsidiaries, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Mercantile shall take such steps as are necessary or required to integrate the employees of Bancshares and the Bancshares Subsidiaries in Mercantile's employee benefit plans available to other employees of Mercantile and Mercantile Subsidiaries as soon as practicable after the Effective Time,
(i) with full credit for prior service with Bancshares or any of the Bancshares Subsidiaries for all purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Merger is consummated. Each of Mercantile and Bancshares shall use all reasonable efforts to insure that no amounts paid or payable by Bancshares, Bancshares Subsidiaries or Mercantile to or with respect to any employee or former employee of Bancshares or any Bancshares Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code. Bancshares shall ensure that following the Effective Time no holder of Bancshares Employee Stock Options or any participant in any Bancshares Stock Plan shall have any right thereunder to acquire any securities of Bancshares or any Bancshares Subsidiary.

  (b) Mercantile agrees that the following principles shall apply for purposes of determining bonuses for 1997 under Bancshares' executive performance incentive plan as and to the extent adopted by Bancshares' Board of Directors, in its sole discretion, prior to the Effective Time: (1) all employees of Bancshares and the Bancshares Subsidiaries at the Effective Time who, at such time, are covered by such plan (other than employees whose employment is terminated (i) by Bancshares for any reason prior to the Effective Time, or
(ii) voluntarily by the employee or (iii) involuntarily for cause on or prior to the end of the calendar year in which the Merger is consummated) shall be eligible to receive a pro rata portion of such bonuses; (2) whether any bonuses are payable under such plan and, if so, the amount thereof shall be determined as if the Merger had not occurred and Bancshares had remained an independent, publicly-owned company through the calendar year in which the Merger is consummated, taking into account, to the extent reasonably applicable, action that could have been taken but for the limitations imposed by Section 4.02; provided, that the aggregate amount of bonuses paid for 1997 to such employees of Bancshares and its Subsidiaries shall not be in excess of $2,850,000; and (3) any bonuses payable pursuant to clause (2) above shall be paid as soon as practicable after the end of the calendar year in which the Merger is consummated and in any event no later than March 31, 1998. The pro rata portion of an employee's bonus shall be the amount determined pursuant to the preceding sentence multiplied by a fraction, the numerator of which shall be the number of days during the calendar year for which such employee was employed by Bancshares or a Bancshares Subsidiary or Mercantile or a Mercantile Subsidiary and the denominator of which shall be 365. Prior to the Effective Time, the Compensation Committee of Bancshares' Board of Directors may, with Mercantile's approval, amend such plan and take other actions thereunder to effectuate the foregoing principles. This paragraph (b) shall not apply to any annual bonus payable pursuant to a written employment or termination agreement in effect on the date hereof.

  5.09. Bancshares Stock Options. At the Effective Time, all rights with respect to Bancshares Common Stock pursuant to Bancshares Stock Options that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Mercantile Common Stock, and Mercantile shall assume each Bancshares Stock Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Bancshares Stock Option assumed by Mercantile shall be exercised solely for shares of Mercantile Common Stock, (ii) the number of shares of Mercantile Common Stock subject to each Bancshares Stock Option shall be equal to the number of shares of Bancshares Common Stock subject to such Bancshares Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each Bancshares Stock Option shall be adjusted by dividing the per share exercise price under such Bancshares Stock Option by the Exchange Ratio and rounding to the nearest cent; provided, however, that the terms of each Bancshares Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in the Internal Revenue Code, as to any Bancshares Stock Option that is an "incentive stock option." Mercantile acknowledges that the consummation of the Merger will constitute an "acceleration event" as such term is defined in the Bancshares Stock Options plans and agreements.

  5.10. Press Releases. Except as may be required by law, Bancshares and Mercantile shall consult and agree with each other as to the form and substance of any proposed press release relating to this Agreement or any of the transactions contemplated hereby.

  5.11. State Takeover Statutes. Each party will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from, and if necessary challenge the validity of, any applicable state takeover law.

  5.12. D&O Indemnification. From and after the Effective Time, Mercantile agrees to indemnify and hold harmless the past and present employees, agents, directors or officers of Bancshares or its Subsidiaries for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless (1) under their respective Articles of Incorporation or Bylaws of Bancshares and its Subsidiaries in the form in effect at the date of this Agreement, (ii) by operation of law, or (iii) by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Mercantile will provide, or cause to be provided, for a period of not less than six years from the Effective Time, an insurance and indemnification policy that provides the officers and directors of Bancshares and its Subsidiaries immediately prior to the Effective Time coverage no less favorable than as currently provided by Mercantile to its officers and directors.

  5.13. Best Efforts. Each of Mercantile and Bancshares undertakes and agrees to use its best efforts to cause the Merger (i) to qualify (A) for pooling-of-interests accounting treatment and (B) as a reorganization within the meaning of Section 368 of the Internal Revenue Code and (ii) to occur as soon as practicable. Each of Mercantile and Bancshares agrees to not take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Mercantile or Bancshares to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

  5.14. Insurance. Bancshares shall, and Bancshares shall cause each of its Subsidiaries to, use its best efforts to maintain its existing insurance.

  5.15. Bancshares Convertible Notes. Mercantile acknowledges that at the Effective Time, by virtue of the Merger and without any further action on the part of Bancshares, the Bancshares Convertible Notes shall be convertible into shares of Mercantile Common Stock pursuant to the terms of the indenture governing the Bancshares Convertible Notes. Mercantile shall, and shall cause the Surviving Corporation to, execute with the trustee under such indenture at the Effective Time a supplemental indenture providing that such Bancshares Convertible Notes shall be convertible into shares of Mercantile Common Stock as contemplated by such indenture.

  5.16. Conforming Entries. (a) Notwithstanding that Bancshares believes that Bancshares and the Bancshares Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Bancshares recognizes that Mercantile may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, regulations and the requirements of Regulatory Authorities, from and after the date of this Agreement to the Effective Time, Bancshares and Mercantile shall consult with each other with respect to conforming the loan, accrual and reserve policies of Bancshares and the Bancshares Subsidiaries to those policies of Mercantile.

  (b) Subject to applicable laws, regulations and the requirements of Regulatory Authorities, in addition, from and after the date of this Agreement to the Effective Time, Bancshares and Mercantile shall consult with each other with respect to determining appropriate Bancshares accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger.

  (c) Subject to applicable laws, regulations and the requirements of Regulatory Authorities, Bancshares and Mercantile shall consult with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes Bancshares' expenses of the Merger and any restructuring charges relating to or to be incurred in connection with the Merger.

  (d) Subject to applicable laws, regulations and the requirements of Regulatory Authorities, Bancshares shall (i) establish and take such reserves and accruals at such time as Mercantile shall reasonably request to conform Bancshares' loan, accrual and reserve policies to Mercantile's policies, and
(ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Mercantile; provided, however, that on the date such reserves, accruals and charges are to be taken, Mercantile shall certify to Bancshares that Mercantile's representations and warranties are true and correct as of such date, that the approval conditions to its obligations contemplated by Section 6.01(b) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Mercantile is otherwise in compliance with this Agreement; and provided, further, that Bancshares shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

  (e) No reserves, accruals or charges taken in accordance with Section 5.16(d) above may be a basis to assert a violation of a breach of a representation, warranty or covenant of Bancshares herein.

  5.17. Environmental Reports. Bancshares shall cooperate with Mercantile so that Mercantile may as soon as reasonably practicable obtain, at Mercantile's expense, a report of a phase one environmental investigation on all real property owned, leased or operated by Bancshares or any of the Bancshares Subsidiaries as of the date hereof (but excluding "other real estate owned," property held in trust or in a fiduciary capacity and space in retail or similar establishments leased by Bancshares or any of the Bancshares Subsidiaries for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Bancshares or any of the Bancshares Subsidiaries after the date hereof (but excluding space in retail and similar establishments leased by Bancshares or any of the Bancshares Subsidiaries for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If advisable in light of the phase one report with respect to any parcel of real property referred to above, in the reasonable opinion of Mercantile, Bancshares shall also cooperate with Mercantile so that Mercantile may obtain, at Mercantile's expense, a phase two investigation report on such designated parcels.

  5.18. Real Estate Transfer Taxes. Mercantile and Bancshares agree that either Bancshares or Merger Sub will pay any state or local tax which is attributable to the transfer of the beneficial ownership of Bancshares' or any Bancshares Subsidiary's real property, if any (collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger. Bancshares and Mercantile agree to cooperate with the other in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by Bancshares and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of Bancshares and its Subsidiaries shall be agreed to between Mercantile and Bancshares. The stockholders of Bancshares (who are intended third party beneficiaries of this Section 5.18) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.18 in the preparation of any return with respect to the Transfer Taxes.

                                  ARTICLE VI

                                  Conditions

  6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

    (a) This Agreement shall have received the requisite approval of stockholders of each party.

    (b) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the Federal Reserve Board, the State Bank Regulators and any other Regulatory Authority (without the imposition of any conditions that are in Mercantile's reasonable judgment unduly burdensome) and the expiration of all requisite waiting periods thereunder. For purposes of this paragraph, a divestiture required as a condition to any regulatory approval shall not be unduly burdensome if such divestiture is consistent with Federal Reserve Board guidelines, policies and practices regarding the merger of bank holding companies that have been utilized in transactions that have recently been reviewed prior to the date of this Agreement.

    (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

    (d) Neither Bancshares nor Mercantile shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

    (e) Mercantile and Bancshares shall have received an opinion of Mercantile Auditors addressed to Mercantile in form and substance reasonably satisfactory to Mercantile and Bancshares, that the Merger will qualify for pooling-of-interests accounting treatment, which opinion shall not have been withdrawn.

  6.02. Conditions to Obligations of Bancshares To Effect the Merger. The obligations of Bancshares to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

    (a) Representations and Warranties. The representations and warranties of Mercantile set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except
  (i) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (ii) for the effect of transactions and actions contemplated or required by this Agreement) and

  Bancshares shall have received a certificate of the chairman or chief financial officer of Mercantile to that effect.

    (b) Performance of Obligations. Mercantile shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Bancshares shall have received a certificate of the chairman or chief financial officer of Mercantile to that effect.

    (c) Tax Opinion. Bancshares shall have received an opinion of Sidley & Austin or other counsel reasonably acceptable to Bancshares, in form and substance reasonably satisfactory to Bancshares, dated the Effective Time, substantially to the effect that for federal income tax purposes:

      (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Bancshares, Merger Sub and Mercantile will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

      (ii) no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger;

      (iii) no gain or loss will be recognized by the stockholders of Bancshares upon the conversion of their Bancshares Common Stock into Mercantile Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Mercantile Common Stock;

      (iv) the aggregate tax basis of the shares of Mercantile Common Stock received in exchange for shares of Bancshares Common Stock pursuant to the Merger (including a fractional share of Mercantile Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Bancshares Common Stock;

      (v) the holding period for shares of Mercantile Common Stock issued in exchange for shares of Bancshares Common Stock pursuant to the Merger will include the holder's holding period for such shares of Bancshares Common Stock, provided such shares of Bancshares Common Stock were held as capital assets by the holder at the Effective Time; and

      (vi) a stockholder of Bancshares who receives cash in lieu of a fractional share of Mercantile Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, such counsel may rely as to matters of fact upon the representations contained herein and shall receive, and may rely on, customary representations from Mercantile, Bancshares, and others, including representations to the effect of those contained in the Tax Certificates set forth in Exhibits D and E.

  6.03. Conditions to Obligations of Mercantile To Effect the Merger. The obligations of Mercantile to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

    (a) Representations and Warranties. The representations and warranties of Bancshares set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except
  (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period and (ii) for the effect of transactions and actions contemplated or required by this Agreement) and Mercantile shall have received a certificate of the chairman of Bancshares and a certificate of the president and chief executive officer of Bancshares to that effect.

    (b) Performance of Obligations. Bancshares shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Mercantile shall have received a certificate of the chairman of Bancshares and a certificate of the president and chief executive officer of Bancshares to that effect.

    (c) Tax Opinion. Mercantile shall have received an opinion of Wachtell, Lipton, Rosen & Katz, or other counsel reasonably acceptable to Mercantile, in form and substance reasonably satisfactory to Mercantile, dated the Effective Time, substantially to the effect that for federal income tax purposes:

      (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Bancshares, Merger Sub and Mercantile will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

      (ii) no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger;

      (iii) no gain or loss will be recognized by the stockholders of Bancshares upon the conversion of their Bancshares Common Stock into Mercantile Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Mercantile Common Stock;

      (iv) the aggregate tax basis of the shares of Mercantile Common Stock received in exchange for shares of Bancshares Common Stock pursuant to the Merger (including a fractional share of Mercantile Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Bancshares Common Stock;

      (v) the holding period for shares of Mercantile Common Stock issued in exchange for shares of Bancshares Common Stock pursuant to the Merger will include the holder's holding period for such shares of Bancshares Common Stock, provided such shares of Bancshares Common Stock were held as capital assets by the holder at the Effective Time; and

      (vi) a stockholder of Bancshares who receives cash in lieu of a fractional share of Mercantile Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, such counsel may rely as to matters of fact upon the representations contained herein and shall receive, and may rely on, customary representations from Mercantile, Bancshares, and others, including representations to the effect of those contained in the Tax Certificates set forth in Exhibits D and E.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite stockholder approval:

    (a) by mutual consent by the Executive Committee of the Board of Directors of Mercantile and the Board of Directors of Bancshares;

    (b) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Bancshares at any time after the date that is twelve months after the date of this Agreement if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

    (c) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Bancshares if (i) the Federal Reserve Board has denied approval of the Merger and such denial has become final and nonappealable or (ii) stockholders of Bancshares or Mercantile shall not have approved this Agreement at their respective Meetings;

    (d) by the Executive Committee of the Board of Directors of Mercantile in the event of a material breach by Bancshares of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to Bancshares by Mercantile; or

    (e) by the Board of Directors of Bancshares in the event of a material breach by Mercantile of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Mercantile by Bancshares.

  7.02. Effect of Termination. In the event of termination of this Agreement by either Mercantile or Bancshares as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Mercantile or Bancshares, their respective Subsidiaries or their respective officers or directors except that
(i) the second sentence of Section 5.01, Section 5.06, Section 7.02 and
Section 8.01 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Mercantile nor Bancshares shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

  7.03. Amendment. This Agreement and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of Bancshares; provided, however, that after any such approval by the stockholders of Bancshares no such modification shall alter or change the amount or kind of consideration to be received by holders of Bancshares Common Stock as provided in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Mercantile and Bancshares.

  7.04. Severability. Any term, provision, covenant or restriction contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

  7.05. Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                                 ARTICLE VIII

                              General Provisions

  8.01. Non-Survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. All representations, warranties and agreements in this Agreement of Mercantile and Bancshares or in any instrument delivered by Mercantile or Bancshares pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms or, in the case of any other such instrument, in accordance with the terms of such instrument, except for those agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

  8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally, (ii) upon confirmation of receipt if by facsimile transmission, (iii) on the date received if mailed by registered or certified mail (return receipt requested), or (iv) on the business date after being delivered to a reputable overnight delivery service if by such service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i) if to Mercantile or Merger Sub:

              Mercantile Bancorporation Inc.
              Mercantile Tower
              P.O. Box 524
              St. Louis, Missouri 63166-0524
              Attention: John W. Rowe
              Executive Vice President,
              Mercantile Bank of St. Louis,
              National Association

    Copies to:

              Jon W. Bilstrom, Esq.
              General Counsel
              Mercantile Bancorporation Inc.
              Mercantile Tower
              P.O. Box 524
              St. Louis, Missouri 63166-0524

    and

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019
              Attention: Edward D. Herlihy, Esq.
              Telecopy: (212) 403-2000

    (ii) if to Bancshares:

              John Dubinsky
              President and Chief Executive Officer
              Mark Twain Bancshares, Inc.
              8820 Ladue Road
              St. Louis, Missouri 63124

    Copies to:

              Sidley & Austin
              One First National Plaza
              Chicago, Illinois 60603
              Attention: Thomas A. Cole, Esq.
              Telecopy: (312) 853-7036

  8.03. Miscellaneous. This Agreement (including the Schedules and other written documents referred to herein or provided hereunder) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) except for the provisions of Section 5.12, is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall not be assigned by operation of law or otherwise and (iv) shall be governed in all respects by the laws of the State of Missouri. Nothing in this Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation. This Agreement may be executed in counterparts which together shall constitute a single agreement.

  IN WITNESS WHEREOF, Mercantile and Bancshares have caused this Agreement to be signed and, by such signature, acknowledged by their respective officers thereunto duly authorized, and such signatures to be attested to by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                   MERCANTILE BANCORPORATION INC.

        /s/ Jon W. Bilstrom                       /s/ Thomas H. Jacobsen
_____________________________________     By: _________________________________
Name: Jon W. Bilstrom                       Name: Thomas H. Jacobsen
Title:  General Counsel                     Title:  Chairman, President &
                                                 Chief Executive Officer

Attest:                                   AMERIBANC, INC.

          /s/ David Grant                            /s/ John W. Rowe
_____________________________________     By: _________________________________
Name: David Grant                           Name: John W. Rowe
Title:  Senior Vice President               Title:  Vice President

Attest:                                   MARK TWAIN BANCSHARES, INC.

    /s/ Carl A. Wattenberg, Jr.                    /s/ John P. Dubinsky
_____________________________________     By: _________________________________
Name: Carl A. Wattenberg, Jr.               Name: John P. Dubinsky
Title:  Senior Vice President,              Title:  President and Chief
     Secretary and General                       Executive Officer
     Counsel

                                                                        ANNEX B

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT ("Option Agreement") dated October 27, 1996, between MERCANTILE BANCORPORATION INC. ("Mercantile"), a Missouri corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and Mark Twain Bancshares, Inc. ("Bancshares"), a Missouri corporation registered as a bank holding company under the Holding Company Act.

                             W I T N E S S E T H:

  WHEREAS, the Executive Committee of the Board of Directors of Mercantile and the Board of Directors of Bancshares have approved an Agreement and Plan of Reorganization dated as of even date herewith (the "Merger Agreement") providing for the merger of Bancshares with and into a wholly owned subsidiary of Mercantile;

  WHEREAS, as a condition to Mercantile's entering into the Merger Agreement, Mercantile has required that Bancshares agree, and Bancshares has agreed, to grant to Mercantile the option set forth herein to purchase authorized but unissued shares of Bancshares Common Stock;

  NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

  1. Definitions.

  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

  2. Grant of Option.

  Subject to the terms and conditions set forth herein, Bancshares hereby grants to Mercantile an option (the "Option") to purchase up to 3,261,522 authorized and unissued shares of Bancshares Common Stock at a price of $42.375 per share (the "Purchase Price") payable in cash as provided in
Section 4 hereof.

  3. Exercise of Option.

  (a) Mercantile may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; provided, however, that (i) to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of the Effective Time of the Merger, 12 months following termination of the Merger Agreement in accordance with Section 7.01(d) thereof, and the termination of the Merger Agreement in accordance with
Section 7.01(a) through 7.01(c) or 7.01(e) thereof, provided that if such termination follows an Extension Event (as defined below), the Option shall not terminate until the date that is 12 months following such termination;
(ii) if the Option cannot be exercised on such date because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) any such exercise shall be subject to compliance with applicable law, including the Holding Company Act.

  (b) As used herein, a "Purchase Event" shall mean any of the following events:

    (i) Bancshares or any Bancshares Subsidiary, without having received prior written consent from Mercantile, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Mercantile or any Mercantile Subsidiary) to (A) effect a merger or consolidation or similar transaction involving Bancshares or any Bancshares Subsidiary, (B) purchase, lease or otherwise acquire all or a substantial portion of Bancshares or any Bancshares Subsidiary that constitutes a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership of securities representing 10% or more of the voting power of Bancshares or any Bancshares Subsidiary (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only Bancshares and one or more Bancshares Subsidiaries or involving only any two or more Bancshares Subsidiaries);

    (ii) any person (other than Mercantile or any Subsidiary of Mercantile, or Bancshares or any Subsidiary of Bancshares in a fiduciary capacity) shall have acquired after the date hereof Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Bancshares; or

    (iii) Bancshares' Board of Directors shall have withdrawn or modified in a manner adverse to Mercantile the recommendation of Bancshares' Board of Directors with respect to the Merger Agreement, in each case after an Extension Event; or

    (iv) the holders of Bancshares Common Stock shall not have approved the Merger Agreement at the Meeting of Bancshares stockholders, or such Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement in accordance with its terms, in each case after an Extension Event.

  (c) As used herein, the term "Extension Event" shall mean any of the following events:

    (i) a Purchase Event of the type specified in clauses (b)(i) and (b)(ii) above;

    (ii) any person (other than Mercantile or any Mercantile Subsidiary) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Bancshares Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of 10% or more of the voting power of Bancshares; or,

    (iii) any person (other than Mercantile or any Subsidiary of Mercantile, or Bancshares or any Subsidiary of Bancshares in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above.

  (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

  (e) In the event Mercantile wishes to exercise the Option, it shall deliver to Bancshares a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date").

  4. Payment and Delivery of Certificates.

  (a) At the closing referred to in Section 3 hereof, Mercantile shall pay to Bancshares the aggregate purchase price for the shares of Bancshares Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Bancshares.

  (b) At such closing, simultaneously with the delivery of cash as provided in
Section 4(a), Bancshares shall deliver to Mercantile a certificate or certificates representing the number of shares of Bancshares Common Stock purchased by Mercantile, registered in the name of Mercantile or a nominee designated in writing by Mercantile, and Mercantile shall deliver to Bancshares a letter agreeing that Mercantile shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

  (c) If at the time of issuance of any Bancshares Common Stock pursuant to any exercise of the Option, Bancshares shall have issued any share purchase rights or similar securities to holders of Bancshares Common Stock, then each such share of Bancshares Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Mercantile as those issued to other holders of Bancshares Common Stock.

  (d) Certificates for Bancshares Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

  The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Mark Twain Bancshares, Inc. ("Mark Twain"), a copy of which is on file at the principal office of Mark Twain, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Mark Twain of a written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Mercantile shall have delivered to Bancshares an opinion of counsel, in form and substance reasonably satisfactory to Bancshares and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

  5. Authorization, etc.

  (a) Bancshares hereby represents and warrants to Mercantile that:

    (i) Bancshares has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

    (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Bancshares, and no other corporate proceedings are necessary therefor;

    (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Bancshares, enforceable against Bancshares in accordance with its terms; and

    (iv) Bancshares has taken all necessary corporate action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 3,261,522 shares of Bancshares Common Stock, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions) and security interests and not subject to any preemptive rights.

  (b) Mercantile hereby represents and warrants to Bancshares that:

    (i) Mercantile has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

    (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Mercantile, and no other corporate proceedings are necessary therefor;

    (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Mercantile, enforceable against Mercantile in accordance with its terms; and

    (iv) any Bancshares Common Stock or other securities acquired by Mercantile upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act.

  6. Adjustment upon Changes in Capitalization.

  In the event of any change in Bancshares Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Bancshares Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Bancshares Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Bancshares Common Stock then issued and outstanding (without considering as outstanding any shares subject to or issued pursuant to the Option).

  7. Repurchase.

  (a) Subject to Section 11(i), at the request of Mercantile at any time commencing upon the occurrence of a Put Event (as defined below) and ending 13 months immediately thereafter (the "Repurchase Period"), Bancshares (or any successor entity thereof) shall repurchase the Option from Mercantile together with all (but not less than all, subject to Section 10) shares of Bancshares Common Stock purchased by Mercantile pursuant thereto with respect to which Mercantile then has Beneficial Ownership, at a price (per share, the "Per Share Repurchase Price") equal to the sum of:

    (i) The exercise price paid by Mercantile for any shares of Bancshares Common Stock acquired pursuant to the Option;

    (ii) The difference between (A) the "Market/Tender Offer Price" for shares of Bancshares Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Bancshares Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of Bancshares Common Stock on the New York Stock Exchange Consolidated Tape (as reported in the Wall Street Journal or other authoritative source), for any day within that portion of the Repurchase Period which precedes the date Mercantile gives notice of the required repurchase under this Section 7) and (B) the exercise price as determined pursuant to Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of shares of Bancshares Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price; and

    (iii) The difference between the Market/Tender Offer Price and the exercise price paid by Mercantile for any shares of Bancshares Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price.

  (b) In the event Mercantile exercises its rights under this Section 7, Bancshares shall, within 10 business days thereafter, pay the required amount to Mercantile by wire transfer of immediately available funds to an account designated by Mercantile and Mercantile shall surrender to Bancshares the Option and the certificates evidencing the shares of Bancshares Common Stock purchased thereunder with respect to which Mercantile then has Beneficial Ownership, and Mercantile shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

  (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Mercantile and reasonably acceptable to Bancshares.

  (d) For purposes of this Section 7, a Put Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or any similar transaction involving Bancshares or any purchase, lease or other acquisition of all or a substantial portion of the assets of Bancshares or (ii) upon the acquisition by any person of Beneficial Ownership of 50% or more of the then outstanding shares of Bancshares Common Stock, provided that no such event shall constitute a Put Event unless a Purchase Event shall have occurred prior to expiration or termination of the Option.

  8. Repurchase at Option of Bancshares and First Refusal.

  (a) Except to the extent that Mercantile shall have previously exercised its rights under Section 7, at the request of Bancshares during the six-month period commencing 13 months following the first occurrence of a Purchase Event, Bancshares may repurchase from Mercantile, and Mercantile shall sell to Bancshares, all (but not less than all, subject to Section 10) of the Bancshares Common Stock acquired by Mercantile pursuant hereto and with respect to which Mercantile has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share, (ii) the Per Share Repurchase Price or
(iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the average rate of interest announced by Mercantile as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Mercantile's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, accounting and investment banking fees. Any repurchase under this Section 8(a) shall be consummated in accordance with Section 7(b).

  (b) If, at any time after the occurrence of a Purchase Event and prior to the earlier of (i) the expiration of 18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Mercantile shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of Bancshares Common Stock acquired by it pursuant to the Option, it shall give Bancshares written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Mercantile to Bancshares, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Mercantile is proposing to transfer the Option or such shares to a third party. The purchase of the Option or any such shares by Bancshares shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Mercantile by wire transfer of immediately available funds to an account designated by Mercantile. In the event of the failure or refusal of Bancshares to purchase the Option or all the shares covered by the Offeror's Notice or if the Board or any other Regulatory Authority disapproves Bancshares' proposed purchase of the Option or such shares, Mercantile may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(b) shall not apply to (i) any disposition as a result of which the proposed transferee would Beneficially Own not more than 2% of the voting power of Bancshares or
(ii) any disposition of Bancshares Common Stock by a person to whom Mercantile has sold shares of Bancshares Common Stock issued upon exercise of the Option.

  9. Registration Rights.

  At any time after a Purchase Event, Bancshares shall, if requested by any holder or beneficial owner of shares of Bancshares Common Stock issued upon exercise of the Option (except any beneficial holder who acquired all of such holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (i) thereof) (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Bancshares Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Bancshares Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by Bancshares for inclusion in any registration statement to be filed hereunder. Bancshares shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Bancshares' expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such Bancshares Common Stock. In no event shall Bancshares be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Bancshares of Bancshares Common Stock or if a special audit of Bancshares would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Bancshares shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this
Section 9 from any Holder, Bancshares agrees to send a copy thereof to any other person known to Bancshares to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

  10. Severability.

  Any term, provision, covenant or restriction contained in this Option Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court or Regulatory Authority determines that applicable law will not permit Mercantile or any other person to acquire, or Bancshares to repurchase or purchase, the full number of shares of Bancshares Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Mercantile or such other person to acquire, or Bancshares to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

  11. Miscellaneous.

  (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

  (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

  (c) Successors; No Third Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

  (d) Assignment. Other than as provided in Sections 8 and 9 hereof, neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.

  (e) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.02 of the Merger Agreement (which is incorporated herein by reference).

  (f) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

  (g) Specific Performance. The parties hereto agree that if for any reason Mercantile or Bancshares shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

  (h) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

  (i) Regulatory Approvals; Section 16(b). If, in connection with (A) the exercise of the Option under Section 3 or a sale by Mercantile to a third party under Section 8, (B) a repurchase by Bancshares under Section 7 or a repurchase or purchase by Bancshares under Section 8, prior notification to or approval of the Board or any other Regulatory Authority is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. In the case of clause (A) of this subsection (i), such filing shall be made by Mercantile, and in the case of clause (B) of this subsection (i), such filing shall be made by Bancshares, provided that each of Mercantile and Bancshares shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby, including without limitation applying to the Board under the Holding Company Act for approval to acquire the shares issuable hereunder. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

  (j) No Breach of Merger Agreement Authorized. Nothing contained in this Option Agreement shall be deemed to authorize Bancshares to issue any shares of Bancshares Common Stock in breach of, or otherwise breach any of, the provisions of the Merger Agreement.

  (k) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                          MERCANTILE BANCORPORATION INC.

                                                  /s/ Thomas H. Jacobson
                                          By:__________________________________
                                            Name: Thomas H. Jacobson
                                            Title: Chairman, President
                                                 andChief Executive Officer

                                          MARK TWAIN BANCSHARES, INC.

                                                   /s/ John P. Dubinsky
                                          By:__________________________________
                                            Name: John P. Dubinsky
                                            Title: President and Chief
                                            Executive Officer

                                                                        ANNEX C

                    DISSENTERS' RIGHTS PROVISIONS UNDER THE
                 MISSOURI GENERAL AND BUSINESS CORPORATION LAW

  Set forth below is the text of the statutory dissenters' rights provisions under Section 351.455 of the Missouri General and Business Corporation Law.

351.455  SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN--
(i) If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

  (ii) If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

  (iii) If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

  (iv) The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                                        ANNEX D

                        [UBS Securities LLC Letterhead]

                                                                 March 19, 1997

The Board of Directors
Mercantile Bancorporation Inc.
One Mercantile Center
P.O. Box 524
St. Louis, Missouri 63166

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Mercantile Bancorporation Inc. (the "Company") of the exchange ratio (the "Exchange Ratio") in the proposed merger (the "Merger") of Mark Twain Bancshares, Inc. ("Mark Twain") with and into Ameribanc, Inc., a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger dated as of October 27, 1996 (the "Agreement") among the Company, Ameribanc, Inc. and Mark Twain. Pursuant to the Agreement, each outstanding share of common stock, par value $1.25 per share, of Mark Twain will be converted into the right to receive .952 shares of common stock, par value $5.00 per share, of the Company. The terms of the Merger are more fully set forth in the Agreement.

  We understand that the Merger is conditioned upon, among other things, receipt of a letter from the Company's independent auditors that the Merger will qualify for pooling-of-interests accounting treatment and an opinion of counsel that the Merger constitutes a tax-free transaction under the Internal Revenue Code. Pursuant to the Agreement, the Company and Mark Twain entered into a Stock Option Agreement ("the Stock Option Agreement") under which Mark Twain has granted to the Company an option to purchase up to 19.9% of the outstanding shares of Mark Twain common stock at the time of exercise at an exercise price of $42.375 per share.

  UBS Securities LLC, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the shares of the Company and Mark Twain for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We are acting as exclusive financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services.

  In arriving at our opinion, we have reviewed and relied upon material bearing upon the financial and operating condition of the Company and Mark Twain and the Merger, including the following: (i) the Agreement and the Stock Option Agreement; (ii) the Agreement and Plan of Reorganization between MBI and Roosevelt dated December 22, 1996 and the related Stock Option Agreement between MBI and Roosevelt dated December 22, 1996; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1996, of the Company, Roosevelt and Mark Twain; (iv) certain interim reports on Form 8-K of the Company, Roosevelt and Mark Twain filed subsequent to January 1, 1996; (v) certain other financial information concerning the businesses and operations of the Company, Roosevelt and Mark Twain furnished to us by the Company, Roosevelt and Mark Twain, including certain internal financial analyses, pro forma financial statements giving effect to the acquisition of Roosevelt and the Merger prepared by the senior management of the Company and forecasts for the Company, Roosevelt and Mark Twain prepared by the senior management of the Company; (vi) certain publicly available information concerning trading of, and the trading market for, the common stock of the Company and the common stock of Mark Twain; and (vii) certain publicly available information with respect to banks and bank holding companies and the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also held discussions with senior management of the Company and Mark Twain regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

  In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by the Company, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us or publicly available, and we have not assumed any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, we have relied upon the management of the Company as to the reasonableness of the pro forma financial statements (including the underlying assumptions, the adjustments giving effect thereto and the allocation of such adjustments) and the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have assumed, without independent verification, that the aggregate allowances for credit losses for the Company, Roosevelt and Mark Twain are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company, Roosevelt or Mark Twain, nor have we examined any individual credit files.

  We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of the Company and Mark Twain; (ii) the assets and liabilities of the Company and Mark Twain; (iii) certain pro forma combined financial information for the Company and Mark Twain; (iv) historical and current market data for the shares of common stock of the Company and Mark Twain; (v) stock market data for certain other companies, the securities of which are publicly traded, which we believe may be similar or comparable to the Company or Mark Twain; and (vi) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

  It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. This letter addresses only the fairness, from a financial point of view, to the shareholders of the Company of the consideration to be paid in the Merger pursuant to the Merger Agreement, does not address any other aspect of the Merger and should not be construed as any recommendation or advice to the Board of Directors to approve the Merger or to any shareholder of the Company to vote or take any other action in favor of the Merger.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

                                          Very truly yours,

                                          UBS SECURITIES LLC

                                                 /s/ Richard J. Barrett
                                          By: _________________________________
                                                     Managing Director

                                                   /s/ Tod D. Perkins
                                          By: _________________________________
                                                     Managing Director

                                                                        ANNEX E


                [Morgan Stanley & Co. Incorporated Letterhead]

                                                                 March 19, 1997

Board of Directors
Mark Twain Bancshares, Inc.
8820 Ladue Road
St. Louis, MO 63124

Members of the Board:

  We understand that Mark Twain Bancshares, Inc. ("Mark Twain"), Mercantile Bancorporation Inc. ("Mercantile") and a wholly owned subsidiary of Mercantile ("Merger Sub"), entered into an Agreement and Plan of Reorganization, dated October 27, 1996 (the "Merger Agreement"), which provides, among other things, for the merger of Mark Twain with and into Merger Sub (the "Merger"). Pursuant to the Merger, Mark Twain will become a wholly owned subsidiary of Mercantile and each outstanding share of common stock, par value $1.25 per share (the "Mark Twain Common Stock"), other than shares held in treasury or held by Mercantile or any subsidiary of Mercantile or as to which dissenters' rights have been perfected, will be converted into 0.952 shares (the "Exchange Ratio") of common stock, par value $5.00 per share, of Mercantile (the "Mercantile Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Mark Twain Common Stock (other than Mercantile and its affiliates).

  For purposes of the opinion set forth herein, we have:

    1. reviewed certain publicly available financial statements and other information of Mark Twain and Mercantile, respectively;

    2. reviewed certain internal financial statements and other financial and operating data concerning Mark Twain and Mercantile prepared by the managements of Mark Twain and Mercantile, respectively;

    3. analyzed certain financial projections of Mark Twain and Mercantile prepared by the managements of Mark Twain and Mercantile, respectively;

    4. discussed the past and current operations and financial condition and the prospects of Mark Twain and Mercantile with senior executives of Mark Twain and Mercantile, respectively;

    5. analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

    6. reviewed the reported prices and trading activity for the Mark Twain Common Stock and the Mercantile Common Stock;

    7. compared the financial performance of Mark Twain and Mercantile and the prices and trading activity of the Mark Twain Common Stock and the Mercantile Common Stock with that of certain other comparable publicly-traded companies and their securities;

    8. discussed the results of regulatory examinations of Mark Twain and Mercantile with the senior managements of the respective companies;

    9. discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of Mark Twain and Mercantile;

    10. reviewed and discussed with the senior managements of Mark Twain and Mercantile certain estimates of the cost savings and revenue enhancements projected by Mark Twain and Mercantile for the combined company and compared such amounts to those estimates in certain precedent transactions;

    11. reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

    12. participated in discussions and negotiations among representatives of Mark Twain and Mercantile and their legal advisors;

    13. reviewed the Merger Agreement, the Stock Option Agreement between Mark Twain and Mercantile and certain related documents; and

    14. considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Mark Twain and Mercantile for the purposes of this opinion. With respect to the financial projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Mark Twain and Mercantile. We have not made any independent valuation or appraisal of the assets or liabilities of Mark Twain or Mercantile, nor have we been furnished with any such appraisals, and we have not examined any individual loan credit files of Mark Twain or Mercantile. In addition, we have assumed the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Mark Twain or any of its assets.

  We have acted as financial advisor to the Board of Directors of Mark Twain in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Mark Twain and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of Mark Twain and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Mark Twain Common Stock should vote at the stockholders' meeting held in connection with the Merger.

  Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Mark Twain Common Stock (other than Mercantile and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                             /s/ William M. Weiant
                                          By: _________________________________
                                            William M. Weiant
                                            Managing Director

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

                                                                        ANNEX F

            RESOLUTION TO AMEND RESTATED ARTICLES OF INCORPORATION

                                      OF

                        MERCANTILE BANCORPORATION INC.

  The following amendment to the Restated Articles of Incorporation, as amended, of Mercantile Bancorporation Inc. (the "Company") shall be put to a vote of the shareholders of the Company at the Annual Meeting of Shareholders to be held April 24, 1997:

  RESOLVED, that Article 3 of the Restated Articles of Incorporation, as amended, of the Company shall be amended to increase the aggregate number of shares of Common Stock of the Company authorized for issuance from 100,000,000 to 200,000,000 and change the par value of the Common Stock from $5.00 per share to $0.01 per share.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

                                                                        ANNEX G

                        MERCANTILE BANCORPORATION INC.

                   AMENDED AND RESTATED STOCK INCENTIVE PLAN

1. PURPOSE

  The Mercantile Bancorporation Inc. (the "Company") Amended and Restated Stock Incentive Plan (the "Plan") is an amendment and restatement of the Mercantile Bancorporation Inc. 1994 Stock Incentive Plan. The purpose of the plan is to advance the interests of the Company and its shareholders by encouraging the success of the Company by providing for the acquisition of an equity interest by key employees, by providing additional incentives and motivation toward superior Company performance, and by enabling the Company to attract and retain the services of key employees upon whose judgment, talents, and special effort the successful conduct of its operations is largely dependent.

2. TERM

  The Plan shall be effective as of April 28, 1994, and shall remain in effect until the earlier of ten (10) years from the effective date or termination of the plan by the Board of Directors of the Company (the "Board"). If the Plan is terminated by the Board, no awards may be issued after the effective date of such termination, but, subject to the preceding sentence, previously issued awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3. PLAN ADMINISTRATION

  The Plan shall be administered by a committee (the "Committee") of and appointed by the Board consisting of three or more non-employee Directors each of whom is both (1) qualified to administer this Plan as contemplated by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), and
(2) considered to be an "outside director" as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations, forms and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments, forms and procedures, including subplans and the like, as may be necessary to comply with provisions of any applicable regulatory rulings. The Committee may delegate part or all of its administrative authority hereunder to one or more of its members, as the members by unanimous consent deem appropriate.

4. ELIGIBILITY

  Any employee of the Company shall be eligible to receive one or more awards under the Plan. "Employee" shall also include any former employee of the Company eligible to receive an assumed or replacement award as contemplated in Sections 5 and 6, and, for purposes of this Section 4, "Company" includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

5. SHARES OF COMMON STOCK SUBJECT TO THE PLAN

  (a) Subject to Section 6, the maximum aggregate number of shares of Common Stock of the Company ("Shares") which may be issued to participants under the Plan shall not exceed six million (6,000,000), plus any Shares which are forfeited or tendered pursuant to either or both of the following plans of the Company

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

which previously have received shareholder approval ("Prior Plans"): the Mercantile Bancorporation Inc. 1987 Stock Option Plan and the Mercantile Bancorporation Inc. 1991 Employee Incentive Plan. Of these shares, no more than six million (6,000,000) shall be issued to Participants pursuant to incentive stock options. In addition, the amount of shares representing forfeited or tendered shares shall not be available for awards to persons subject to Section 16 of the Act, to the extent necessary to comply with Rule 16b-3 under the Act. For purposes of this Section 5, the following shall apply: (i) "Forfeited" shares means any Shares issued pursuant to awards made under a Plan which are forfeited to the Company pursuant to award terms and conditions, including any Shares covered by grants made under any Prior Plan which are returned to the Company because of the cancellation, expiration or forfeiture of a grant made under such Prior Plan, as well as any shares which, at the expiration of the particular plan pursuant to its terms, remain unallocated to awards previously made under the plan; and (ii) "Tendered" shares means any Shares which have been exchanged, either actually or by attestation, by a person as full or partial payment made to the Company on or after the effective date of the Plan in connection with any award under the Plan.

  (b) Except as provided in Section 7, in no event shall more than eight hundred sixty thousand (860,000) Shares (plus the number of shares of Restricted Stock authorized under the Mercantile Bancorporation 1991 Employee Incentive Plan which either have not been awarded under that plan or have been awarded but subsequently forfeited pursuant to their terms) be issued in connection with the award of stock pursuant to Section 6(c), unless such stock was awarded as the payment form for grants or rights under any other employee or compensation plan of the Company. Additionally, the maximum number of Shares which may be awarded in the form of stock options or SARs to any one individual under the Plan shall be limited to one million two hundred thousand (1,200,000) Shares.

  (c) In instances where a stock appreciation right ("SAR") or other award is settled in cash or a form other than Shares, the Shares that would have been issued had there been no cash or other settlement shall nevertheless be deemed issued and shall no longer be available for issuance under the Plan. However, the payment of cash dividends and dividend equivalents in conjunction with outstanding awards shall not be counted against the Shares available for issuance, except to the extent required to comply with Rule 16b-3 under the Act. Any Shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the Shares available for issuance under the Plan.

  (d) Any Shares issued under the Plan may consist in whole or in part of authorized and unissued Shares or of treasury Shares, and no fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlement of awards under the Plan.

6. AWARDS

  The Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of or substitution for, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. The types of awards that may be granted under the Plan are:

    (a) Stock Options--A grant of a right to purchase a specified number of Shares during a specified period as determined by the Committee. The purchase price per share for each stock option shall be not less than 100% of Fair Market Value on the date of grant, except that, in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Market Value of a share on the date such other award was granted. A stock option may be in the form of an ISO which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. The price at which Shares

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  of Common Stock may be purchased under a stock option shall be paid in full at the time of the exercise in cash or such other method permitted by the Committee, including (i) tendering (either actually or by attestation) Shares; (ii) surrendering a stock award valued at Fair Market Value on the date of surrender; (iii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise; or (iv) any combination of the above. Options shall not be exercisable for a period of at least six months following the date of grant.

    (b) SARs--A right to receive a payment in cash and/or Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement, except that, in the case of a SAR granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Market Value of a share on the date such other award was granted. SARs shall not be exercisable for at least six months following the date of grant.

    (c) Stock Awards--An award made or denominated in Shares or units equivalent in value to Shares. All or part of any stock award may be subject to conditions and restrictions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives and other measurements of individual, business unit or Company performance. Stock received pursuant to any such award shall not be transferable for at least six months following the date of grant.

7. ADJUSTMENTS AND REORGANIZATIONS

  (a) In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares or the price of Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of Shares that may be issued under the Plan; (ii) each outstanding award made under the Plan; and (iii) the exercise price per share for any outstanding stock options, SARs or similar awards under the Plan.

  (b) Notwithstanding any other provision of this Plan and any terms of an agreement under which the Committee has granted an Award under this Plan, upon a Change in Control, outstanding Awards shall become immediately and fully exercisable or payable according to the following terms:

    (i) Any outstanding and unexercised Option shall become immediately and fully exercisable, and shall remain exercisable until it would otherwise expire by reason of lapse of time.

    (ii) During the six month and seven day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, a Participant shall have the right, in lieu of the payment of the Base Price of the shares of Stock being purchased under the Option and by giving notice to the Committee, to elect (within the Exercise Period) in lieu of exercise thereof, provided that if such Option is held by an officer or director of the Company (within the meaning of Section 16 of the Exchange Act) more than six (6) months from the grant thereof, to surrender all or part of the Option to the Company and to receive in cash, within 30 days of such notice, an amount equal to the amount by which the Change in Control Price per share of Stock on the date of such election shall exceed the Base Price per share of Stock under the Option multiplied by the number of shares of Stock granted under the Option as to which the right granted under this subsection 7(b)(ii) shall have been exercised. Change in Control Price shall mean the higher of (A)(i) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the highest price per share as quoted by National Market System of NASDAQ, (ii) for any period during which the

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  Stock shall not be listed for trading on a national securities exchange or its price reported by the National Market System of NASDAQ, but when prices for the Stock shall be reported by NASDAQ, the highest average of the high bid and low asked prices as reported by the NASDAQ, (iii) for any period during which the Stock shall be listed for trading on a national securities exchange, the highest closing price per share of Stock on such exchange as of the close of such trading day or (iv) the highest market price per share of Stock as determined by a nationally recognized investment banking firm selected by the Board of Directors in the event neither (i), (ii) or (iii) above shall be applicable, in each case during the 60-day period prior to and ending on the date of the Change in Control and (B) if the Change in Control is the result of a transaction or series of transactions described in subsections 16(a) or (c), the highest price per share of the Stock paid in such transaction or series of transactions (which in the case of subsection 16(a) shall be the highest price per share of the Stock as reflected in a Schedule 13D by the person having made the acquisition); provided, however, that with respect to any Incentive Stock Option, the Change in Control Price shall not exceed the market price of a share of Stock (to the extent required pursuant to Section 422 of the Internal Revenue Code of 1986, as amended) on the date of surrender thereof.

    (iii) Any outstanding and unexercised Stock Appreciation Rights (other than such rights which arise pursuant to subsection (b)(ii), above) shall become exercisable as follows:

      (1) Any SAR which may be surrendered in lieu of exercising a stock option or in conjunction with the exercise of a stock option may continue to be so surrendered in accordance with its terms.

      (B) Any SAR which may be surrendered upon the lapse of a stock option shall be deemed to have been surrendered if and when the Participant advises the Committee in writing of an election to have stock options with respect to which the SAR was granted treated as having lapsed.

      (2) Any SAR which may be surrendered independent of any stock option shall be exercisable immediately, without regard to limitations imposed upon such surrender which are related to the passage of time.

    (iv) The Committee shall provide in the Award agreement for the treatment to be accorded any Shares awarded pursuant to subsection 6(c) which Award has not expired or been forfeited before the occurrence of a Change in Control.

8. FAIR MARKET VALUE

  Fair Market Value for all purposes under the Plan shall mean the closing price of a Share as reported daily on the New York Stock Exchange Composite Tape and published in The Wall Street Journal or similar readily available public source for the date in question. If no sale of Shares was made on such date, the closing price of a Share as reported for the next preceding day on which a sale of Shares was made shall be used.

9. DIVIDENDS AND DIVIDEND EQUIVALENTS

  The Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or share equivalents.

10. DEFERRALS AND SETTLEMENTS

  Payment of awards may be in the form of cash, Shares, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferred amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]


11. AWARD AGREEMENTS

  Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each award which may include the term of an award (except that in no event shall the term of any ISO exceed a period of ten years from the date of its grant), the provisions applicable in the event the participant's employment terminates, and the Committee's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any award. The Committee may, but need not, require the execution of any such agreement, in which case acceptance of the award by the respective participant shall constitute agreement to the terms of the award.

12. PLAN AMENDMENT

  The Plan may be amended only by a disinterested majority of the Board of Directors as it deems necessary or appropriate to better achieve the purpose of the Plan, except that no such amendment which would increase the number of Shares available for issuance in accordance with Sections 5 and 6 or otherwise cause the Plan not to comply with either Rule 16b-3, or any successor rule, under the Act or Section 162(m) of the Code shall be effective without the approval of the Company's shareholders.

13. TAX WITHHOLDING

  The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of Shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit Shares to be used to satisfy required tax withholding and such Shares shall be valued at the Fair Market Value as of the settlement date of the applicable award. Any election by a person subject to Section 16 of the Act to have Shares withheld from the payment of an award hereunder to satisfy tax withholding obligations shall be made in compliance with Rule 16b-3.

14. OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS

  Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments from or benefits under any Company benefit plan, severance program or severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

15. FUTURE RIGHTS

  No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company.

16. CHANGE IN CONTROL

  For purposes of this Plan, Change in Control shall mean:

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliated companies or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c), below, are satisfied; or

    (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the
  Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
  (ii) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or of the corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

    (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or of such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) then beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

17. MISCELLANEOUS

  (a) Unfunded Plan: Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

  (b) Assignment; Encumbrances: The right to receive an award, and the right to receive payment with respect to any award under this Plan are not assignable or transferable and shall not be subject to any encumbrances, liens, pledges or charges of the participant or to claims of the participant's creditors. Any attempt to assign, transfer, hypothecate or attach any rights with respect to or derived from any award, or any rights with respect to or derived from an award, shall be null and void and of no force and effect whatsoever.

  (c) Successors and Assigns: The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

  (d) Designation of Beneficiaries: A participant may designate in writing a beneficiary or beneficiaries to receive any distribution under the Plan which is made after the participant's death, provided, however, that if at the time any such distribution is due, there is no designation of a beneficiary in force or if any person (other than a trustee or trustees) as to whom a beneficiary designation was in force at the time of the participant's death shall have died before the payment became due and the participant has failed to provide in such beneficiary designation for any person or persons to take in lieu of such deceased person, the person or persons entitled to receive such distribution (or part thereof, as the case may be) shall be the participant's executor or administrator.

  (e) Governing Law: The validity, construction and effect of the Plan and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Missouri and applicable federal law.

  (f) Rights as a Shareholder: A participant shall have no rights as a shareholder with respect to an award until the participant actually becomes a holder of record of Shares distributed with respect thereto.

  (g) Notices: All notices or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand delivered, or if mailed by certified mail, addressed to the participant at the address contained in the records of the Company or to the Company at its principal office, as applicable.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

                                                                        ANNEX H

                        MERCANTILE BANCORPORATION INC.

          AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN

                     SECTION 1. ESTABLISHMENT AND PURPOSE

  1.1. Establishment of the Plan. Mercantile Bancorporation Inc. (the "Company") hereby establishes the Amended and Restated Executive Incentive Compensation Plan as herein set forth (herein referred to as the "Plan"). The Plan is an amendment and restatement of the Mercantile Bancorporation Inc. 1994 Executive Incentive Compensation Plan.

  1.2. Purpose. The purpose of the Plan is to enable the Company to attract and retain selected senior officers and to motivate superior levels of performance by providing such officers with annual bonus opportunities based upon preestablished performance objectives. The plan is designed to qualify such bonus opportunities as "performance-based" under federal tax laws.

  1.3. Effective Date. The effective date of the Plan is January 1, 1994, subject to approval of the material terms of the Plan by the Company's shareholders. The Plan will remain in effect until terminated by the Board or April 23, 2002, whichever shall first occur.

                            SECTION 2. DEFINITIONS

  2.1. Definitions. Whenever used herein, the following terms will have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

    (a) "Board" means the Board of Directors of the Company.

    (b) "Base Salary" means the regular base salary, exclusive of any bonuses, incentive pay, special awards, or other compensation earned by or awarded to a Participant, and exclusive of any awards under this Plan.

    (c) "Cause" means: (1) substantial nonperformance of duties which continues after the Company advises the Participant of such nonperformance, or failure to substantially meet stated performance standards, goals or objectives (other than as a result of incapacity due to a physical or mental condition), or any other breach of any Employment Agreement between the Employer and the Participant; (2) the Participant's commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (3) the Employer's right to discontinue the Participant's employment in the Participant's then current position in order to comply with applicable laws and regulations or satisfy the official orders, recommendations, and/or requirements of any regulatory agency, body, or official having jurisdiction over the Employer.

    (d) "Committee" means the Compensation and Management Development Committee of the Board, or another committee appointed by the Board to serve as the administrator for the Plan, which committee at all times consists of persons who are "outside directors" as that term is defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

    (e) "Company" means Mercantile Bancorporation Inc., a Missouri corporation.

    (f) "Chief Executive" means the Chief Executive Officer of the Company.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

    (g) "Disability" means a condition by reason of which (1) a Participant's Base Salary payments have been discontinued by his Employer, and (2) he is on leave of absence because of sickness or other disability, and (3) he is receiving monthly payments under the Group Long-Term Disability Plan.

    (h) "Employee" means a regular, active, full-time salaried employee of the Employer who is in a position meeting the defined eligibility criteria for participation in the Plan.

    (i) "Employer" means the Company and any entity that is a subsidiary or affiliate of the Company.

    (j) "Final Award" means the award earned by each Participant at the end of the Plan Year.

    (k) "Participant" means an officer or other key Employee who is approved by the Committee for participation in the Plan.

    (l) "Performance Objectives" means the performance criteria and the achievement goals established by the Committee for a Plan Year.

    (m) "Plan Year" means the Company's fiscal year commencing January 1 and ending December 31.

    (n) "Retirement" means cessation of active services or of the actual performance of regular duties by a Participant, other than a disabled Participant, and retirement from the employ of all Employers.

    (o) "Target Incentive Award" means the potential award to be earned by a Participant for a Plan Year.

    (p) "Target Incentive Award Pool" means the sum of all individual Target Incentive Awards.

  2.2. Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also will include the feminine, and the definition of any term in the singular may include the plural.

  2.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

                   SECTION 3. ELIGIBILITY AND PARTICIPATION

  3.1. Eligibility. Eligibility for participation in the Plan will be limited to the Chief Executive, those who report directly to the Chief Executive and other key Employees who, by the nature and scope of their positions, are materially responsible for the management, growth, and success of the Company.

  3.2. Participation. Participation in the Plan will be determined annually by the Committee. Employees approved for participation will be notified of their selection as soon after approval as practicable.

  3.3. Termination of Approval. The Committee may withdraw approval for a Participant's participation at any time. In the event of such withdrawal, the Employee concerned will cease to be a Participant as of the date of such withdrawal. The Employee will be notified of such withdrawal as soon as practicable following the Committee's action. A Participant who is withdrawn from participation under this Section will not receive any award for the Plan Year, except and to the extent that the Committee decides otherwise in its sole discretion.

  3.4. No Automatic Right to Participate. No Participant or other Employee will at any time have a right to be selected for participation in the Plan for any Plan Year, despite having been selected for participation in a previous Plan Year.

               SECTION 4. DETERMINATION OF PERFORMANCE CRITERIA

  4.1. Company Performance Criteria. The Committee will establish, prior to the beginning of each Plan Year (or prior to any other later date allowable under Section 162(m)), a planned level of Company performance at which 100% of the Target Incentive Award Pool will be made available for allocation to the Participants. The performance basis for the Target Incentive Award Pool shall be determined based upon any one or more of the following financial measures of the Company: (i) net income; (ii) return on assets; (iii) return on equity;
(iv) earnings per share growth over the performance period; (v) overhead ratio; (vi) expense to assets ratio; (vii) total shareholder return; (viii) net interest rate margin; and/or (ix) shareholder value added measures, where shareholder value added generally represents net operating profits after taxes, less an equity capital charge. Such performance objectives may be applied individually or in any combination and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, divestitures, minority interests, partnerships or joint ventures, or, where applicable, on a relative or absolute basis or on a per share or an aggregate basis.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  4.2. Participant Performance Criteria. Prior to the beginning of each Plan Year (or prior to any other later date allowable under Section 162(m)), the Committee will establish and approve, as to the Chief Executive and as to all other Participants, Performance Objectives for the Chief Executive and for each of the other Participants, respectively.

                     SECTION 5.  FINAL AWARD DETERMINATION

  5.1. Target Incentive Awards. Prior to the beginning of each Plan Year (or prior to any other later date allowable under Section 162(m)), the Committee, as to the Chief Executive and as to all other Participants, will establish and approve Target Incentive Award levels for the Chief Executive and for each of the other Participants, respectively, based upon the attainment of the established Performance Objectives by each such Participant. The established Target Incentive Award levels will vary in relation to the Participant's duties and responsibilities, provided that no Participant can receive in any year under the Plan an amount in excess of one-half of one percent (0.5%) of the Company's net income, as reported in the Company's audited financial statements, excluding conforming adjustments and such other non-recurring or extraordinary items as the Committee determines are not representative of the Company's ongoing operations.

  5.2. Target Incentive Pool Development. During each Plan Year, the Company will accrue a Target Incentive Award Pool equal to the sum of the Target Incentive Awards for all Plan Participants.

  5.3. Company Performance Measurement. At the end of each Plan Year, the Committee will determine the Company's performance relative to established Performance Objectives.

  5.4. Individual Award Determination. A Participant's Final Award will be determined solely on the basis of the Participant's performance relative to the attainment of the established Performance Objectives.

  5.5. Payment of Awards. A Participant's Final Award will be paid in cash as soon as is practicable following the end of the Plan Year; provided, however, that the Committee may, in its sole discretion and without consultation with a Participant, and on terms and conditions determined by it to be necessary or appropriate, pay before the end of the Plan Year all or any portion of the Final Award earned by all or any number of Participants during such Plan Year if the Committee establishes reasonable procedures to assure the repayment of any amounts paid to a Participant in excess of his or her actual Final Award immediately after the determination of such actual Final Award. Such accelerated payment of the Final Award shall be based on the estimated financial performance of the Company for such Plan Year relative to established Performance Objectives and shall be awarded in accordance with
Section 5.4 of the Plan. An additional payment, if any, reflecting the difference between the amount of the Participant's actual Final Award and the amount of the accelerated payment shall be paid to the Participant following the release of the Company's audited financial statements pertaining to that Plan Year. In addition, the Committee may elect to delay the payment of all or a portion of a Participant's Final Award until such time as the amount payable would be deductible to the Company as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended.

                     SECTION 6.  TERMINATION OF EMPLOYMENT

  6.1. Termination of Employment Due to Death, Disability, or Retirement. If a Participant's employment ends because of death, Disability, or Retirement, the Final Award, as determined under Section 5.5, will be adjusted to reflect participation prior to termination. The Final Award thus determined will be paid as soon as practicable following the release of the Company's audited financial statements pertaining to that Plan Year.

                  [ADDITIONAL PAGE TO MBI SHAREHOLDERS ONLY]

  6.2. Termination of Employment for Other Reasons. In the event a Participant's employment ends for any reason other than death, Disability, or Retirement, all of the Participant's rights to a Final Award for the Plan Year then in progress will be forfeited. However, except when employment ends for Cause, the Committee, in its sole discretion, may approve an award for the portion of the Plan Year that the Participant was employed by the Employer.

                       SECTION 7. RIGHTS OF PARTICIPANTS

  7.1. Employment. Nothing in this Plan will interfere with or limit in any way the right of the Employer to terminate a Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of an Employer.

  7.2. Nontransferability. No right or interest of any Participant in this Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge, and bankruptcy.

  7.3. No Funding. Nothing contained in this Plan and no action taken thereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or any other person. Amounts due under this Plan at any time and from time to time will be paid from the general funds of the Company. To the extent that any person acquires a right to receive payments thereunder, such right shall be that of an unsecured general creditor of the Company.

  7.4. No Rights Prior to Award Approval. No Participant will have any right to payment of a Final Award unless and until it has been determined and approved under Section 5.5.

                           SECTION 8. ADMINISTRATION

  8.1. Administration. This Plan will be administered by the Committee according to any rules that it may establish from time to time that are not inconsistent with the provisions of the Plan.

  8.2. Expenses of the Plan. The expenses of administering the Plan will be borne by the Company.

                        SECTION 9. REQUIREMENTS OF LAW

  9.1. Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Missouri.

  9.2. Withholding Taxes. The Company has the right to deduct from all payments under this Plan any Federal, State, or local taxes required by law to be withheld with respect to such payments.

                     SECTION 10. AMENDMENT AND TERMINATION

  10.1. Amendment and Termination. The Committee, in its sole and absolute discretion may modify or amend any or all of the provisions of this Plan at any time and from time to time, without notice, and may suspend or terminate it entirely. However, no such modification, amendment, suspension, or termination, may, without the consent of the Participant (or his beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his beneficiary as the case may be) to a payment or distribution thereunder to which he is entitled by reason of an award as approved by the Committee under Section 5.5.

                      SECTION 11. BENEFICIARY DESIGNATION

  11.1. Beneficiary Designation. Each Participant under the Plan, may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, will be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death will be paid to the Participant's estate.

PROXY                                                                PROXY
                      MERCANTILE BANCORPORATION INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 24, 1997

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) T.H. JACOBSEN, J.Q. ARNOLD and J.W. BILSTROM, and each of them, with or without the others, proxies, with full power of substitution, to vote on the following matters as directed hereon all shares of stock of Mercantile Bancorporation Inc. (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri, on Thursday, April 24, 1997, at 10:00 A.M., local time, and all adjournments thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.

1. ELECTION OF CLASS III DIRECTORS
   Election of three Class III directors to hold office for terms of three years expiring in 2000 or until their successors have been duly elected and qualified.
   Nominees: HARRY M. CORNELL Jr., THOMAS H. JACOBSEN and PATRICK T. STOKES

2. ELECTION OF CLASS II DIRECTOR
   Election of nominee CRAIG D. SCHNUCK as a Class II director to hold office for a term of two years expiring in 1999 or until his successor has been duly elected and qualified.

3. Approval and adoption of the Agreement and Plan of Reorganization, dated October 27, 1996, as amended ("Merger Agreement"), by and between Mercantile Bancorporation Inc., Ameribanc, Inc. and Mark Twain Bancshares, Inc.

4. Adoption of the Amendment to the Restated Articles of Incorporation of Mercantile Bancorporation Inc. ("Articles").

5. Adoption of the Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan ("Stock Incentive Plan")

6. Adoption of the Mercantile Bancorporation Inc. Amended and Restated Executive Incentive Compensation Plan ("Executive Incentive Plan")

7. In their discretion, upon any other business, including adjournments of the meeting, which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND THE PROPOSALS LISTED. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                              (SEE REVERSE SIDE)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                          m  FOLD AND DETACH HERE  m

This is your ticket of admission to the Annual Meeting of Shareholders of Mercantile Bancorporation Inc., to be held at the Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri on Thursday, April 24, 1997, at 10:00 A.M., local time.

If you plan to attend the meeting, please check box number 9 on the proxy form. Please detach this card and bring it with you to the meeting for presentation at the door.

Please note: Cameras and recording devices are not permitted at the Annual Meeting.

THIS TICKET WILL ADMIT THE SHAREHOLDER(S) WHOSE NAME(S) APPEAR(S) ABOVE AND IS
                               NONTRANSFERABLE.

3262--MERCANTILE BANCORPORATION INC.

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


1. Election of Class III Directors--(see reverse) For   Withhold  For All
   reverse) for, except vote withheld from the    All      All    Except
   from the following nominee(s):                 [_]      [_]      [_]

2. Election of Class II Directors--(see reverse). [_]      [_]

                                                  For   Against   Abstain
3. Approval and adoption of Merger Agreement.     [_]      [_]      [_]

4. Adoption of Amendment to Articles.             [_]      [_]      [_]

5. Adoption of the Stock Incentive Plan.          [_]      [_]      [_]

6. Adoption of the Executive Incentive Plan.      [_]      [_]      [_]

7. In their discretion, upon any other            [_]      [_]      [_]
   business which may properly come before
   the meeting.

8. Check here if address change is noted.         [_]

9. Check here if you will attend the meeting.     [_]




                                           Dated________________________ , 1997

Signature(s) __________________________________________________________________

-------------------------------------------------------------------------------
NOTE: Please sign exactly as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                   arrow up  FOLD AND DETACH HERE  arrow up




MERCANTILE BANCORPORATION INC.
------------------------------
ANNUAL MEETING OF SHAREHOLDERS
------------------------------
       ADMISSION TICKET
       ----------------
  APRIL 24, 1997, 10:00 A.M.                          [MAP]
  --------------------------
CERVANTES CONVENTION CENTER AT AMERICA'S CENTER, LECTURE HALL
-------------------------------------------------------------
  701 CONVENTION PLAZA, ST. LOUIS, MISSOURI 63101
  -----------------------------------------------

PROXY                                                          PROXY
                          MARK TWAIN BANCSHARES, INC.

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
  THE BANCSHARES SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1997

  The undersigned hereby appoints Alvin J. Siteman and John P. Dubinsky, either of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned to vote all shares of Common Stock of MARK TWAIN BANCSHARES, INC., a Missouri corporation (the "Company"), held by the undersigned, with full power of substitution and revocation, with the same force and effect as the undersigned would be entitled to vote if personally present at the Bancshares Special Meeting of Shareholders of the Company to be held at the Auditorium of the Saint Louis Art Museum, Forest Park, St. Louis, Missouri, on April 22, 1997, at 4:00 p.m. (Central Daylight Time), and at any adjournment or postponement thereof, as follows:

   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


3338--MARK TWAIN BANCSHARES, INC.

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

The Company's Board of Directors recommends a vote "FOR" the approval and adoption of the Merger Agreement.

1. Approval and adoption of the Agreement and Plan       For   Against   Abstain
   of Reorganization, dated October 27, 1996,            [_]     [_]       [_]
   as amended (the "Merger Agreement"), by and between Mercantile Bancorporation Inc., a Missouri corporation, Ameribanc, Inc., a Missouri corporation, and the Company.

2. OTHER MATTERS: Discretionary authority is hereby granted to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is submitted, but no directions are made, this proxy will be voted "FOR" the approval and adoption of the Merger Agreement.

The undersigned hereby acknowledges receipt of the Notice of Bancshares Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus, each dated
         , 1997, furnished herewith.


                                    Dated: _______________________________, 1997

Signature(s):___________________________________________________________________

________________________________________________________________________________

Title or Authority: ____________________________________________________________
IMPORTANT: Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy. If executed by a partnership, this proxy should be signed by an authorized partner.

See back side for important information.

--------------------------------------------------------------------------------
                   arrow up  FOLD AND DETACH HERE  arrow up

                            YOUR VOTE IS IMPORTANT.

        PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.


3338--MARK TWAIN BANCSHARES, INC.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for proper expenses. Section 331.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably, incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsections (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or, as provided in Article 12 of the Restated Articles of Incorporation of the Registrant, which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

  Article 12 of the Restated Articles of Incorporation of the Registrant provides that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and may also extend the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

  Pursuant to directors' and officers' liability insurance policies, with total limits of $45,000,000 per loss, the Registrant's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS. See Exhibit Index.

  (b) FINANCIAL STATEMENT SCHEDULES. Not Applicable.

  (c) REPORTS, OPINIONS OR APPRAISALS. Not Applicable.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON MARCH 19, 1997.

                                          Mercantile Bancorporation Inc.

                                                  /s/ Thomas H. Jacobsen
                                          By: _________________________________
                                                     THOMAS H. JACOBSEN
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF MERCANTILE BANCORPORATION INC., HEREBY SEVERALLY AND INDIVIDUALLY CONSTITUTE AND APPOINT THOMAS H. JACOBSEN AND JOHN Q. ARNOLD, AND EACH OF THEM, THE TRUE AND LAWFUL ATTORNEYS AND AGENTS OF EACH OF US TO EXECUTE IN THE NAME, PLACE AND STEAD OF EACH OF US (INDIVIDUALLY AND IN ANY CAPACITY STATED BELOW) ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT ON FORM S-4 REGISTERING THE ISSUANCE BY MERCANTILE BANCORPORATION INC. OF SHARES OF ITS COMMON STOCK, AND THE PREFERRED SHARE PURCHASE RIGHTS WHICH TRADE THEREWITH, IN CONNECTION WITH THE PROPOSED MERGER WITH MARK TWAIN BANCSHARES, INC., AND ALL INSTRUMENTS NECESSARY OR ADVISABLE IN CONNECTION THEREWITH AND TO FILE THE SAME WITH THE SECURITIES AND EXCHANGE COMMISSION, EACH OF SAID ATTORNEYS AND AGENTS TO HAVE THE POWER TO ACT WITH OR WITHOUT THE OTHERS AND TO HAVE FULL POWER AND AUTHORITY TO DO AND PERFORM IN THE NAME AND ON BEHALF OF EACH OF THE UNDERSIGNED EVERY ACT WHATSOEVER NECESSARY OR ADVISABLE TO BE DONE IN THE PREMISES AS FULLY AND TO ALL INTENTS AND PURPOSES AS ANY OF THE UNDERSIGNED MIGHT OR COULD DO IN PERSON, AND WE HEREBY RATIFY AND CONFIRM OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS AND AGENTS OR EACH OF THEM TO ANY AND ALL SUCH AMENDMENTS AND INSTRUMENTS.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE

       /s/ Thomas H. Jacobsen           Chairman of the         March 19, 1997
-------------------------------------    Board, President,
    THOMAS H. JACOBSEN PRINCIPAL         Chief Executive
          EXECUTIVE OFFICER              Officer and
                                         Director

         /s/ John Q. Arnold             Senior Executive        March 19, 1997
-------------------------------------    Vice President and
 JOHN Q. ARNOLD PRINCIPAL FINANCIAL      Chief Financial
               OFFICER                   Officer

       /s/ Michael T. Normile           Senior Vice             March 19, 1997
-------------------------------------    President-- Finance
    MICHAEL T. NORMILE PRINCIPAL         and Control
         ACCOUNTING OFFICER

                                              Director                , 1997
-------------------------------------
        HARRY M. CORNELL, JR.

         /s/ William A. Hall                  Director          March 19, 1997
-------------------------------------
           WILLIAM A. HALL

         /s/ Thomas A. Hays                   Director          March 19, 1997
-------------------------------------
           THOMAS A. HAYS

         /s/ Frank Lyon, Jr.                  Director          March 19, 1997
-------------------------------------
           FRANK LYON, JR.

        /s/ Edward A. Mueller                 Director          March 19, 1997
-------------------------------------
          EDWARD A. MUELLER

        /s/ Robert W. Murray                  Director          March 19, 1997
-------------------------------------
          ROBERT W. MURRAY

         /s/ Harvey Saligman                  Director          March 19, 1997
-------------------------------------
           HARVEY SALIGMAN

              SIGNATURE                         TITLE                DATE

        /s/ Craig D. Schnuck                  Director          March 19, 1997
-------------------------------------
          CRAIG D. SCHNUCK

         /s/ Robert L. Stark                  Director          March 19, 1997
-------------------------------------
           ROBERT L. STARK

        /s/ Patrick T. Stokes                 Director          March 19, 1997
-------------------------------------
          PATRICK T. STOKES

         /s/ John A. Wright                   Director          March 19, 1997
-------------------------------------
           JOHN A. WRIGHT

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
    2.1  Agreement and Plan of Reorganization, dated as of October 27,
         1996, by and between Registrant, Ameribanc, Inc. and Mark Twain
         Bancshares, Inc. ("Bancshares"), filed as Exhibit 2.1 to
         Registrant's Current Report on Form 8-K, dated November 6,
         1996, is incorporated herein by reference.
    2.2  Amendment to Agreement and Plan of Reorganization, dated
         January 24, 1997, by and among Registrant, Ameribanc, Inc. and
         Bancshares, filed as Exhibit 10.16 to Amendment No. 2 to
         Registrant's Registration Statement No. 333-17757, is
         incorporated herein by reference.
    2.3  Stock Option Agreement, dated October 27, 1996, between
         Registrant and Bancshares, included as Annex B to the
         accompanying Joint Proxy Statement/Prospectus.
    3.1  Registrant's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3(i) to Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30,
         1994 (File No. 1-11792), are incorporated herein by reference.
    3.2  Registrant's By-Laws, as amended and currently in effect, filed as Exhibit 3.2 to Amendment No. 2 to Registrant's Registration
         Statement No. 333-17757, are incorporated herein by reference.
    4.1  Form of Indenture Regarding Subordinated Securities between
         Registrant and The First National Bank of Chicago, Trustee,
         filed as Exhibit 4-1 to Registrant's Report on Form 8-K dated
         September 24, 1992 (File No. 1-11792), is incorporated herein by reference.
    4.2  Form of Indenture Regarding Floating Rate Junior Subordinated
         Definable Interest Debentures Due 2027 between Registrant and the Chase Manhattan Bank, as Trustee, filed as Exhibit 4.2 to
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-11792), is incorporated herein by reference.
    4.3  Form of First Supplemental Indenture Regarding Floating Rate
         Junior Subordinated Definable Interest Debentures Due 2027
         between Registrant and the Chase Manhattan Bank, as Trustee, filed as Exhibit 4.3 to Registrant's Annual Report on Form 10-K
         for the fiscal year ended December 31, 1996 (File No. 1-11792), is incorporated herein by reference.
    4.4  Rights Agreement, dated as of May 23, 1988, between Registrant and Mercantile Bank National Association, as Rights Agent
         (including as exhibits thereto the form of Certificate of
         Designation, Preferences and Rights of Series A Junior
         Participating Preferred Stock and the form of Right
         Certificate), filed on May 24, 1988 as Exhibits 1 and 2 to
         Registrant's Registration Statement on Form 8-A (File No. 1-
         11792), is incorporated herein by reference.
    5    Form of Opinion of Jon W. Bilstrom as to the legality of the securities being issued.
    8.1  Form of Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters in the Merger.
    8.2  Form of Opinion of Sidley & Austin as to certain tax matters in the Merger.
   10.1  The Mercantile Bancorporation Inc. 1987 Stock Option Plan as
         amended, filed as Exhibit 10-3 to Registrant's Report on Form
         10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.
   10.2  The Mercantile Bancorporation Inc. Executive Incentive
         Compensation Plan, filed as Appendix C to Registrant's
         definitive Proxy Statement for the 1994 Annual Meeting of
         Shareholders, is incorporated herein by reference.
   10.3  The Mercantile Bancorporation Inc. Employee Stock Purchase
         Plan, filed as Exhibit 10-7 to Registrant's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
   10.4  The Mercantile Bancorporation Inc. 1991 Employee Incentive
         Plan, filed as Exhibit 10-7 to Registrant's Report on Form 10-K for the year ended December 31, 1990 (File No. 1-11792), is incorporated herein by reference.
   10.5  Amendment Number One to the Mercantile Bancorporation Inc. 1991
         Employee Incentive Plan, filed as Exhibit 10-6 to Registrant's
         Report on Form 10-K for the year ended December 31, 1994 (File
         No. 1-11792), is incorporated herein by reference.
   10.6  The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan,
         filed as Appendix B to Registrant's definitive Proxy Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.
   10.7  The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan
         for Non-Employee Directors, filed as Appendix E to Registrant's definitive Proxy Statement for the 1994 Annual Meeting of
         Shareholders, is incorporated herein by reference.
   10.8  The Mercantile Bancorporation Inc. Voluntary Deferred
         Compensation Plan, filed as Appendix D to Registrant's
         definitive Proxy Statement for the 1994 Annual Meeting of
         Shareholders, is incorporated herein by reference.
   10.9  Form of Employment Agreement for Thomas H. Jacobsen, as
         amended, filed as Exhibit 10-8 to Registrant's Report on Form
         10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.
   10.10 Form of Change of Control Employment Agreement for John W.
         McClure, W. Randolph Adams, John Q. Arnold and Certain Other
         Executive Officers, filed as Exhibit 10-10 to Registrant's
         Report on Form 10-K for the year ended December 31, 1989 (File
         No. 1-11792), incorporated herein by reference.
   10.11 Agreement and Plan of Reorganization, dated August 4, 1995, by and between Registrant and Hawkeye Bancorporation, filed as
         Exhibit 2.1 to MBI's Registration Statement No. 33-63609, is
         incorporated herein by reference.
   10.12 The Mercantile Bancorporation Inc. Supplemental Retirement
         Plan, filed as Exhibit 10-12 to Registrant's Report on Form 10-
         K for the year ended December 31, 1992 (File No. 1-11792), is incorporated herein by reference.
   10.13 Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and Roosevelt Financial Group, Inc., filed as Exhibit 2.1 to MBI's Current Report on Form 8-K, dated
         December 22, 1996, is incorporated herein by reference.
   23.1  Form of Consent of KPMG Peat Marwick LLP with regard to use of its report on Registrant's financial statements.
   23.2  Form of Consent of Ernst & Young LLP with regard to the use of its report on Bancshares' financial statements.
   23.3  Form of Consent of Jon W. Bilstrom (included in Exhibit 5).
   23.4  Form of Consent of Wachtell, Lipton, Rosen & Katz (included in
         Exhibit 8.1).
   23.5  Form of Consent of Sidley & Austin (included in Exhibit 8.2).
   23.6  Form of Consent of UBS Securities LLC.
   23.7  Form of Consent of Morgan Stanley & Co. Incorporated.
   24.1  Power of Attorney (included on signature page).
   99.1  Form of Support Agreement, dated as of October 27, 1996, by and between Registrant and certain directors and officers of
         Bancshares.
   99.2  Consent of Alvin J. Siteman to the use of his name as a person about to become a director of Registrant.

                                       2